As filed with the Securities and Exchange Commission on December 22, 2000.
                                                     Registration No. 333-
                                                     Registration No. 333-   -01

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
     PRIVATEBANCORP, INC.                    PRIVATEBANCORP CAPITAL TRUST I
            (Exact name of Co-Registrants as specified in charters)

            Delaware                        36-3681151                        Delaware                        Applied for
 (State or Other Jurisdiction of         (I.R.S. Employer          (State or Other Jurisdiction of         (I.R.S. Employer
 Incorporation or Organization)         Identification No.)        Incorporation or Organization)       Identification Number)

                                     6022
           (Primary Standard Industrial Classification Code Number)

              Ten North Dearborn Street, Chicago, Illinois 60602
                                (312) 683-7100
                  (Address, including zip code, and telephone
                        number, including area code, of
                      Co-Registrants' principal executive
                                   offices)

                                 Gary L. Svec
                            Chief Financial Officer

              Ten North Dearborn Street, Chicago, Illinois 60602
                                (312) 683-7100
                    (Name, address, including zip code, and
                   telephone number, including area code, of
                     agent for service for Co-Registrants)

                                  Copies To:

     Jennifer R. Evans, Esq.                           Thomas C. Erb, Esq.
      Jennifer D. King, Esq.                            Tom W. Zook, Esq.
Vedder, Price, Kaufman & Kammholz                  Lewis, Rice & Fingersh, L.C.
     222 North LaSalle Street                      500 N. Broadway, Suite 2000
     Chicago, Illinois 60601                        St. Louis, Missouri 63102
          (312) 609-7500                                  (314) 444-7600

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                Proposed Maximum       Proposed Maximum
          Title of Each Class of             Amount to be      Aggregate Offering          Aggregate               Amount of
       Securities to be Registered           Registered/(1)/    Price per Share         Offering Price         Registration Fee/(2)/
------------------------------------------------------------------------------------------------------------------------------------
___ % Cumulative Trust Preferred
    Securities of PrivateBancorp Capital
    Trust I...............................     2,000,000             $10.00               $20,000,000                 $5,000
___ % Junior Subordinated Debentures
    due 2030 of PrivateBancorp, Inc./(3)(4)/
Guarantee of Preferred Securities/(3)(5)/...
====================================================================================================================================

(1) Includes 200,000 of preferred securities which may be sold by PrivateBancorp Capital Trust I to cover over-allotments.

(2)  The registration fee is calculated in accordance with Rule 457(i) and (n).

(3) This Registration Statement is deemed to cover the __% Junior Subordinated Debentures due 2030 of PrivateBancorp, Inc., the rights of holders of ___% Junior Subordinated Debentures of PrivateBancorp, Inc. under the Indenture, and the rights of holders of the Preferred Securities under the Trust Agreement, the Guarantee and the Expense Agreement entered into by PrivateBancorp, Inc.

(4) The ___% Junior Subordinated Debentures due 2030 will be purchased by PrivateBancorp Capital Trust I with the proceeds of the sale of the Preferred Securities. Such securities may later be distributed for no additional consideration to the holders of the Preferred Securities of PrivateBancorp Capital Trust I upon its dissolution and the distribution of its assets.

(5)  No separate consideration will be received for this Guarantee.

         The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                SUBJECT TO COMPLETION, DATED DECEMBER 22, 2000.

PROSPECTUS

                        1,800,000 Preferred Securities

                        PRIVATEBANCORP CAPITAL TRUST I

                   % Cumulative Trust Preferred Securities
                (Liquidation Amount $10 Per Preferred Security)

               Fully, irrevocably and unconditionally guaranteed on a subordinated basis, as described in this prospectus, by

                          PRIVATEBANCORP, INC. [LOGO]

                             ____________________

         PrivateBancorp Capital Trust I is offering 1,800,000 preferred securities at $10 per security. The preferred securities represent an indirect interest in our __% subordinated debentures. The debentures have the same payment terms as the preferred securities and will be purchased by the trust using the proceeds from its offering of the preferred securities.

         The preferred securities are expected to be approved for inclusion in the Nasdaq National Market under the symbol "PVTBP." Trading is expected to commence on or prior to delivery of the preferred securities.

                             ____________________

Investing in the preferred securities involves risks. See "Risk Factors" beginning on page 9.

                             ____________________

         The preferred securities are not savings accounts, deposits or obligations of any bank and are not insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation or any other governmental agency.

                                                 Per Preferred
                                                    Security         Total
                                                 -------------    -----------

Public offering price........................        $10.00       $18,000,000
Proceeds to the trust........................        $10.00       $18,000,000

         This is a firm commitment underwriting. We will pay underwriting commissions of $ per preferred security, or a total of $ , to the underwriters for arranging the investment in our junior subordinated debentures. The underwriters have been granted a 30-day option to purchase up to an additional 200,000 preferred securities to cover over-allotments, if any.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

      Stifel, Nicolaus & Company               Legg Mason Wood Walker
             Incorporated                           Incorporated


       , 2000

PrivateBancorp, Inc.
--------------------------------------------------------------------------------




                [Map of greater Chicago, Illinois and St. Louis,
               Missouri metropolitan areas depicting locations of Company's banking facilities and main bank office.]

                                       and

                          [graphic of services offered]




--------------------------------------------------------------------------------

                              PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. Therefore, you should read the entire prospectus, including the financial statements and related notes, before making a decision to invest in the preferred securities. Unless we indicate otherwise, the information in this prospectus assumes that the underwriters will not exercise their option to purchase additional preferred securities to cover over-allotments.

                                PrivateBancorp

         PrivateBancorp, Inc. is a bank holding company formed in 1989 and headquartered in Chicago, Illinois. We have two banking subsidiaries -- The PrivateBank and Trust Company, which we also refer to in this prospectus as The PrivateBank (Chicago), and The PrivateBank, which we also refer to as The PrivateBank (St. Louis). Our banks focus on providing highly personalized financial services primarily to affluent individuals, professionals, entrepreneurs and their business interests. We provide our clients with traditional personal and commercial banking services, lending programs, and trust and asset management services. Using the European tradition of "private banking" as our model, we strive to develop a unique relationship with our clients, utilizing a team of managing directors to serve our clients' individual and corporate banking needs, and tailoring products and services to meet their needs. Managing directors are strategically located at all of our banking locations. Currently, we have six offices in the Chicago metropolitan area. These offices are strategically located in downtown Chicago; in the affluent North Shore communities of Wilmette, Winnetka and Lake Forest; in Oak Brook, centrally located in the fast growing, west suburban DuPage County; and in St. Charles in the far western Fox Valley area. We currently operate from one location in the St. Louis, Missouri market where we opened a federal savings bank, The PrivateBank (St. Louis), in June 2000.

         Since year-end 1995, we have grown our asset base at a compound annual rate of 33.1% to $763.8 million at September 30, 2000. During the same period, loans have grown at a compound annual rate of 38.1% to $584.9 million, deposits at a compound annual rate of 30.7% to $633.0 million and trust assets under administration at a compound annual rate of 32.6% to $785.7 million.

                               [GRAPHIC OMITTED]


The PrivateBank Approach

         We are a client-driven organization. We emphasize personalized client relationships and custom-tailored financial services, complemented by the convenience of technology. We target the affluent segment of the market because we believe there is significant unmet demand for personalized services within this segment, offering us significant growth potential. The key aspects of our private banking approach are:

         . Personal Relationships. Clients are matched with a dedicated team of individuals, headed by a managing director who becomes the client's central point of contact with us. Through these dedicated teams, we are able to build strong, ongoing, personal relationships with our clients.

         . Affluent Target Clients. We offer our services to those members of the affluent segment of the population who are focused on building and preserving wealth. Our clients include affluent individuals, professionals, entrepreneurs and their business interests.

         . Customized Financial Services. We provide our clients with a wide variety of financial services beyond traditional banking products and work with them to identify their particular needs and to develop and shape our services to meet those needs.

         . Streamlined Decision-Making Process. Unlike many larger banks, we do not have a lengthy chain of command. Our clients generally deal directly with their dedicated managing directors, whose broad decision-making authority allows them to respond quickly and efficiently.

         . Enhanced Personal Service through Technology. While we encourage our clients to contact us directly, we also utilize technology to complement and enhance our service. Through PrivateBank

              Access, an Internet banking service, we offer clients the convenience of accessing our services from remote locations at any time.

         . Extensive Financial Network. To better compete with other financial service providers, we rely on a network of professionals in the financial and investment communities with whom we have developed relationships over the years. This network allows us to offer our clients a broad array of high-quality services, including investment management, insurance and securities brokerage.

Strategy for Growth

         Our growth strategy entails four key components:

         . Developing Our Existing Relationships. We expect an important part of our future growth to come from the continued development of our existing client relationships. As the needs of our clients change and grow, we hope to grow with them and continue to provide them with our unique, flexible services.

         . Increasing the Reach of Our Existing Offices. We are working to expand the market presence of our existing offices, particularly our newer offices. We believe there is a growing need for private banking services in these markets which is still unmet, and we hope to capitalize on the experience and reputations of our managing directors to meet this need.

         . Expanding into New Product Lines. We intend to explore the addition of financial services that we do not currently offer in an effort to diversify and increase our fee income, strengthen our client relationships and broaden our product lines. To reach this goal, we intend to consider acquisitions, joint ventures or strategic alliances with other financial service companies that emphasize quality service and the value of relationships.

         . Expanding into New Markets. We believe that the demand for our private banking services is not unique to Chicago or St. Louis. As we identify other markets that present similar opportunities for growth and development, we will consider selective geographic expansion through acquisitions of existing institutions or by establishing new banking offices.

Our Experienced Management Team

         PrivateBancorp, Inc. was founded in November 1989 by Ralph B. Mandell and William R. Langley. Together, they had previously headed a $1.2 billion publicly traded suburban Chicago-based bank holding company which they successfully merged into First Chicago Corporation in 1987. As founders of our company, they assembled a team of senior bankers with diverse experience and varied backgrounds. Mr. Mandell, with 35 years in banking, has been instrumental in the development of many of our client relationships, either personally or by providing his assistance. As chief executive officer, he sets the direction of our company and instills our sense of corporate culture. Mr. Langley retired from active management in 1995, but remains on our board of directors.

         Our current management team consists of 16 managing directors, including Mr. Mandell, and nine associate managing directors. Our managing directors are senior financial professionals with an average of 24 years of banking and financial experience. Together with our board of directors, they currently own more than 23% of our shares of common stock outstanding.

         Of our other executive officers, Gary S. Collins, a managing director since 1991, has over 24 years of experience and has been responsible for a considerable number of client relationships through his expertise in real estate lending. He has spent more than 20 years managing diverse real estate transactions and the full range of mortgage financing. Hugh H. McLean, a managing director since 1996, has over 20 years of experience. He serves as head of our credit marketing group and manages our Oak Brook office. Richard C. Jensen has been a managing director since November 1999, and became chairman and chief executive officer of The PrivateBank (St. Louis) in June 2000. He has over 32 years experience in the banking industry.

                        PrivateBancorp Capital Trust I

         PrivateBancorp Capital Trust I is a newly created Delaware business trust. We created PrivateBancorp Capital Trust I to offer the preferred securities and to purchase the debentures. The trust has a term of 31 years, but may be dissolved earlier as provided in the trust agreement. Upon issuance of the preferred securities offered by this prospectus, the purchasers in this offering will own all of the issued and outstanding preferred securities of the trust. In exchange for our capital contribution to the trust, we will own all of the common securities of the trust.

         Our principal executive offices as well as those of the trust are located at Ten North Dearborn Street, Chicago, IL 60602. The main telephone number for both PrivateBancorp and the trust is (312) 683-7100.

                                 The Offering

The issuer.........................   PrivateBancorp Capital Trust I

Securities being offered...........   1,800,000 preferred securities, which
                                      represent preferred undivided interests in the assets of the trust. Those assets will consist solely of the debentures and payments received on the debentures.

                                      The trust will sell the preferred
                                      securities to the public for cash. The
                                      trust will use that cash to buy the
                                      debentures from us.

Offering price.....................   $10 per preferred security.

When distributions will be paid to
     you...........................   If you purchase the preferred securities,
                                      you are entitled to receive cumulative
                                      cash distributions at a    % annual rate.
                                      Distributions will accumulate from the
                                      date the trust issues the preferred
                                      securities and are to be paid quarterly on March 31, June 30, September 30 and
                                      December 31 of each year, beginning March
                                      31, 2001. As long as the preferred
                                      securities are represented by a global
                                      security, the record date for
                                      distributions on the preferred securities will be the business day prior to the distribution date. We may defer the payment of cash distributions, as described below .

When the preferred securities must
     be redeemed...................   The debentures will mature and the
                                      preferred securities must be redeemed on December 31, 2030. We have the option, however, to shorten the maturity date to a date not earlier than December 31, 2005.
                                      We will not shorten the maturity date
                                      unless we have received the prior approval of the Board of Governors of the Federal
                                      Reserve System, if required.

Redemption of the preferred
     securities before December 31,
     2030 is possible..............   The trust must redeem the preferred
                                      securities when the debentures are paid at maturity or upon any earlier redemption of the debentures. We may redeem all or part of the debentures at any time on or after December 31, 2005. In addition, we may redeem, at any time, all of the debentures if:

                                        .   there is a change in existing laws
                                            or regulations, or new official
                                            administrative or judicial
                                            interpretation or application of
                                            these laws and regulations, that
                                            causes the interest we pay on the
                                            debentures to no longer be
                                            deductible by us for federal tax
                                            purposes; or the trust becomes
                                            subject to federal income tax; or
                                            the trust becomes or will become
                                            subject to other taxes or
                                            governmental charges;

                                        .   there is a change in existing laws
                                            or regulations that requires the
                                            trust to register as an investment
                                            company; or

                                        .   there is a change in the capital
                                            adequacy guidelines of the Federal
                                            Reserve that results in the
                                            preferred securities not being
                                            counted as Tier 1 capital.

                                   We may also redeem debentures at any time, and from time to time, in an amount equal to the liquidation amount of any preferred securities we purchase, plus a proportionate amount of common securities, but only in exchange for a like amount of the preferred securities and common securities then owned by us.

                                   Redemption of the debentures prior to
                                   maturity will be subject to the prior
                                   approval of the Federal Reserve, if approval is then required. If your preferred securities are redeemed by the trust, you will receive the liquidation amount of $10 per preferred security, plus any accrued and unpaid distributions to the date of redemption.

We have the option to extend the
     interest payment period.....  The trust will rely solely on payments made by us under the debentures to pay
                                   distributions on the preferred securities. As long as we are not in default under the indenture relating to the debentures, we may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters, but not beyond December 31, 2030. If we defer interest payments on the debentures:

                                        .    the trust will also defer
                                             distributions on the preferred
                                             securities;

                                        .    the distributions you are entitled
                                             to will accumulate; and

                                        .    these accumulated distributions
                                             will earn interest at an annual
                                             rate of    %, compounded quarterly,
                                             until paid.

                                   At the end of any deferral period, we will pay to the trust all accrued and unpaid interest under the debentures. The trust will then pay all accumulated and unpaid distributions to you.

You will still be taxed if
     distributions on the
     preferred securities are
     deferred....................  If a deferral of payment occurs, you will still be required to recognize the deferred amounts as income for federal income tax purposes in advance of receiving these amounts, even if you are a cash-basis taxpayer.

Our full and unconditional
     guarantee
     of payment..................  Our obligations described in this prospectus, in the aggregate, constitute a full,
                                   irrevocable and unconditional guarantee by us on a subordinated basis, of the obligations of the trust under the preferred securities. Under the guarantee agreement, we guarantee the trust will use its assets to pay the distributions on the preferred securities and the liquidation amount upon liquidation of the trust. However, the guarantee does not apply when the trust does not have sufficient funds to make the payments. If we do not make payments on the debentures, the trust will not have sufficient funds to make payments on the preferred securities. In this event, your remedy is to institute a legal proceeding directly against us for enforcement of payments under the debentures.

We may distribute the debentures
     directly to you..................  We may, at any time, dissolve the trust and distribute the debentures to you,
                                        subject to the prior approval of the
                                        Federal Reserve, if required. If we
                                        distribute the debentures, we will use
                                        our best efforts to list them on a
                                        national securities exchange or
                                        comparable automated quotation system.
How the securities will rank in right
     of payment.......................  Our obligations under the preferred securities, debentures and guarantee are unsecured and will rank as follows with regard to right of payment:

                                           .   the preferred securities will
                                               rank equally with the common
                                               securities of the trust. The
                                               trust will pay distributions on
                                               the preferred securities and the
                                               common securities pro rata.
                                               However, if we default with
                                               respect to the debentures, then
                                               no distributions on the common
                                               securities of the trust or our
                                               common stock will be paid until
                                               all accumulated and unpaid
                                               distributions on the preferred
                                               securities have been paid;

                                           .   our obligations under the
                                               debentures and the guarantee are
                                               unsecured and generally will rank
                                               junior in priority to our
                                               existing and future senior and
                                               subordinated indebtedness; and

                                           .   because we are a holding company,
                                               the debentures and the guarantee
                                               will effectively be subordinated
                                               to all depositors' claims, as
                                               well as existing and future
                                               liabilities of our subsidiaries.

Voting rights of the preferred
     securities.......................  Except in limited circumstances, holders of the preferred securities will have no voting rights.

Proposed Nasdaq National Market
     symbol...........................  PVTBP.

You will not receive
     certificates.....................  The preferred securities will be represented by a global security that
                                        will be deposited with and registered in the name of The Depository Trust Company, New York, NY, or its nominee. This means that you will not receive a certificate for the preferred securities, and your beneficial ownership interests will be recorded through the DTC book-entry system.

How the proceeds of this offering
     will be used.....................  The trust will invest all of the proceeds from the sale of the preferred
                                        securities in the debentures. We
                                        estimate that the net proceeds to us
                                        from the sale of the debentures to the
                                        trust, after deducting underwriting
                                        expenses and commissions, will be
                                        approximately $16.9 million. We expect
                                        to use the net proceeds from the sale of the debentures to repay indebtedness currently outstanding under our revolving credit line. The remaining net proceeds will be used to make additional capital contributions to our existing banking subsidiaries to support future growth and for general corporate purposes.

         Before purchasing the preferred securities being offered, you should carefully consider the "Risk Factors" beginning on page 9.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

         The following table summarizes certain consolidated financial information of PrivateBancorp. The selected balance sheet and statement of income data, insofar as they relate to the years in the five-year period ended December 31, 1999, are derived from our December 31, 1999 consolidated financial statements which have been audited by Arthur Andersen LLP. The following information should be read in conjunction with our audited consolidated financial statements and the notes thereto, included elsewhere in this prospectus. The selected financial data for the nine months ended September 30, 2000 and 1999, are derived from our unaudited interim consolidated financial statements. Such unaudited interim financial statements include all adjustments (consisting only of normal, recurring accruals) that we consider necessary for a fair presentation of the financial position and the results of operations as of the dates and for the periods indicated. Information for any interim period is not necessarily indicative of results that may be anticipated for the full year. You should also read the following information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus on page 22.

                                           Nine Months Ended
                                             September 30,                    Year Ended December 31,
                                        --------------------- -----------------------------------------------------
                                           2000       1999       1999       1998       1997       1996       1995
                                        ---------- ---------- ---------- ---------- ---------- ---------- ---------
                                                        (dollars in thousands, except per share data)
Selected Statement of Income Data:
Interest income:
 Loans, including fees................. $   35,182 $   18,860 $   26,597 $   19,619 $   16,729 $   12,152 $  10,053
 Federal funds sold and interest-bearing
    deposits...........................        822        215        330      2,181        875      1,392     1,149
 Securities............................      4,741      4,053      5,141      3,492      2,519      2,396     1,700
                                        ---------- ---------- ---------- ---------- ---------- ---------- ---------
    Total interest income..............     40,745     23,128     32,068     25,292     20,123     15,940    12,902
                                        ---------- ---------- ---------- ---------- ---------- ---------- ---------
Interest expense:
 Interest-bearing demand deposits......        640        426        604        487        377        305       276
 Savings and money market deposit
    accounts...........................      9,938      5,520      7,671      6,651      5,880      4,613     3,484
 Other time deposits...................     10,373      5,332      7,399      6,155      3,821      2,973     2,620
 Funds borrowed........................      2,560        674        931         19          3        143        50
                                        ---------- ---------- ---------- ---------- ---------- ---------- ---------
    Total interest expense.............     23,510     11,952     16,605     13,312     10,081      8,034     6,430
                                        ---------- ---------- ---------- ---------- ---------- ---------- ---------
Net interest income....................     17,235     11,176     15,463     11,980     10,042      7,906     6,472
Provision for loan losses..............      1,356        771      1,208        362        603        524       930
                                        ---------- ---------- ---------- ---------- ---------- ---------- ---------
    Net interest income after provision
       for loan losses.................     15,879     10,405     14,255     11,618      9,439      7,382     5,542
                                        ---------- ---------- ---------- ---------- ---------- ---------- ---------
Non-interest income:
 Banking and trust services............      2,079      1,412      1,947      1,281      1,210        911       674
 Securities gains and other income.....        139         58         57         40         --         --        --
                                        ---------- ---------- ---------- ---------- ---------- ---------- ---------
    Total non-interest income..........      2,218      1,470      2,004      1,321      1,210        911       674
                                        ---------- ---------- ---------- ---------- ---------- ---------- ---------
Non-interest expense:
 Salaries and employee benefits........      5,906      3,403      5,156      4,077      3,902      3,411     2,749
 Severance charge......................        562         --         --         --         --         --        --
 Occupancy expense, net................      2,180      1,126      1,563      1,379      1,274        990       946
 Data processing.......................        571        382        478        508        396        334       282
 Marketing.............................        845        429        692        567        500        424       296
 Amortization of goodwill..............        525         --         --         --         --         23       280
 Professional fees.....................      1,651        891      1,295        561        448        326       284
 Insurance.............................        222        132        214        134        115         82       238
 Towne Square Financial Corp.
    acquisition........................         --      1,300      1,300         --         --         --        --
 Other expense.........................      1,254      1,208      1,389        864        627        508       434
                                        ---------- ---------- ---------- ---------- ---------- ---------- ---------
    Total non-interest expense.........     13,716      8,871     12,087      8,090      7,262      6,098     5,509
                                        ---------- ---------- ---------- ---------- ---------- ---------- ---------
Income before income taxes.............      4,381      3,004      4,172      4,849      3,387      2,195       707
 Income tax provision..................      1,466      1,066      1,257      1,839      1,242        762      (403)
                                        ---------- ---------- ---------- ---------- ---------- ---------- ---------
    Net income......................... $    2,915 $    1,938 $    2,915 $    3,010 $    2,145 $    1,433 $   1,110
                                        ========== ========== ========== ========== ========== ========== =========
Per Share Data:
 Basic earnings........................ $     0.63 $     0.51 $     0.73 $     0.91 $     0.69 $     0.49 $    0.39
 Diluted earnings......................       0.61       0.48       0.69       0.86       0.65       0.47      0.38
 Dividends.............................       0.075      0.075      0.10       0.08       0.07       0.07      0.03
 Book value (at end of period).........      11.04      10.11      10.26       8.53       7.67       6.84      6.47

                                                  Nine Months Ended
                                                    September 30,                   Year Ended December 31,
                                               --------------------- ------------------------------------------------------
                                                  2000       1999       1999       1998       1997       1996       1995
                                               ---------- ---------- ---------- ---------- ---------- ---------- ----------
Selected Financial Condition Data (at end of
   period):
   Total securities/(1)/......................   $132,814  $  77,269  $  71,134   $116,891  $  65,383  $  44,617  $  38,296
   Total gross loans..........................    584,919    352,236    397,277    281,965    218,495    171,343    126,069
   Total assets...............................    763,815    449,838    518,697    416,308    311,872    246,734    196,917
   Total deposits.............................    633,007    386,157    453,092    364,994    285,773    222,571    176,868
   Funds borrowed.............................     71,258     15,000     15,000     20,000         --      3,000        700
   Total stockholders' equity.................     51,066     46,351     47,080     29,274     24,688     20,222     18,445

   Trust assets under administration..........   $785,738   $669,000   $729,904   $611,650   $469,646   $328,662   $212,456

Selected Financial Ratios and Other Data:/(1)(2)/
Performance Ratios:
   Net interest margin/(3)/...................       3.64%      3.71%      3.79%      3.64%      4.01%      3.73%      3.95%
   Net interest spread/(4)/...................       3.04       3.14       3.15       2.98       3.31       3.03       3.16
   Non-interest income to average assets......       0.44       0.45       0.45       0.37       0.45       0.42       0.40
   Non-interest expense to average
      assets(9)...............................       2.70       2.73       2.71       2.29       2.71       2.79       3.31
   Net overhead ratio/(5)(9)/.................       2.26       2.28       2.26       1.91       2.26       2.38       2.90
   Efficiency ratio/(6)(9)/...................      68.20      67.00      65.76      60.82      64.53      69.17      77.09
   Return on average assets/(7)(9)/...........       0.57       0.60       0.65       0.85       0.80       0.66       0.67
   Return on average equity/(8)(9)/...........       7.91       7.30       7.66      11.27       9.49       7.38       6.22
   Dividend payout ratio......................      11.87      14.81      13.78       8.74      10.13      12.88       8.03

Asset Quality Ratios:
   Non-performing loans to total loans........       0.10%      0.20%      0.21%      0.36%      0.24%      0.65%      1.90%
   Allowance for possible loan losses to:
      Total loans.............................       1.02       1.16       1.14       1.21       1.40       1.43       1.55
      Non-performing loans....................      1,058        579        548        336        578        220         82
   Net charge-offs to average total loans.....       0.23       0.11       0.03         --         --       0.02         --
   Non-performing assets to total assets......       0.07       0.16       0.16       0.24       0.17       0.45       1.22

Balance Sheet Ratios:
   Loans to deposits..........................      92.40%     91.22%      87.7%      77.3%      76.5%      77.0%      71.3%
   Average interest-earning assets to
      average interest-bearing liabilities....      111.5      115.6      116.3      116.4      117.7      118.6      120.7

Capital Ratios:
   Total equity to total assets...............       6.69%     10.30%      9.08%      7.03%      7.92%      8.20%      9.37%
   Tier 1 risk-based capital ratio............       6.72      14.09      12.84      10.40      10.50      10.96      13.31
   Total risk-based capital ratio.............       8.51      15.22      13.96      11.53      11.75      12.21      14.56
   Leverage ratio.............................       5.54      11.19      10.77       7.88       8.70       8.71       9.76

Ratio of Earnings to Fixed Charges:/(10)/

   Including deposit interest.................       1.19x      1.25x      1.25x      1.36x      1.34x      1.27x      1.11x
   Excluding deposit interest.................       2.71       5.46       5.48     256.21   1,130.00      16.35      15.14

----------------
(1) For all periods, the entire securities portfolio was classified "Available for Sale."
(2)  Certain financial ratios for interim periods have been annualized.
(3)  Net interest income divided by average interest-earning assets.
(4) Yield on average interest-earning assets less rate on average interest-bearing liabilities.
(5) Non-interest expense less non-interest income divided by average total assets.
(6) Non-interest expense divided by the sum of net interest income plus non-interest income.
(7)  Earnings divided by average total assets.
(8)  Earnings divided by average common equity.
(9) 2000 performance ratios presented in the table above include a third quarter one-time severance charge and 1999 performance ratios include special charges related to the Towne Square Financial Corporation acquisition and St. Louis start-up costs incurred in the third and fourth quarter, respectively, in the following amounts (in thousands):

                                              Pre-Tax     After-Tax
                                              -------     ---------
     Severance charges......................  $   562     $   377
     Towne Square Corporation acquisition...    1,433       1,382
     St. Louis start-up costs...............      324         214

     2000 and 1999 performance ratios excluding the special charges described above are as follows:

                                              Nine Months Ended    Year Ended
                                                September 30,     December 31,
                                             ------------------  --------------
                                               2000      1999         1999
                                             --------  --------  --------------
     Non-interest expense to average assets.   2.59%     2.33%        2.32%
     Net overhead ratio.....................   2.15      1.88         1.87
     Efficiency ratio.......................  65.40     57.18        57.52
     Return on average assets...............   0.65      1.02         1.01
     Return on average equity...............   8.93     12.50        11.86

(10) In computing the ratio of earnings to fixed charges: (a) earnings have been based on income from continuing operations before income taxes and fixed charges, and (b) fixed charges consist of interest and amortization of debt discount and expense including amounts capitalized and the estimated interest portion of rents.

                                 RISK FACTORS

         Investing in preferred securities involves a number of risks. We urge you to read all of the information contained in this prospectus. In addition, we urge you to consider carefully the following factors in evaluating an investment in the trust before you purchase the preferred securities.

         Because the trust will rely on the payments it receives on the debentures to fund all payments on the preferred securities, and because the trust may distribute the debentures in exchange for the preferred securities, purchasers of the preferred securities are making an investment decision that relates to the debentures being issued by PrivateBancorp as well as the preferred securities. Purchasers should carefully review the information in this prospectus about the preferred securities, the debentures and the guarantee.

               Risks Related to an Investment in PrivateBancorp

OUR FUTURE SUCCESS IS DEPENDENT ON OUR ABILITY TO COMPETE EFFECTIVELY IN THE HIGHLY COMPETITIVE BANKING INDUSTRY.

         We face substantial competition in all phases of our operations from a variety of different competitors. Our future growth and success will depend on our ability to compete effectively in this highly competitive environment. To date, we have grown our business successfully by focusing on our market niche and emphasizing the high level of service and responsiveness desired by our clients. While it is our intention to continue to operate in our targeted niche, we compete for loans, deposits and other financial services in our geographic markets with other commercial banks, thrifts, credit unions and brokerage houses operating in the greater Chicago and St. Louis areas. Many of our competitors offer products and services which we do not, and many have substantially greater resources, name recognition and market presence that benefit them in attracting business. In addition, larger competitors may be able to price loans and deposits more aggressively than we do. As we have grown, we have become increasingly dependent on outside funding sources, including brokered deposits, where we face nationwide competition. Some of the financial institutions and financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies, federally insured, state-chartered banks and national banks and federal savings banks. As a result, these nonbank competitors have certain advantages over us in accessing funding and in providing various services.

WE DEPEND ON KEY PERSONNEL.

         We are a relatively young organization and are relationship-driven. Our growth and development to date have depended in large part on the efforts of our 16 managing directors, who have primary contact with our clients and are extremely important in maintaining personalized relationships with our client base, the key aspect of our business strategy and in increasing our market presence. The unexpected loss of services of one or more of these key employees could have a material adverse effect on our operations.

         We have entered into employment contracts with Ralph B. Mandell, our chairman, president and chief executive officer, and two other managing directors. We have not entered into employment agreements with any of our other managing directors, nor have we entered into any key man life insurance policies.

Since our business is concentrated in the Chicago and St. Louis metropolitan areas, a downturn in the Chicago or St. Louis economies may adversely affect our business.

         Currently, our lending and deposit gathering activities are concentrated primarily in the greater Chicago and, to a lesser extent, St. Louis metropolitan areas. Our success depends on the general economic condition of Chicago and St. Louis and their surrounding areas. Although currently the economy in these areas is favorable, we do not know whether such conditions will continue. Adverse changes in the economy could reduce our growth rate, impair our ability to collect loans, and generally affect our financial condition and results of operations.

SUBSTANTIALLY ALL OF OUR FEE INCOME IS DERIVED FROM OUR TRUST AND ASSET MANAGEMENT AND WE RELY HEAVILY ON THE SERVICES OF OUTSIDE INVESTMENT MANAGERS TO PROVIDE THESE SERVICES.

         In our trust and asset management business, which currently is the source of substantially all of our fee income, we do not provide investment management services directly through our own personnel. Rather, we rely on selected outside investment managers to provide investment advice and asset management services to our clients. We cannot be sure that we will be able to maintain these arrangements on favorable terms. Also, many of the investment managers with whom we work are affiliated with our competitors in the financial services field. We cannot be sure that our investment managers will continue to work with us in these arrangements or that our clients will continue to utilize the services of these investment managers through us, rather than directly from the investment management firms themselves. The loss of any of these outside investment managers may impact our ability to provide our clients with quality service or certain types of portfolio management without incurring the cost of replacing them.

WE MAY NOT BE ABLE TO IMPLEMENT ASPECTS OF OUR GROWTH STRATEGIES.

         Our growth strategy contemplates the future expansion of our business and operations, possibly through the addition of new product lines and the acquisition or establishment of new offices. Implementing these aspects of our growth strategy depends in part on our ability to successfully identify acquisition opportunities and strategic partners that will complement our private banking approach and to successfully integrate their operations with ours. To open new offices, we must be able to correctly identify profitable or growing markets, as well as attract the necessary relationships to make these new facilities cost-effective. Our recent expansion activities significantly impacted our earnings during 2000, and it is possible that the costs associated with future expansion or acquisitions may have similar adverse effects. In addition, we cannot be sure that we will be able to identify suitable opportunities for further growth and expansion, or that if we do, that we will be able to successfully integrate these new operations into our business. If we are unable to effectively implement our growth strategies, our business may be adversely affected.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY THE HIGHLY REGULATED ENVIRONMENT IN WHICH WE OPERATE.

         We are subject to extensive federal and state legislation, regulation, examination and supervision. Recently enacted, proposed and future legislation and regulations have had, will continue to have, or may have a material adverse effect on our business and operations. Our success depends on our continued ability to maintain compliance with these regulations, including those pertaining to the Community Reinvestment Act. Some of these regulations may increase our costs and thus place other financial institutions in stronger, more favorable competitive positions. We cannot predict what restrictions may be imposed upon us with future legislation.

WE MAY BE ADVERSELY AFFECTED BY INTEREST RATE CHANGES.

         Our operating results are largely dependent on our net interest income. When interest rates are rising, the interest income we earn on loans and interest-bearing investments may not increase as rapidly as the interest expense paid on our liabilities. As a result, our earnings may be adversely affected. We measure the impact of interest rate changes on our income statement through the use of gap analysis which is a way to measure and manage sensitivity to interest rate fluctuations. The amount of earning assets that reprice or mature during a given time interval is compared to the amount of interest-bearing liabilities that reprice or mature during the same time period. A bank which matches perfectly the maturities of its assets and liabilities has a "gap" position of
1.00. In this instance, under the gap analysis changes in interest rates would have no effect on net interest income because interest income and interest expense change in like amounts. There is an interest rate "gap" if the amounts of repricing assets and liabilities differ for the given time period. A positive gap, or a position greater than 1.00, indicates more assets than liabilities will reprice in that time period, while a negative gap, or a position less than 1.00, indicates more liabilities than assets will reprice. A bank with a positive gap position would benefit from rising interest rates because assets will reprice faster than liabilities, improving net interest income, but net interest income would be reduced when interest rates are falling. Conversely, a bank would benefit from a negative gap position in a falling interest rate environment.

         We generally operate within guidelines set by our asset/liability policy for maximum interest rate risk exposure, and attempt to maximize our returns within an acceptable degree of risk. Our policy calls for maintaining a gap position at the one year horizon of between 0.70 and 1.30 to allow us to take advantage of anticipated interest rate environments, but within reasonable maximum risk exposures. Given the current interest rate environment, however, we have recently been operating with a gap position at the low end of our policy limits in light of the available business opportunities. At September 30, 2000, our gap position was 0.67, slightly below our policy limit, reflecting borrowers' general preference for fixed-rate loans or loans adjusting over longer time intervals, and depositors general preference for shorter term certificates of deposits. During the fourth quarter of 2000, we entered into a total of $55.0 million of longer-term borrowings with the Federal Home Loan Bank. This has adjusted our gap position to within our policy limits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Investment Securities" on page 37.

WE MAY BE ADVERSELY AFFECTED BY GOVERNMENT MONETARY POLICY.

         As a bank holding company, our business is affected by the monetary policies of the Federal Reserve System, which regulates the national money supply in order to mitigate recessionary and inflationary pressures. In setting its policy, the Federal Reserve System may utilize techniques such as the following:

         . engaging in open market transactions in United States government securities;

         .     setting the discount rate on member bank borrowings; and

         .     determining reserve requirements.

These techniques may have an adverse effect on our deposit levels, net interest margin, loan demand or our business and operations.

OUR ALLOWANCE FOR LOAN LOSSES MAY PROVE TO BE INSUFFICIENT TO ABSORB POTENTIAL LOSSES IN OUR LOAN PORTFOLIO.

         Lending money is a substantial part of our business. However, every loan we make carries a certain risk of non-payment. This risk is affected by, among other things:

         .     the credit risks of a particular borrower;

         .     changes in economic and industry conditions;

         .     the duration of the loan; and

         . in the case of a collateralized loan, the changes and uncertainties as to the future value of the collateral.

         We maintain an allowance for loan losses which we believe is appropriate to provide for any potential losses in our loan portfolio. The amount of this allowance is determined by management through a periodic review and consideration of several factors, including:

         . an ongoing review of the quality, size and diversity of our loan portfolio;

         .     evaluation of non-performing loans;

         .     historical loan loss experience; and

         . the amount and quality of collateral, including guarantees, securing the loans.

         Although we believe our loan loss allowance is adequate to absorb probable losses in our loan portfolio, we cannot predict such losses or that our allowance will be adequate. Excess loan losses could have a material adverse effect on our financial condition and results of operations.

WE CONTINUALLY ENCOUNTER TECHNOLOGICAL CHANGE, AND WE MAY HAVE FEWER RESOURCES THAN MANY OF OUR COMPETITORS TO CONTINUE TO INVEST IN TECHNOLOGICAL IMPROVEMENTS.

         The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our clients by using technology to provide products and services that will satisfy client demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our clients.

         As a service to our clients, we currently offer PrivateBank Access, our Internet PC banking product. Use of this service involves the transmission of confidential information over public networks. We cannot be sure that advances in computer capabilities, new discoveries in the field of cryptography or other developments will not result in a compromise or breach in the commercially available encryption and authentication technology that we use to protect our clients' transaction data. If we were to experience such a breach or compromise, we could suffer losses and our operations could be adversely affected.

          RISKS RELATED TO AN INVESTMENT IN THE PREFERRED SECURITIES

If we do not make interest payments under the debentures, the trust will be unable to pay distributions and liquidation amounts. The guarantee will not apply because the guarantee covers payments only if the trust has funds available.

         The trust will depend solely on our payments on the debentures to pay amounts due to you on the preferred securities. If we default on our obligation to pay the principal or interest on the debentures, the trust will not have sufficient funds to pay distributions or the liquidation amount on the preferred securities. In that case, you will not be able to rely on the guarantee for payment of these amounts because the guarantee only applies if the trust has sufficient funds to make distributions on or to pay the liquidation amount of the preferred securities. Instead, you or the property trustee will have to institute a direct action against us to enforce the property trustee's rights under the indenture relating to the debentures.

OUR ABILITY TO MAKE INTEREST PAYMENTS ON THE DEBENTURES TO THE TRUST MAY BE RESTRICTED.

         We are a holding company and substantially all of our assets are held by our subsidiaries. Our ability to make payments on the debentures when due will depend primarily on available cash resources at the bank holding company and dividends from our subsidiaries. Dividend payments or extensions of credit from our banking subsidiaries are subject to regulatory limitations, generally based on capital levels and current and retained earnings, imposed by the various regulatory agencies with authority over such subsidiaries. The ability of each banking subsidiary to pay dividends is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements. We cannot assure you that our subsidiaries will be able to pay dividends in the future. To date, neither of our banking subsidiaries has paid any dividends to us because our strategy has been to retain earnings and excess capital at the bank level to support growth in our operations.

         We could also be precluded from making interest payments on the debentures by our regulators if in the future they were to perceive deficiencies in liquidity or regulatory capital levels at our holding company. If this were to occur, we may be required to obtain the consent of our regulators prior to paying dividends on our common stock or interest on the debentures. If consent became required and our regulators were to withhold their consent, we would likely exercise our right to defer interest payments on the debentures, and the trust would not have funds available to make distributions on the preferred securities during such period.

THE DEBENTURES AND THE GUARANTEE RANK LOWER THAN MOST OF OUR OTHER INDEBTEDNESS AND OUR HOLDING COMPANY STRUCTURE EFFECTIVELY SUBORDINATES ANY CLAIMS AGAINST US TO THOSE OF OUR SUBSIDIARIES' CREDITORS.

         Our obligations under the debentures and the guarantee are unsecured and will rank junior in priority of payment to our existing and future senior and subordinated indebtedness, which totaled $22.3 million outstanding principal amount at September 30, 2000. Except in certain circumstances, our ability to issue additional trust preferred securities or similar securities is limited. See "Description of the Debentures--Miscellaneous" on page 99.

         Because we are a holding company, the creditors of our subsidiaries, including depositors, also will have priority over you in any distribution of our subsidiaries' assets in liquidation, reorganization or otherwise. Accordingly, the debentures and the guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should look only to our assets for payments on the preferred securities and the debentures.

WE HAVE THE OPTION TO DEFER INTEREST PAYMENTS ON THE DEBENTURES FOR SUBSTANTIAL PERIODS.

         We may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters. If we defer interest payments on the debentures, the trust will defer distributions on the preferred securities during any deferral period. During a deferral period, you will be required to recognize as income for federal income tax purposes the amount approximately equal to the interest that accrues on your proportionate share of the debentures held by the trust in the tax year in which that interest accrues, even though you will not receive these amounts until a later date.

         You will also not receive the cash related to any accrued and unpaid interest from the trust if you sell the preferred securities before the end of any deferral period. During a deferral period, accrued but unpaid distributions will increase your tax basis in the preferred securities. If you sell the preferred securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income. As a result, deferral of distributions could result in ordinary income, and a related tax liability for the holder, and a capital loss that may only be used to offset a capital gain.

         We do not currently intend to exercise our right to defer interest payments on the debentures. However, if we exercise our right in the future, the market price of the preferred securities would likely be adversely affected. The preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the debentures. If you sell the preferred securities during a deferral period, you may not receive the same return on investment as someone who continues to hold the preferred securities. Due to our right to defer interest payments, the market price of the preferred securities may be more volatile than the market prices of other securities without the deferral feature.

WE HAVE MADE ONLY LIMITED COVENANTS IN THE INDENTURE AND THE TRUST AGREEMENT.

         The indenture governing the debentures and the trust agreement governing the trust do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and therefore do not protect holders of the debentures or the preferred securities in the event we experience significant adverse changes in our financial condition or results of operations. The indenture prevents us and any subsidiary from incurring, in connection with the issuance of any trust preferred securities or any similar securities, indebtedness that is senior in right of payment to the debentures. Additionally, the indenture limits our ability and the ability of any subsidiary to incur, related to the issuance of any trust preferred securities or any similar securities, indebtedness that is equal in right of payment to the debentures. Except as described above, neither the indenture nor the trust agreement limits our ability or the ability of any of our subsidiaries to incur other additional indebtedness that is senior in right of payment to the debentures. Therefore, you should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the debentures or the guarantee.

We may redeem the debentures before December 31, 2030.

         Under the following circumstances, we may redeem the debentures before their stated maturity:

         . We may redeem the debentures, in whole or in part, at any time on or after December 31, 2005.

         . We may redeem the debentures in whole, but not in part, within 180 days after certain occurrences at any time during the life of the trust. These occurrences may include adverse tax, investment company or bank regulatory developments.

         You should assume that an early redemption may be attractive to us if we are able to obtain capital at a lower cost than we must pay on the debentures or if it is otherwise in our interest to redeem the debentures. If the debentures are redeemed, the trust must redeem preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of debentures redeemed, and you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the preferred securities.

WE CAN DISTRIBUTE THE DEBENTURES TO YOU, WHICH MAY HAVE ADVERSE TAX CONSEQUENCES FOR YOU AND WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF THE PREFERRED SECURITIES.

         The trust may be dissolved at any time before maturity of the debentures on December 31, 2030. As a result, and subject to the terms of the trust agreement, the trustees may distribute the debentures to you.

         We cannot predict the market prices for the debentures that may be distributed in exchange for preferred securities upon liquidation of the trust. The preferred securities, or the debentures that you may receive if the trust is liquidated, may trade at a discount to the price that you paid to purchase the preferred securities. Because you may receive debentures, your investment decision with regard to the preferred securities will also be an investment decision with regard to the debentures. You should carefully review all of the information contained in this prospectus regarding the debentures.

         Under current interpretations of United States federal income tax laws supporting classification of the trust as a grantor trust for tax purposes, a distribution of the debentures to you upon the dissolution of the trust would not be a taxable event to you. Nevertheless, if the trust is classified for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of the debentures would be a taxable event to you. In addition, if there is a change in law, a distribution of debentures upon the dissolution of the trust could be a taxable event to you.

THERE IS NO CURRENT PUBLIC MARKET FOR THE PREFERRED SECURITIES AND THEIR MARKET PRICE MAY BE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

         There is currently no public market for the preferred securities. The preferred securities are expected to be approved for inclusion in the Nasdaq National Market, and trading is expected to commence on or prior to delivery of the preferred securities. However, there is no guarantee that an active or liquid trading market will develop for the preferred securities or that the quotation of the preferred securities will continue in the Nasdaq National Market. If an active trading market does not develop, the market price and liquidity of the preferred securities will be adversely affected. Even if an active public market does develop, there is no guarantee that the market price for the preferred securities will equal or exceed the price you pay for the preferred securities.

         Future trading prices of the preferred securities may be subject to significant fluctuations in response to prevailing interest rates, our future operating results and financial condition, the market for similar securities and general economic and market conditions. The initial public offering price of the preferred securities has been set at the liquidation amount of the preferred securities and may be greater than the market price following the offering.

         The market price for the preferred securities, or the debentures that you may receive in a distribution, is also likely to decline during any period that we are deferring interest payments on the debentures.

YOU MUST RELY ON THE PROPERTY TRUSTEE TO ENFORCE YOUR RIGHTS IF THERE IS AN EVENT OF DEFAULT UNDER THE INDENTURE.

         You may not be able to directly enforce your rights against us if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, you must rely on the enforcement by the property trustee of its rights as holder of the debentures against us. The holders of a majority in liquidation amount of the preferred securities will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights following an event of default and a request by the record holders to do so, any record holder may, to the extent permitted by applicable law, take action directly against us to enforce the property trustee's rights. If an event of default occurs under the trust agreement that is attributable to our failure to pay interest or principal on the debentures, or if we default under the guarantee, you may proceed directly against us. You will not be able to exercise directly any other remedies available to the holders of the debentures unless the property trustee fails to do so.

AS A HOLDER OF PREFERRED SECURITIES YOU HAVE LIMITED VOTING RIGHTS.

         Holders of preferred securities have limited voting rights. Your voting rights pertain primarily to amendments to the trust agreement. In general, only we can replace or remove any of the trustees. However, if an event of default under the trust agreement occurs and is continuing, the holders of at least a majority in aggregate liquidation amount of the preferred securities may replace the property trustee and the Delaware trustee.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         We make certain forward-looking statements in this prospectus that are based upon our current expectations and projections about current events. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words "estimate," "project," "believe," "intend," "anticipate," "expect" and similar expressions. These forward-looking statements include:

         .    statements of our goals, intentions and expectations;

         .    statements regarding our business plans and growth strategies;

         . statements regarding the asset quality of our loan and investment portfolios; and

         .    estimates of our risks and future costs and benefits.

         These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors which could affect the actual outcome of future events:

         . fluctuations in market rates of interest and loan and deposit pricing, which could negatively affect our net interest margin, asset valuations and expense expectations;

         . adverse changes in the economy of the greater Chicago and St. Louis metropolitan areas, which might affect our business prospects and could cause credit-related losses and expenses;

         . the extent of continuing client demand for the high level of personalized service that is the key element of our private banking approach;

         .    adverse developments in our loan and investment portfolios;

         . difficulties in identifying attractive acquisition opportunities and strategic partners that will complement our private banking approach;

         . the possible dilutive effect of potential acquisitions or expansions;

         . competitive factors in the banking industry, such as the trend towards consolidation in our market; and

         . changes in banking legislation or the regulatory requirements of federal and state agencies applicable to bank holding companies and banks like ours.

         Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We discuss these uncertainties and others in the sections of this prospectus named "Risk Factors," on page 9, "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 22 and "Business" on page 49.

                                USE OF PROCEEDS

         The trust will invest all of the proceeds from the sale of the preferred securities in the debentures. We anticipate that the net proceeds from the sale of the debentures will be approximately $16.9 million after deduction of offering expenses estimated to be $350,000 and underwriting commissions.

         We expect to use all of the net proceeds to repay most of the indebtedness currently outstanding under our revolving credit facility with an unaffiliated bank. The credit facility provides for maximum borrowings of $18.0 million. The interest rate on borrowings under the revolving line is based on, at our option, either the lender's prime rate or a LIBOR-based rate. The interest rate on the revolving line was initially 7.20%, but reset to 7.98% on July 3, 2000. The revolving line of credit is secured by the common stock of The PrivateBank (Chicago) and of The PrivateBank (St. Louis) owned by PrivateBancorp. Of the $17.5 million currently outstanding under the credit facility, we borrowed $7.5 million in February 2000 to fund part of the purchase price of our acquisition of Johnson Bank Illinois. We also borrowed $8.0 million during the second quarter of 2000 to capitalize The PrivateBank (St. Louis) and $2.0 million during the third and fourth quarters of 2000 for general working capital purposes.

         Following repayment of amounts outstanding out of the proceeds of this offering, we plan to keep the credit line available for future borrowings. In the future, we may use the amounts remaining available under the line of credit to support continued growth of our existing banking subsidiaries, to repurchase shares of our common stock and to finance further expansion and potential acquisitions.

                                CAPITALIZATION

         The following table sets forth our indebtedness and capitalization at September 30, 2000, on a historical basis and as adjusted for the offering (assuming no exercise of the underwriters' over-allotment option) and the application of the estimated net proceeds from the corresponding sale of the debentures as if such sale had been consummated on September 30, 2000. This data should be read in conjunction with the consolidated financial statements and notes thereto included in this prospectus.

                                                                                              September 30, 2000
                                                                                        -----------------------------
                                                                                           Actual        As Adjusted
                                                                                        ------------    -------------
                                                                                            (dollars in thousands)
Short-term Indebtedness:
Short-term borrowings (including securities sold under agreement to repurchase
 and federal funds purchased)......................................................        $ 53,250        $ 53,250
                                                                                           ========        ========

Long-Term Indebtedness:
Notes payable under revolving credit line with commercial bank and subordinated
 note payable/(1)/.................................................................        $ 22,250        $  5,320
Long-term debt-- trust preferred securities........................................              --          18,000
                                                                                           --------        --------
 Total long-term indebtedness......................................................          22,250          23,320
                                                                                           --------        --------

Stockholders' Equity:
Preferred stock, 1,000,000 shares authorized; no shares issued and outstanding.....              --              --
Common stock, without par value, $1 stated value; 12,000,000 shares authorized;
 4,623,532 shares issued and outstanding...........................................           4,624           4,624
Surplus............................................................................          40,107          40,107
Retained earnings..................................................................           9,994           9,994
Accumulated other comprehensive income.............................................          (1,830)         (1,830)
Deferred compensation..............................................................            (879)           (879)
Loan to officer....................................................................            (950)           (950)
                                                                                           --------        --------
 Total stockholders' equity........................................................          51,066          51,066
                                                                                           --------        --------
    Total capitalization/(2)/......................................................        $ 73,316        $ 74,386
                                                                                           ========        ========

Capital Ratios/(3)/:
Total equity to total assets.......................................................            6.69%           6.69%
Leverage ratio/(4)(5)/.............................................................            5.54            7.92
Tier 1 risk-based capital ratio/(5)/...............................................            6.72            9.59
Total risk-based capital ratio/(5)/................................................            8.51           11.45

__________________
(1) The net proceeds of this offering, estimated to be $16.93 million, will be applied to reduce the amounts outstanding under the revolving credit facility.
(2)    Includes stockholders' equity and long-term indebtedness.
(3) The capital ratios, as adjusted, are computed including the estimated net proceeds from the sale of the preferred securities, in a manner consistent with Federal Reserve regulations.
(4) The leverage ratio is core capital divided by average quarterly assets, after deducting intangible assets and net deferred tax assets in excess of regulatory maximum limits.
(5) The preferred securities have been structured to qualify as Tier 1 capital. However, in calculating the amount of Tier 1 qualifying capital, the preferred securities, together with any other trust preferred securities or cumulative preferred stock of PrivateBancorp that may be outstanding in the future, can only be included up to the amount constituting 25% of total Tier 1 core capital elements (including the preferred securities). As adjusted for this offering, our Tier 1 capital as of September 30, 2000, would have been approximately $58.7 million, of which $17.6 million would have been attributable to the preferred securities offered by this prospectus.

                      ACCOUNTING AND REGULATORY TREATMENT

         The trust will be treated, for financial reporting purposes, as our subsidiary and, accordingly, the accounts of the trust will be included in our consolidated financial statements. The preferred securities will be presented as a separate line item in our consolidated balance sheet under the caption "Long-term debt--trust preferred securities," or other similar caption. In addition, appropriate disclosures about the preferred securities, the guarantee and the debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the preferred securities in our consolidated statements of income.

         Our future reports filed under the Securities Exchange Act of 1934 will include a footnote to the audited consolidated financial statements stating that:

         .    the trust is wholly owned;

         . the sole assets of the trust are the debentures, specifying the debentures' outstanding principal amount, interest rate and maturity date; and

         . our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the trust under the preferred securities.

         Under accounting rules of the SEC, we are not required to include separate financial statements of the trust in this prospectus because we will own all of the trust's voting securities, the trust has no independent operations and we guarantee the payments on the preferred securities to the extent described in this prospectus.

                     SELECTED CONSOLIDATED FINANCIAL DATA

         The following table sets forth selected consolidated financial and other data of PrivateBancorp. The balance sheet and statement of income data, insofar as they relate to the years in the five-year period ended December 31, 1999, are derived from our December 31, 1999 consolidated financial statements which have been audited by Arthur Andersen LLP. The following information should be read in conjunction with our audited consolidated financial statements and the notes thereto, included elsewhere in this prospectus. The selected financial data for the nine months ended September 30, 2000 and 1999, are derived from our unaudited interim consolidated financial statements. Such unaudited interim financial statements include all adjustments (consisting only of normal, recurring accruals) that we consider necessary for a fair presentation of the financial position and the results of operations as of the dates and for the periods indicated. Information for any interim period is not necessarily indicative of results that may be anticipated for the full year. You should also read the following information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus on page 22.

                                                    Nine Months Ended
                                                       September 30,                    Year Ended December 31,
                                                 ---------------------- ------------------------------------------------------
                                                     2000       1999       1999       1998       1997       1996       1995
                                                 ----------  ---------- ---------- ---------- ---------- ---------- ----------
                                                                  (dollars in thousands, except per share data)
Selected Statement of Income Data:
Interest income:
   Loans, including fees.......................    $  35,182   $  18,860  $  26,597  $  19,619  $  16,729  $  12,152  $  10,053
   Federal funds sold and interest-bearing
      deposits.................................          822         215        330      2,181        875      1,392      1,149
   Securities..................................        4,741       4,053      5,141      3,492      2,519      2,396      1,700
                                                  ----------  ---------- ---------- ---------- ---------- ---------- ----------
      Total interest income....................       40,745      23,128     32,068     25,292     20,123     15,940     12,902
                                                  ----------  ---------- ---------- ---------- ---------- ---------- ----------
Interest expense:
   Interest-bearing demand deposits............          640         426        604        487        377        305        276
   Savings and money market deposit
      accounts.................................        9,938       5,520      7,671      6,651      5,880      4,613      3,484
   Other time deposits.........................       10,373       5,332      7,399      6,155      3,821      2,973      2,620
   Funds borrowed..............................        2,560         674        931         19          3        143         50
                                                  ----------  ---------- ---------- ---------- ---------- ---------- ----------
      Total interest expense...................       23,510      11,952     16,605     13,312     10,081      8,034      6,430
                                                  ----------  ---------- ---------- ---------- ---------- ---------- ----------
   Net interest income.........................       17,235      11,176     15,463     11,980     10,042      7,906      6,472
   Provision for loan losses...................        1,356         771      1,208        362        603        524        930
                                                  ----------  ---------- ---------- ---------- ---------- ---------- ----------
      Net interest income after provision
        for loan losses........................       15,879      10,405     14,255     11,618      9,439      7,382      5,542
                                                  ----------  ---------- ---------- ---------- ---------- ---------- ----------
Non-interest income:
   Banking and trust services..................        2,079       1,412      1,947      1,281      1,210        911        674
   Securities gains and other income...........          139          58         57         40         --         --         --
                                                  ----------  ---------- ---------- ---------- ---------- ---------- ----------
      Total non-interest income................        2,218       1,470      2,004      1,321      1,210        911        674
                                                  ----------  ---------- ---------- ---------- ---------- ---------- ----------
Non-interest expense:
   Salaries and employee benefits..............        5,906       3,403      5,156      4,077      3,902      3,411      2,749
   Severance charge............................          562          --         --         --         --         --         --
   Occupancy expense, net......................        2,180       1,126      1,563      1,379      1,274        990        946
   Data processing.............................          571         382        478        508        396        334        282
   Marketing...................................          845         429        692        567        500        424        296
   Amortization of goodwill....................          525          --         --         --         --         23        280
   Professional fees...........................        1,651         891      1,295        561        448        326        284
   Insurance...................................          222         132        214        134        115         82        238
   Towne Square Financial Corp.
      acquisition..............................           --       1,300      1,300         --         --         --         --
   Other expense...............................        1,254       1,208      1,389        864        627        508        434
                                                  ----------  ---------- ---------- ---------- ---------- ---------- ----------
      Total non-interest expense...............       13,716       8,871     12,087      8,090      7,262      6,098      5,509
                                                  ----------  ---------- ---------- ---------- ---------- ---------- ----------
      Income before income taxes...............        4,381       3,004      4,172      4,849      3,387      2,195        707
   Income tax provision........................        1,466       1,066      1,257      1,839      1,242        762       (403)
                                                  ----------  ---------- ---------- ---------- ---------- ---------- ----------
      Net income...............................   $    2,915  $    1,938 $    2,915 $    3,010 $    2,145 $    1,433 $    1,110
                                                  ==========  ========== ========== ========== ========== ========== ==========
Per Share Data:
   Basic earnings..............................   $     0.63  $     0.51 $     0.73 $     0.91 $     0.69 $     0.49 $     0.39
   Diluted earnings............................         0.61        0.48       0.69       0.86       0.65       0.47       0.38
   Dividends...................................         0.075       0.075      0.10       0.08       0.07       0.07       0.03
   Book value (at end of period)...............        11.04       10.11      10.26       8.53       7.67       6.84       6.47

                                                  Nine Months Ended
                                                     September 30,                    Year Ended December 31,
                                                 --------------------- ------------------------------------------------------
                                                    2000       1999       1999       1998       1997       1996       1995
                                                 ---------- ---------- ---------- ---------- ---------- ---------- ----------
Selected Financial Condition Data (at end
   of period):
   Total securities(1)..........................  $132,814   $  77,269  $  71,134   $116,891  $  65,383  $  44,617  $  38,296
   Total gross loans............................   584,919     352,236    397,277    281,965    218,495    171,343    126,069
   Total assets.................................   763,815     449,838    518,697    416,308    311,872    246,734    196,917
   Total deposits...............................   633,007     386,157    453,092    364,994    285,773    222,571    176,868
   Funds borrowed...............................    71,258      15,000     15,000     20,000         --      3,000        700
   Total stockholders' equity...................    51,066      46,351     47,080     29,274     24,688     20,222     18,445

   Trust assets under administration............  $785,738    $669,000   $729,904   $611,650   $469,646   $328,662   $212,456
Selected Financial/Ratios and Other
   Data:/(1)/
Performance Ratios:

   Net interest margin/(2)(3)/..................      3.64%       3.71%      3.79%      3.64%      4.01%      3.73%      3.95%
   Net interest spread/(4)/.....................      3.04        3.14       3.15       2.98       3.31       3.03       3.16
   Non-interest income to average assets........      0.44        0.45       0.45       0.37       0.45       0.42       0.40
   Non-interest expense to average assets/(9)/..      2.70        2.73       2.71       2.29       2.71       2.79       3.31
   Net overhead ratio/(5)(9)/...................      2.26        2.28       2.26       1.91       2.26       2.38       2.90
   Efficiency ratio/(6)(9)/.....................     68.20       57.18      65.76      60.82      64.53      69.17      77.09
   Return on average assets/(7)(9)/.............      0.57        1.02       0.65       0.85       0.80       0.66       0.67
   Return on average equity/(8)(9)/.............      7.91       12.50       7.66      11.27       9.49       7.38       6.22
   Dividend payout ratio........................     11.87       14.81      13.78       8.74      10.13      12.88       8.03

Asset Quality Ratios:
   Non-performing loans to total loans..........      0.10%       0.20%      0.21%      0.36%      0.24%      0.65%      1.90%
Allowance for loan losses to:
      Total loans...............................      1.02        1.16       1.14       1.21       1.40       1.43       1.55
      Non-performing loans......................     1,058         579        548        336        578        220         82
   Net charge-offs to average total loans.......      0.23        0.11       0.03         --         --       0.02         --
   Non-performing assets to total assets........      0.07        0.16       0.16       0.24       0.17       0.45       1.22

Balance Sheet Ratios:
   Loans to deposits............................     92.40%      91.22%      87.7%      77.3%      76.5%      77.0%      71.3%
   Average interest-earning assets to
      average interest-bearing liabilities......     111.5       115.6      116.3      116.4      117.7      118.6      120.7

Capital Ratios:
   Leverage ratio...............................      5.54%      11.19%      9.08%      7.88%      8.70%      8.71%      9.76%
   Tier 1 risk-based capital ratio..............      6.72       14.09      12.84      10.40      10.50      10.96      13.31
   Total risk-based capital ratio...............      8.51       15.22      13.96      11.53      11.75      12.21      14.56
   Total equity to total assets.................      6.69       10.30      10.77       7.03       7.92       8.20       9.37

Ratio of Earnings to Fixed Charges:
   Including deposit interest/(10)..............      1.19x       1.25x      1.25x      1.36x      1.34x      1.27x      1.11x
   Excluding deposit interest/(10)/.............      2.71        5.46       5.48     256.21   1,130.00      16.35      15.14

________________
(1) For all periods, the entire securities portfolio was classified "Available for Sale."
(2)  Certain financial ratios for interim periods have been annualized.
(3)  Net interest income divided by average interest-earning assets.
(4) Yield on average interest-earning assets less rate on average interest-bearing liabilities.
(5) Non-interest expense less non-interest income divided by average total assets.
(6) Non-interest expense divided by the sum of net interest income plus non-interest income.
(7)  Earnings divided by average total assets.
(8)  Earnings divided by average common equity.
(9) 2000 performance ratios presented in the table above include a third quarter one-time severance charge and 1999 performance ratios include special charges related to the Towne Square Financial Corporation acquisition and St. Louis start-up costs incurred in the third and fourth quarter, respectively, in the following amounts (in thousands):

                                              Pre-Tax    After-Tax
                                              -------    ---------
     Severance charges......................  $   562     $   377
     Towne Square Corporation acquisition...    1,433       1,382
     St. Louis start-up costs...............      324         214

     2000 and 1999 performance ratios excluding the special charges described above are as follows:

                                           Nine Months Ended     Year Ended
                                          September 30, 2000    December 31,
                                         --------------------  --------------
                                           2000      1999           1999
                                         --------  --------    --------------
     Non-interest expense to average
        assets.........................     2.59%     2.33%         2.32%
     Net overhead ratio................     2.15      1.88          1.87
     Efficiency ratio..................    65.40     57.18         57.52
     Return on average assets..........     0.65      1.02          1.01
     Return on average equity..........     8.93     12.50         11.86

(10) In computing the ratio of earnings to fixed charges: (a) earnings have been based on income from continuing operations before income taxes and fixed charges, and (b) fixed charges consist of interest and amortization of debt discount and expense including amounts capitalized and the estimated interest portion of rents.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         You should read the following discussion in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and notes thereto, each appearing elsewhere in this prospectus. In addition to historical information, the following "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors, including those discussed in "Risk Factors" on page 9 and "Special Note Regarding Forward-Looking Statements" on page 16 in this prospectus.

Overview

         PrivateBancorp was organized as a Delaware corporation in 1989 to serve as the holding company for a Chicago-based de novo (start-up) bank. Our flagship downtown Chicago location opened in 1991. We expanded to Wilmette in north suburban Cook County in 1994 and the Oak Brook facility in west suburban DuPage County was established in 1997. We established the St. Charles office in January 2000, in connection with our purchase of Towne Square Financial Corporation (a company which was in the process of forming a de novo, or start-up, bank) on August 3, 1999. On February 11, 2000, we consummated our acquisition of Johnson Bank Illinois, adding additional locations of The PrivateBank (Chicago) in Lake Forest and Winnetka, Illinois. During the second quarter 2000, we received regulatory approval to create a new subsidiary and on June 23, 2000, PrivateBancorp capitalized The PrivateBank (St. Louis).

         For financial information regarding our four separate lines of business, Private Banking Services (Illinois), The PrivateBank (St. Louis), Trust Services and Holding Company Activities, see "Note 4 -- Operating Segments" to our unaudited consolidated financial statements as of and for the period ended September 30, 2000, included in this prospectus on page F-7.

         The profitability of our operations depends on our net interest income, provision for loan losses, non- interest income, and non-interest expense. Net interest income is dependent on the amounts and yields of interest- earning assets as compared to the amounts and rates on interest-bearing liabilities. Net interest income is sensitive to changes in market rates of interest as well as to the execution of our asset/liability management strategy. The provision for loan losses is affected by changes in the loan portfolio, management's assessment of the collectability of the loan portfolio, loss experience, as well as economic and market factors.

         Non-interest income consists primarily of trust fee income, and to a lesser extent, net securities gains and fees for ancillary banking services. Non-interest income from fees and deposit service charges are below peer group levels. This is largely the result of the profile of our typical client. Our clients tend to have larger deposit account balances than customers of traditional banks. Because average balances tend to be high, we do not earn high service charge income typical of many retail banks.

         Non-interest expenses are heavily influenced by the growth of operations. Our growth directly affects the majority of our expense categories. Profitability and expense ratios have been negatively impacted in 2000 due to the start-up operation of the St. Charles office, the acquisition of Johnson Bank Illinois, and the opening of The PrivateBank (St. Louis). It is expected that our results for the remainder of 2000 will continue to be impacted to some extent by the start-up nature of operations in St. Charles, St. Louis and in the new offices acquired through the Johnson Bank Illinois transaction. During 2001, we expect to continue to incur operating expenses in excess of revenues for the St. Louis office.

         On June 30, 1999, PrivateBancorp priced its initial public offering of 900,000 shares of its common stock at $18 per share. The closing date of the offering was July 6, 1999, when we received net proceeds of approximately $14.4 million (after deduction of offering expenses). On July 26, 1999, an additional 135,000 shares were sold pursuant to the underwriters' exercise of their over allotment option for additional net proceeds of $2.3 million. The year to date earnings per share calculation as of December 31, 1999 does not equal the sum of the individual quarter earnings per share amounts. Based upon the application of FASB Statement No. 128, "Earnings per Share", a difference arises that is attributable to the impact of our initial public offering which closed in July, 1999, and the acquisition of Towne Square Financial Corporation during the third quarter 1999.

Consolidated Results of Operations

Net Income

         Net income for the third quarter 2000 was $968,000, or $0.20 per diluted share, compared to third quarter 1999 net loss of $201,000, or $0.05 loss per diluted share. Excluding special, non-recurring charges, earnings for the quarter ended September 30, 2000 were $1.3 million, or $0.28 per diluted share, a 14.0% increase per share over earnings of $1.2 million, or $0.25 per diluted share, for the quarter ended September 30, 1999.

         Net income for the quarter ended September 30, 2000 included a previously announced one-time charge of $377,000 after-tax, or $0.08 per diluted share, comprised of severance packages for two departing executives as well as amounts incurred to secure their replacements. Net income for the quarter ended September 30, 1999 included an acquisition charge of $1.4 million after-tax, or $0.29 per diluted share, related to the acquisition of Towne Square Financial Corporation in St. Charles, Illinois. Third quarter 2000 net income includes a full quarter of financial results of the former Johnson Bank Illinois locations subsequent to their acquisition on February 11, 2000. Excluding the effect of goodwill amortization and acquisition interest expense associated with this transaction, the two offices located in Winnetka and Lake Forest have contributed $857,000 to our net income on a year-to-date basis and $332,000 for the third quarter ended September 30, 2000.

         For the nine months ended September 30, 2000, net income totaled $2.9 million, or $0.61 per diluted share, compared to $1.9 million, or $0.48 per diluted share, for the comparable period in 1999. Excluding the one-time charges, earnings for the nine months ended September 30, 2000 were $3.3 million, or $0.69 per diluted share, compared to $3.3 million, or $0.82 per diluted share, for the same period last year. The flat earnings growth between the nine month periods is primarily due to increasing operating expenses associated with our expansion strategy which more than offset our growth in net interest income and non-interest income for the nine months ended September 30, 2000 as compared to the same period in 1999.

         Net income for the year ended December 31, 1999 was $2.9 million, or $0.69 per diluted share, compared to $3.0 million, or $0.86 per diluted share, for the year ended December 31, 1998. Excluding the Towne Square Financial Corporation acquisition-related charge (incurred in the third quarter) and the St. Louis start-up costs, 1999 earnings were $4.5 million, an increase of 50% over 1998 net income. Before these one-time charges, 1999 earnings per diluted share were $1.07, a 24% increase over 1998 earnings per diluted share.

         Our increase in earnings from operations before special charges is primarily attributable to growth in the balance sheet, particularly in loans, and improvement in our net interest margin. Increased fee income, mainly from trust services, also contributed to the improvement in income before special charges. The table below shows the computation of earnings from operations before special charges for 1999.

                                                                        Year ended December 31, 1999
                                                                  ---------------------------------------
                                                                    Before         Tax           Net of
                                                                     Tax         (Benefit)        Tax
                                                                    Amount        Expense        Amount
                                                                  ----------    -----------    ----------
                                                                    (in thousands except per share data)
     Net income...........................................         $ 4,172        $ 1,257       $ 2,915
     Special charges(1)...................................          (1,757)          (162)       (1,595)
                                                                   -------        -------       -------
     Earnings from operations before special charges......         $ 5,929        $ 1,419       $ 4,510
                                                                   =======        =======       =======
     Earnings per diluted share before special charges....                                      $  1.07
                                                                                                =======

________________
(1) Special charges for the year ended 1999 represent the Towne Square Financial Corporation acquisition charges and the St. Louis start-up costs (pre-tax) of $1,433,200 and $324,000, respectively.

         In 1998, we earned $3.0 million as compared to $2.1 million in 1997. This 40.3% increase in earnings was primarily the result of growth in the balance sheet, particularly in the loan portfolio. Also contributing to improved performance were increases in the investment portfolio, a reduced provision for loan losses, increases in trust fees, and improved operating expense levels which grew at a slower rate than the combined income components.

         Diluted earnings per share for 1998 were $0.86, as compared to $0.65 for 1997, an increase of 30.3%. The growth rate of diluted earnings per share was lower than the growth rate in earnings due to an increase in the number of shares outstanding between the years and the value of existing stock options. Return on average assets for 1998 was 0.85%, as compared to 0.80% for 1997. Return on average equity for 1998 was 11.27%, as compared to 9.49% for 1997.

Net Interest Income

         Net interest income is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings. Net interest margin represents the net interest income on a tax equivalent basis as a percentage of average earning assets during the period. Net interest margin reflects the spread between average yields earned on interest earning assets and the average rates paid on interest bearing deposits and borrowings. The volume of non-interest bearing funds, largely comprised of demand deposits and capital, also affects the net interest margin.

         Net interest income was $17.2 million for the nine months ended September 30, 2000, compared to $11.2 million for the nine months ended September 30, 1999. Average earning assets increased by $226.9 million over the prior year period in 1999. Our net interest margin was 3.64% for the nine months ended September 30, 2000 compared to 3.71% for the prior year period. Although rising interest rates have improved the yield on average earning assets, interest expense on deposits and other borrowed funds have also increased, resulting in reduced net interest spread compared to the 1999 period. Net interest margin has decreased between the nine-month periods due to rising short-term rates which have resulted in increased cost of funds. Despite the reduction in net interest spread between the nine-month periods, the reduction in net interest margin is lesser primarily due to an increase in non-interest-bearing deposits resulting from the Johnson Bank Illinois acquisition. We expect to fund new loan growth in the remainder of 2000 out of deposit growth, supplemented by short-term borrowings and brokered deposits at prevailing market rates.

         Net interest income was $15.5 million during the year ended December 31, 1999, compared to $12.0 million for 1998, an increase of 29.1%. Net interest income is affected by both the volume of assets and liabilities held and the corresponding rates earned and paid. The increase in 1999 was primarily attributable to growth in earning assets and, to a lesser extent, improvement in net interest spread. Average earning assets during 1999 were $432.2 million compared to $331.6 million for 1998, an increase of 30.3%. Our net interest margin was 3.79% for the year ended December 31, 1999, compared to 3.64% for the prior year. The increase in net interest margin is attributable to a favorable shift in the mix of earning assets resulting in a higher percentage of average loans to total average assets and to the benefit in 1999 of investing the proceeds of our initial public offering in interest-earning assets. In 1999, the effect of non-interest bearing funds on the net interest margin added 64 basis points to the margin.

         In 1998, net interest income increased from 1997 by $1.9 million, or 19.3%, to $12.0 million. During the same period, the net interest margin decreased from 4.01% to 3.64%. Earning assets, on average, grew by $80.3 million in 1998, while yields dropped from 8.03% in 1997 to 7.65% in 1998. Rates earned on assets were affected by a general reduction in interest rate levels. During 1998, the Federal Open Market Committee lowered the target federal funds rate on three separate occasions by a total of 75 basis points. Similar reductions in Treasury rates, which are used as indices for several loan products, affected the average yield on our loan portfolio.

         In 1998, average interest-bearing liabilities grew by $71.8 million, while average rates paid on interest bearing liabilities dropped from 4.72% in 1997 to 4.66% in 1998. Due to spread compression and competitive pressures, we were unable to reduce rates paid on interest-bearing liabilities as quickly or as significantly as experienced on the asset side of the balance sheet. In 1998, the effect of non-interest bearing funds on the net interest margin added 63 basis points to the margin. In 1997, the effect was an addition of 70 basis points to the net interest margin.

         The following tables present a summary of our net interest income and related net interest margin, calculated on a tax equivalent basis:

                                               Nine Months Ended September 30,                        Year Ended December 31,
                               ----------------------------------------------------------------- ---------------------------------
                                             2000                             1999                             1999
                               --------------------------------  ------------------------------- ---------------------------------
                                  Average                           Average                          Average
                               Balance/(1)/   Interest    Rate   Balance/(1)/  Interest    Rate   Balance/(1)/  Interest     Rate
                               ------------  ----------  ------  -----------  ----------  ------  -----------  ----------   ------
                                                                                                       (dollars in thousands)
Short-term investments........    $  18,026    $    822   5.99%    $   5,786    $    215   4.95%    $   6,557    $    329    5.02%
Investment securities/(2)/....      101,780       5,400   7.07%       97,965       4,647   6.33%       93,903       6,055    6.45%
Loans, net of unearned
  discount....................      526,969      35,182   8.83%      316,102      18,861   7.96%      331,698      26,598    8.02%
                                  ---------    --------            ---------    --------            ---------    --------
Total earning assets..........    $ 646,775    $ 41,404   8.48%    $ 419,853    $ 23,723   7.53%    $ 432,158    $ 32,982    7.63%
                                  =========    ========            =========    ========            =========    ========

Interest bearing deposits.....    $ 526,162    $ 20,950   5.30%    $ 346,014    $ 11,278   4.35%    $  27,248    $    604    2.22%
Funds borrowed................       48,501       2,560   6.93%       17,284         674   5.20%       17,500         931    5.32%
                                  ---------    --------           ----------    --------            ---------    --------
Total interest bearing
  liabilities.................    $ 574,663      23,510   5.44%    $ 363,298      11,952   4.39%    $ 370,421      16,606    4.48%
                                  =========    --------            =========    --------            =========    --------

Tax equivalent net interest
  income......................                 $ 17,894                         $ 11,771                         $ 16,376
                                               ========                         ========                         ========
Net interest spread...........                            3.04%                            3.14%                             3.15%
Net interest margin...........                            3.64%                            3.71%                             3.79%

                                                                 Year Ended December 31,
                                       ---------------------------------------------------------------------------
                                                         1998                                  1997
                                       -----------------------------------  --------------------------------------
                                           Average                              Average
                                        Balance/(1)/   Interest     Rate     Balance/(1)/    Interest       Rate
                                       -------------  ----------  --------  -------------- ------------  ---------

Short-term investments.............       $   40,230   $   2,181     5.42%      $   15,917   $      875     5.43%
Investment securities/(2)/.........           57,427       3,576     6.23%          40,164        2,519     6.27%
Loans, net of unearned discount....          233,987      19,620     8.39%         195,237       16,729     8.60%
                                          ----------   ---------                ----------   ----------
Total earning assets...............       $  331,644   $  25,377     7.65%      $  251,318   $   20,123     8.03%
                                          ==========   =========                ==========   ==========

Interest bearing deposits..........       $   22,073   $     487     2.21%      $   17,722   $      377     2.13%
Funds borrowed.....................              373          19     5.09%              49            3     5.83%
                                          ----------   ---------                ----------   ----------
Total interest bearing
  liabilities......................       $  285,411      13,312     4.66%      $  213,583       10,081     4.72%
                                          ==========   ---------                ==========   ----------

Tax equivalent net interest
  income...........................                    $  12,065                             $   10,042
                                                       =========                             ==========
Net interest spread................                                  2.99%                                  3.31%
Net interest margin................                                  3.64%                                  4.01%

_________________
(1) Average balances were generally computed using daily balances.
(2) Interest income on tax advantaged investment securities reflects a tax equivalent adjustment based on a marginal federal corporate tax rate of 34%. The total tax equivalent adjustment reflected in the above table is approximately $659,000 and $594,000 for the nine months ended September 30, 2000 and 1999, respectively, and $914,000, $85,000 and $0 in the years ending December 31, 1999, 1998 and 1997, respectively.

         The following table shows the dollar amount of changes in interest income and interest expense by major categories of interest-earning assets and interest-bearing liabilities attributable to changes in volume or rate or a mix of both, for the periods indicated on a tax equivalent basis. Volume variances are computed using the change in volume multiplied by the previous year's rate. Rate variances are computed using the changes in rate multiplied by the previous year's volume.

                                    Nine Months Ended September 30,                Year Ended December 31,
                                         2000 Compared to 1999                      1999 Compared to 1998
                              ------------------------------------------  -----------------------------------------
                                Change      Change                          Change     Change     Change
                                due to      due to     Change     Total     due to     due to     due to     Total
                                 rate       volume   due to mix  change      rate      volume      mix      change
                               ---------  ---------- ---------- --------  ---------  ----------  ---------  -------
                                                              (dollars in thousands)
Short-term investments.....    $      45   $    454   $    108   $    607   $    (27)  $ (1,690)  $   (135) $(1,852)
Investment securities......          543        181         29        753        207      2,353        (81)   2,479
Loans, net of unearned
  discount.................        2,059     12,566      1,696     16,321     (1,227)     7,836        369    6,978
                               ---------   --------   --------   --------   --------   --------  ---------  -------
   Total interest income...        2,647     13,201      1,833     17,681     (1,047)     8,499        153    7,605
                               ---------   --------   --------   --------   --------   --------  ---------  -------

Interest bearing deposits..        2,461      5,867      1,344      9,672       (776)     3,014        144    2,382
Funds borrowed.............          224      1,215        447      1,886         40        911        (39)     912
                               ---------   --------   --------   --------   --------   --------  ---------  -------
   Total interest expense..        2,685      7,082      1,791     11,558       (736)     3,925        105    3,294
                               ---------   --------   --------   --------   --------   --------  ---------  -------

Net interest income........    $    ( 38)  $  6,119   $     42   $  6,059   $   (311)  $  4,574   $     48  $ 3,483
                               =========   ========   ========   ========   ========   ========  =========  =======

                                             1998 Compared to 1997
                                -------------------------------------------
                                 Change     Change       Change
                                 due to     due to       due to     Total
                                  rate      volume        mix      change
                                --------- ----------    ------   ----------

Short-term investments.......   $    (4)    $ 1,318     $   (8)    $ 1,306
Investment securities........       (23)      1,075          5       1,057
Loans, net of unearned
 discount....................      (491)      3,251        131       2,891
                                -------     -------     ------     -------
   Total interest income.....      (518)      5,644        128       5,254
                                -------     -------     ------     -------

Interest bearing deposits....      (171)      3,332         54       3,215
Funds borrowed...............        (3)         17          2          16
                                --------    -------     ------     -------
   Total interest expense....      (174)      3,349         56       3,231
                                -------     -------     ------     -------

Net interest income..........   $  (344)    $ 2,295     $   72     $ 1,938
                                =======     =======     ======     =======

                                      28

Provision for Loan Losses

         We provide for an adequate allowance for loan losses that are probable and reasonably estimable in our portfolio. The provision for loan losses reflect management's latest assessment of the inherent losses in the loan portfolio. A discussion of the allowance for loan losses and the factors on which provisions are based begins on page 35.

         Our provision for loan losses was $1.4 million for the nine months ended September 30, 2000, compared to $771,000 for the comparable period in 1999. Increases in the provision for loan losses compared to the prior year periods are related to the growth in the loan portfolio.

         Our provision for loan losses was $1.2 million for the year ended December 31, 1999, compared to $362,000 for the comparable period in 1998. Net charge-offs for the years ended December 31, 1999 and 1998 were $108,000 and approximately $2,000, respectively.

         Our provision for loan losses decreased 60.0% from $603,000 in 1997 to $362,000 in 1998. Throughout 1998, we reassessed our allowance for loan losses to determine the appropriate level to be maintained. This analysis was influenced by the following factors: the volume and quality of loans and commitments in the portfolio, loss experience, and economic conditions. The reduced provision, despite an increasing portfolio, reflects management's assessment of the overall risk in the loan portfolio.

Non-Interest Income

         Non-interest income for the third quarter of 2000 was $745,000, reflecting an increase of $233,000, or 45.5%, over the $512,000 reported in the third quarter of 1999. The increase is primarily attributable to increases in service charge income and trust fee revenues. Service charge income increased $93,000 over the prior year quarter primarily due to fees earned on accounts related to the former Johnson Bank Illinois offices in Winnetka and Lake Forest. Trust fee revenue increased to $565,000 compared to $429,000 in the prior year quarter. Trust assets under administration increased 17.4% to $785.7 million at September 30, 2000 compared to $669.0 million at September 30, 1999. In February 2000, the acquisition of Johnson Bank Illinois added approximately $60.0 million to trust assets under administration. We expect to continue to expand our trust services beyond the Chicago office with the continued addition of trust staff to our suburban offices and The PrivateBank (St. Louis) in 2001.

         Non-interest income increased approximately $748,000, or 50.9%, to $2,218,000 for the first nine months of 2000, as compared to $1,470,000 reported in the comparable period in 1999. Trust income increased by $461,200 to $1,655,361 for the nine months ended September 30, 2000, an increase of 38.6% over the nine months ended September 30, 1999. Service charge revenue increased by $218,854 to $423,015 for the nine months ended September 30, 2000 compared to $204,161 for the nine months ended September 30, 1999. This increase is primarily attributable to the addition of the former Johnson Bank Illinois offices. We recognized $92,000 in securities gains during the first nine months of 2000 compared to $57,000 in gains during the nine months ended September 30, 1999.

         Non-interest income increased approximately $683,000, or 51.7%, to $2.0 million for the year ended December 31, 1999, compared to $1.3 million for 1998. The largest component of non-interest income is trust fees, which grew 60.0% to $1.6 million in 1999, reflecting a restructuring of trust fee schedules and growth in trust assets under administration to $730.0 million at year end 1999 compared to $612.0 million at December 31, 1998, an increase of 19.3%.

         In 1998, total non-interest income increased 9.2% to $1.3 million from $1.2 million in 1997. Trust assets have more than doubled since mid-1996. This growth is in part attributable to our success in attracting larger blocks of business and the favorable stock market. Trust fees increased 9.7% from $937,000 in 1997 to $1.0 million in 1998, reflecting growth in trust assets under administration of $141.6 million, or 30.1%, to $611.6 million at year end 1998. During 1997, we earned fees of $119,000 while administering a problem account. This account was transferred to another trust institution late in 1997. Without this income in 1997, the increase in trust income in 1998 over 1997 would have been $210,000, or 25%.

         Total non-interest income also included $57,000, $40,000 and $0 in realized gains from sales of investment securities during 1999, 1998 and 1997, respectively.

Non-Interest Expense

                                                             Nine Months Ended
                                                               September 30,                Year Ended December 31,
                                                        -------------------------   --------------------------------------
                                                             2000         1999          1999          1998         1997
                                                        ------------- -----------   ------------- ------------- ----------
                                                                                 (in thousands)
Salaries and employee benefits...................          $ 5,906       $3,403        $ 5,156       $4,077       $3,902
Severance charge.................................              562           --             --           --           --
Occupancy........................................            2,180        1,126          1,563        1,379        1,274
Data processing..................................              571          382            478          508          396
Marketing........................................              845          429            692          567          500
Goodwill.........................................              525           --             --           --           --
Professional fees................................            1,651          891          1,295          561          448
Insurance........................................              222          132            214          134          115
Towne Square acquisition.........................               --        1,300          1,300           --           --
Other expense....................................            1,254        1,208          1,389          864          627
                                                           -------       ------        -------       ------       ------
 Total non-interest expense......................          $13,716       $8,871        $12,087       $8,090       $7,262
                                                           =======       ======        =======       ======       ======

         Non-interest expense for the first nine months of 2000 increased by 54.6%, or $4.8 million, as compared to the nine-month period ended September 30, 1999. The nine months ended September 30, 2000 reflected a one-time severance charge of $562,000 relating to severance packages for two departing executives and costs incurred in connection with the recruitment and hiring of their replacements. Included in total non-interest expense for the nine months ended 1999 is the one-time $1.3 million charge associated with the acquisition of Towne Square Financial Corporation, as well as $133,200 of transaction costs associated with the acquisition.

         Excluding one-time charges, non-interest expense increased 76.8% from $7.4 million at September 30, 1999 to $13.2 million at September 30, 2000. A portion of the increase is attributable to goodwill amortization of $525,000 recorded during the nine months ended September 30, 2000 resulting from the Johnson Bank Illinois acquisition, which closed on February 11, 2000. The remainder of the increase over the prior year level is also primarily due to expenses incurred in connection with our expansion initiatives.

         Non-interest expense for the nine months ended September 30, 2000 includes operating expenses of $887,000 and $1,408,000 related to the St. Charles and the St. Louis offices, respectively. Additionally, 2000 results reflect the addition of the two new locations acquired through the Johnson Bank Illinois transaction which increased operating expenses by $1,587,000 for the nine months ended September 30, 2000. Amortization of goodwill in the amount of $525,000 was recognized during 2000 in connection with the Johnson Bank Illinois acquisition. The remaining increase in non-interest expense of approximately $1,299,000 is due to overall growth in salaries and benefits, professional services and marketing costs at our existing offices.

         Excluding the effect of the one-time $1.3 million charge associated with the acquisition of Towne Square Financial, which is not tax deductible, non-interest expense increased 33.3% to $10.8 million for the year ended December 31, 1999 compared to $8.1 million for 1998. Non-interest expense as a percentage of average assets changed from 2.71% in 1997 to 2.29% in 1998 to 2.32% in 1999.

         Excluding the effects of one time charges during 2000 and 1999, our efficiency ratio (tax equivalent), which measures the percentage of net revenue that is paid as non-interest expense, was 65.4% for the nine months ended September 30, 2000 as compared to 57.1% for the nine months ended September 30, 1999. Our efficiency ratio for

2000 was negatively impacted due to the start-up nature of the St. Charles office and the St. Louis office. During 2001, we expect to continue to incur operating expenses in excess of revenues for the St. Louis office. We expect the efficiency ratio to remain high until business development efforts at the new offices generate revenue sufficient to offset the related operating expenses.

         The efficiency ratio for the year ended December 31, 1999 was 65.8% compared to 60.8% for the year ended December 31, 1998. However, excluding the Towne Square acquisition-related charge (incurred in the third quarter) and the St. Louis start-up costs (incurred in the fourth quarter), the efficiency ratio improved to 57.5% in 1999 from 60.8% in 1998 and 64.5% in 1997.

         The following table shows our operating efficiency (excluding special charges) over the last three years:

                                                  Nine Months Ended
                                                     September 30,                 Year Ended December 31,
                                              --------------------------    --------------------------------------
                                                2000/(1)/     1999/(2)/        1999/(2)/       1998        1997
                                              ------------  ------------    --------------  ------------ ---------
Non-interest expense to average assets.......      2.59%        2.33%            2.32%         2.29%       2.71%
Net overhead ratio/(3)/......................      2.15         1.88             1.87          1.91        2.26
Efficiency ratio/(4)/........................     65.40        57.18            57.52         60.80       64.50

__________________
(1)  Excludes a one-time severance charge of $562,000 (pre-tax).
(2) Excludes the special charges relating to the Towne Square Financial Corporation acquisition and the St. Louis start-up costs (pre-tax) of $1,433,200 and $324,000, respectively.
(3) Non-interest expense less non-interest income divided by average total assets.
(4) Non-interest expense divided by the sum of net interest income plus non-interest income.

         For the nine months ended September 30, 2000, salaries and benefits increased by approximately $2.5 million reflecting our increased level of full time equivalent employees to 134 versus 77 at September 30, 1999. The increase is due primarily to the increased number of employees, including the senior officers, responsible for opening the St. Charles and St. Louis offices, as well as the addition of employees from the Johnson Bank Illinois acquisition. Our main office in Chicago has also experienced growth in personnel during 2000 in response to the overall growth of the organization and to increased staffing needs to support a public company.

         During the nine months ended September 30, 2000, professional fees, which include legal, accounting, consulting services and investment management fees, increased by 85.3% to $1.7 million compared to prior year period fees of $891,000, primarily due to higher legal, accounting and information-system consultation services. Marketing expenses increased by $416,000 due to the use of a public relations firm and investments in new marketing materials describing our new offices and products.

         Salary and employee benefit expense increased 26.5% to $5.2 million for the year ended December 31, 1999 from $4.1 million for the year ended December 31, 1998. Full-time- equivalent employees increased 28% to 91.5 at December 31, 1999 from 71.5 at December 31, 1998. The increase in salary and benefits for 1999 was affected by the start up of the St. Charles office. In addition, we incurred approximately $262,000 in salary-related expense in connection with the formation of the St. Louis office. A portion of the increase in salaries and benefits is attributable to a general increase in our staffing resulting from growth and increased staffing needs to support a public company. Salaries and employee benefits increased 4.5% to $4.1 million in 1998 from $3.9 million in 1997.

         Professional fees increased 130.8% to $1.3 million for the year ended December 31, 1999 from $561,000 for 1998. Professional fees were $448,000 in 1997. The increase in 1999 is due to a number of factors including increased consulting services rendered in regard to year 2000 readiness. During the third quarter of 1999, we completed our data processing conversion to a new third-party provider. We incurred $145,000 of consulting expenses related to the data processing conversion during the third quarter 1999. These projects included the system merger completed in connection with the Johnson Bank Illinois acquisition, the upgrade of The PrivateBank (Chicago)'s wire transfer system, implementation of a new asset liability management software program and various other projects which relate to general upgrades of our current technology infrastructure.

         Included in professional fees for the 1999 period are approximately $95,000 of non-recurring legal and accounting fees associated with the Towne Square acquisition and $13,000 of legal fees related to the start-up costs of the St. Louis office. In addition, the increase in trust-related business has resulted in increased investment management fees paid to third parties during the year ended December 31, 1999.

         During 2001, we plan to invest approximately $1.3 million in our information technology infrastructure. These expenditures will result in new hardware, innovative software and overall integration of our various technology components. The upgrade to our information technology platform is the result of an independent third- party assessment of our current operating environment, which was conducted during 2000. The 2001 information technology renovation will augment the technology expenditures that have been made in 1999 and 2000 in connection with the implementation of a new data processing system, upgrades to our internet banking products, web page development and other system related projects that have increased our customer service capabilities.

         For the years ended 1999, 1998 and 1997, the other expense category of non-interest expense consists primarily of postage, telephone, delivery, office supplies, training and other miscellaneous expenses. During 1999 these expenses increased relative to 1998 by 61.0%. The increase of other expenses for 1999 is attributable to the establishment of the St. Louis and St. Charles offices, training incurred in connection with the new data processing system and a general increase in business volumes during 1999. During 1998 the other non-interest expense category increased 37.6% as compared to 1997, reflecting overall growth in business volumes.

Income Taxes

         The following table shows our income before income taxes, applicable income taxes and effective tax rate for the nine months ended September 30, 2000 and 1999, and for the years ended December 31, 1999, 1998 and 1997:

                                     Nine Months Ended
                                       September 30,                  Year Ended December 31,
                               --------------------------- -------------------------------------------
                                    2000         1999           1999            1998        1997
                               ------------- ------------  --------------  ------------- ------------
                                                       (dollars in thousands)
Income before taxes...........     $4,381        $3,004         $4,172          $4,849        $3,387
Income tax provision..........      1,466         1,066          1,257           1,839         1,242
Effective tax rate............       33.5%         35.5%          30.1%           37.9%         36.7%

         The effective income tax rate varies from statutory rates principally due to certain interest income which is tax-exempt for federal or state purposes, and certain expenses (including the Towne Square acquisition charge) which are disallowed for tax purposes. Decreases in the income tax provision for the year ended December 31, 1999 as compared to 1998 resulted from the increase of our municipal bond portfolio as a percentage of total investment securities. Municipal securities on a year to date average basis increased to $39.5 million for the year ended December 31, 1999 from $25.0 million for the year ended December 31, 1998. The impact of increased non- taxable income in 1999 was offset by the one-time non-tax deductible special charge related to the Towne Square acquisition.

Financial Condition

Total Assets

         Total assets were $763.8 million at September 30, 2000, an increase of $245.1 million, or 47.3%, over $518.7 million at December 31, 1999. The balance sheet growth was accomplished mainly through the acquisition of Johnson Bank Illinois, loan growth throughout the company, and increased borrowings used to capitalize The PrivateBank (St. Louis).

         Total assets were $518.7 million at December 31, 1999, an increase of $102.4 million, or 24.6%, over the $416.3 million a year earlier. The balance sheet growth was achieved mainly through loan growth funded through traditional sources, as well as the use of Federal Home Loan Bank advances and brokered deposits. We expect to continue to use Federal Home Loan Bank advances and brokered deposits as alternative methods of funding loan growth. We will first look toward internally generated deposits as funding sources, but expect to supplement our funding needs with non-traditional funding sources as needed. Federal Home Loan Bank advances have proven to be reliable sources of funds. Brokered deposits are slightly more costly than Federal Home Loan Bank advances but require no collateral.

Loans

         Total loans increased to $584.9 million at September 30, 2000, an increase of $187.6 million, or 47.2%, from $397.3 million at December 31, 1999. Total loans at December 31, 1999 increased $115.3 from $282.0 million at December 31, 1998.

         The following table sets forth our loan portfolio, net of unearned discount, by category as of September 30, 2000, and as of December 31 for the previous five fiscal years:

                                September 30,                                 December 31,
                                               ----------------------------------------------------------------------
                                    2000            1999          1998          1997           1996         1995
                                -------------- -------------- ------------- -------------  ------------ -------------
                                                                     (in thousands)
Commercial real estate.....     $  198,773     $  146,368     $   94,392     $   55,429    $    39,452  $    29,114
Commercial.................        144,321         67,026         46,800         33,862         28,004       22,906
Residential real estate....         87,156         72,972         54,171         56,307         45,012       25,973
Personal...................         58,952         57,497         44,094         42,077         35,339       28,150
Home equity................         44,615         24,396         20,100         20,680         20,683       18,707
Construction...............         51,102         29,018         22,408         10,140          2,853        1,219
                                ----------     ----------     ----------     ----------    -----------  -----------
   Total loans.............     $  584,919     $  397,277     $  281,965     $  218,495    $   171,343  $   126,069
                                ==========     ==========     ==========     ==========    ===========  ===========

         The following table classifies the loan portfolio, by category, at September 30, 2000, by date at which the loans reprice:

                               One year     After one year      After                           More than one year
                                                                                          -------------------------------
                               or less       to five years   five years       Total           Fixed       Variable/(1)/
                            --------------   -------------   ----------   --------------  ------------- -----------------
                                                                  (in thousands)
Commercial real estate.....      $  76,662       $113,825      $ 8,286       $198,773         $71,260        $50,851
Commercial.................        117,280         26,796          245        144,321          27,039              2
Residential real estate....         28,580         52,109        6,467         87,156          13,649         44,927
Personal...................         56,233          2,658           61         58,952           2,678             41
Home Equity................         44,615             --           --         44,615              --             --
Construction...............         49,222          1,880           --         51,102             660          1,220
                                 ---------       --------      -------       --------        --------        -------
   Total loans.............      $ 372,592       $197,268      $15,059       $584,919        $115,286        $97,041
                                 =========       ========      =======       ========        ========        =======

__________________
(1)     Includes adjustable rate mortgage products.

Nonaccrual and Nonperforming Loans

         The following table classifies our non-performing loans as of the dates shown:

                                       September 30,                         December 31,
                                                       -----------------------------------------------------------
                                           2000            1999         1998         1997       1996       1995
                                     ----------------- ------------ ------------ ------------ ---------  ---------
                                                                      (dollars in thousands)
Nonaccrual loans.....................        $324          $600        $   --      $  --       $   --       $2,298
Loans past due 90 days or more.......         242           223         1,016        527        1,116          100
                                            -----          ----        ------      -----        -----       ------
   Total non-performing loans........         566           823         1,016        527        1,116        2,398
                                            -----          ----        ------      -----       ------       ------
Other real estate owned..............          --            --            --         --           --           --
                                            -----          ----        ------      -----       ------       ------
   Total non-performing assets.......        $566          $823        $1,016      $ 527       $1,116       $2,398
                                             ====          ====        ======      =====       ======       ======

Total non-performing loans to
   total loans.......................        0.10%         0.21%         0.36%      0.24%        0.65%        1.90%
Total non-performing assets to               0.07          0.16          0.24       0.17         0.45         1.22
   total assets......................

         It is our policy to discontinue the accrual of interest income on any loan for which there exists reasonable doubt as to the payment of interest or principal. Nonaccrual loans are returned to an accrual status when the financial position of the borrower indicates there is no longer any reasonable doubt as to the payment of principal or interest.

         Other than those loans reflected in the table above, we had no significant loans for which the terms had been renegotiated or restructured, or for which we had serious doubts as to the ability of the borrower to comply with repayment terms. We did not have any other real estate owned as of any of the dates shown.

         Potential Problem Loans. In addition to those loans reflected in the table above, we have identified some loans through our problem loan identification process which exhibit a higher than normal credit risk. Loans in this category include those with characteristics such as those past maturity more than 90 days, those that have recent adverse operating cash flow or balance sheet trends, or that have general risk characteristics that management believes might jeopardize the future timely collection of principal and interest payments. The principal amount of loans in this category as of September 30, 2000 was $242,000. At September 30, 2000, there were no significant loans which were classified by any bank regulatory agency that are not included above as nonaccrual, past due or restructured.

         Loan Concentrations. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. Other than loans made to borrowers residing in the Chicago and St. Louis metropolitan areas and our involvement in lending secured by real estate, we had no concentrations of loans exceeding 10% of total loans at September 30, 2000.

         Nonaccrual loans decreased to $324,000 at September 30, 2000 as compared to $600,000 at December 31, 1999. The largest component of nonaccrual loans at December 31, 1999 consists of one residential real estate loan in the amount of approximately $538,000. Nonaccrual loans were $0 as of December 31, 1998.

         Nonperforming loans include nonaccrual loans and accruing loans which are 90 days or more delinquent. Nonperforming loans were $566,000 at September 30, 2000, compared to $823,000 as of December 31, 1999 and $1.0 million at December 31, 1998. Nonperforming loans were 0.10%, 0.21% and 0.36% of total loans at September 30, 2000, December 31, 1999 and December 31, 1998, respectively. Nonperforming loans were 0.07%, 0.16% and 0.24% of total assets at September 30, 2000, December 31, 1999 and December 31, 1998, respectively.

Allowance for Loan Losses

         We believe our loan loss experience to date reflects the high credit quality of our loan portfolio. The following table shows changes in the allowance for loan losses resulting from additions to the allowance and loan charge-offs for each of the periods shown.

                                       September 30,                            December 31,
                                                       -------------------------------------------------------------
                                           2000            1999        1998         1997         1996       1995
                                     ----------------- -----------  -----------  -----------  ---------  -----------
                                                                        (in thousands)
Balance at beginning of period.......      $  4,510      $  3,410     $  3,050     $  2,450    $  1,955    $  1,025
Johnson Bank Illinois acquisition--
   loan loss reserve.................           864            --           --           --          --          --

Loans Charged-Off:
Commercial real estate...............            --            --           --           --          --          --
Commercial...........................           712            --           --           --          --          --
Residential real estate..............            --            --           --           --          --          --
Personal.............................            27           108            2            3          29          --
Home equity..........................            --            --           --           --          --          --
Construction.........................            --            --           --           --          --          --
   Total loans charged-off...........           739           108            2            3          29          --
                                           --------      --------     --------     --------    --------    --------
Provision for loan losses............         1,356         1,208          362          603         524         930
                                           --------      --------     --------     --------    --------    --------
Balance at end of period.............      $  5,991      $  4,510     $  3,410     $  3,050    $  2,450    $  1,955
                                           ========      ========     ========     ========    ========    ========

Average total loans..................      $528,150      $332,502     $234,486     $195,605    $141,043    $111,855
                                           ========      ========     ========     ========    ========    ========

Net charge-offs to average total
   loans.............................          0.23%         0.03%          --           --        0.02%         --

         The following table shows our allocation of the allowance for loan losses by specific category at the dates shown. We considered various qualitative and quantitative factors about the loan portfolio which we deemed relevant in determining the level of the allowance for loan losses.

                                   September 30,                                  December 31,
                               ----------------------  ---------------------------------------------------------------------
                                       2000                    1999                   1998                    1997
                               ----------------------  ---------------------  ---------------------  -----------------------
                                             % of                   % of                   % of                    % of
                                            Total                  Total                   Total                  Total
                                 Amount    Allowance    Amount    Allowance     Amount   Allowance     Amount    Allowance
                               ----------  ----------  ---------  ----------  ---------- ----------  ----------  -----------
                                                                  (dollars in thousands)
Commercial real estate........     $1,503       25.1%     $1,154        25.6%    $   732       21.5%     $  429        14.1%
Commercial ...................      1,793       29.9         930        20.6         693       20.3         464        15.2
Residential real estate.......        421        7.0         423         9.4         277        8.1         306        10.0
Personal......................        608       10.1         568        12.6         545       16.0       1,037        34.0
Home Equity...................        400        6.7         237         5.3         201        5.9         201         6.6
Construction..................        646       10.8         369         8.2         236        6.9         106         3.5
Unallocated...................        620       10.3         829        18.3         726       21.3         507        16.6
                                   ------      -----      ------       -----      ------      -----      ------       -----
   Total......................     $5,991      100.0%     $4,510       100.0%     $3,410      100.0%     $3,050       100.0%
                                   ======      =====      ======       =====      ======      =====      ======       =====

                                               December 31,
                               ---------------------------------------------
                                      1996                    1995
                               ---------------------   ---------------------
                                             % of                   % of
                                             Total                  Total
                               Amount      Allowance     Amount    Allowance
                               ----------  ---------   ---------   ---------
                                         (dollars in thousands)

Commercial real estate........    $   295       12.0%    $   226        11.6%
Commercial ...................        422       17.2         913        46.7
Residential real estate.......        254       10.4         142         7.3
Personal......................        973       39.7         392        20.1
Home Equity...................        184        7.5         164         8.4
Construction..................         28        1.1          13         0.7
Unallocated...................        294       12.0         105         5.4
                                   ------      -----      ------       -----
   Total......................     $2,450      100.0%     $1,955       100.0%
                                   ======      =====      ======       =====

         Loan quality is continually monitored by management and is reviewed by the loan/investment committee of the board of directors of the banks on a monthly basis. The amount of additions to the allowance for loan losses which are charged to earnings through the provision for loan losses is determined based on a variety of factors, including assessment of the credit risk of the portfolio, delinquent loans, evaluation of current economic conditions in the market area, actual charge-offs during the year and historical loss experience. The unallocated portion of the reserve involves the exercise of judgment by management and reflects various considerations, including management's view that the reserve should have a margin that recognizes the imprecision inherent in the process of estimating credit losses.

         We maintain an allowance for loan losses sufficient to absorb credit losses inherent in our loan portfolio. The allowance for loan losses represents our estimate of probable losses in the portfolio at each balance sheet date and is supported by all available and relevant information. The allowance contains provisions for probable losses that have been identified relating to specific borrowing relationships as well as probable losses inherent in our loan portfolio and credit undertakings that are not specifically identified. We believe that the allowance for loan losses is adequate to provide for estimated probable credit losses inherent in our loan portfolio.

         The allowance for loan losses as a percentage of total loans was 1.0% at September 30, 2000, 1.1% as of December 31, 1999 and 1.2% as of December 31, 1998. Net charge-offs for the nine months ended September 30, 2000 and 1999 were $739,000 and $102,000, respectively. Net charge-offs to average total loans were 0.23% as of September 30, 2000 compared to 0.03% as of December 31, 1999 and 0% as of December 31, 1998. The increase in net charge-offs during 2000 is due primarily to a single commercial credit relationship. In management's judgment, an adequate allowance for loan losses has been established.

Investment Securities

         Investments are substantially comprised of federal funds sold, debt securities and, to a lesser extent, equity investments. "Federal funds sold" are overnight investments in which, except for cash reserves, all remaining funds are invested. Our debt securities portfolio is primarily comprised of U.S. Treasury agency obligations, municipal bonds, mortgage-backed pools and collateralized mortgage obligations. Equity securities consist of investments in Federal Home Loan Bank stock.

         All securities are classified as available-for-sale and may be sold as part of our asset/liability management strategy in response to changes in interest rates, liquidity needs or significant prepayment risk. Securities available- for-sale are carried at fair value, with related unrealized net gains or losses, net of deferred income taxes, recorded as an adjustment to equity capital. At September 30, 2000, reported stockholders' equity was reduced by unrealized securities losses net of tax of $1.8 million. This represented an improvement of $982,000 from unrealized securities losses net of tax of $2.8 million at December 31, 1999, which was a decrease of $3.0 million from a net unrealized gain of $151,000 recorded as part of equity at December 31, 1998.

         Securities available-for-sale increased to $132.8 million at September 30, 2000, up 86.7% from $71.1 million as of December 31, 1999, and $116.9 million as of December 31, 1998. The increase in investment securities is the result of the acquisition of the Johnson Bank Illinois portfolio. Following the acquisition of Johnson Bank Illinois, we sold approximately $9.7 million of the former Johnson Bank Illinois investment securities portfolio as part of our realignment of our available-for-sale investment securities portfolio. The proceeds from the sale of investment securities were reinvested in U.S. government agency securities. We purchased approximately $35.0 million in government agency securities during the third quarter 2000 in connection with execution of our interest rate risk management strategy.

         U.S. government agency securities and collateralized mortgage obligations increased 228.1% to $85.3 million at September 30, 2000 from $26.0 million at December 31, 1999 and from $61.4 million at December 31, 1998. The increase in U.S. government agency securities resulted from the Johnson Bank Illinois acquisition in addition to the investment securities that were purchased in the third quarter 2000. Municipal securities increased by $1.2 million at September 30, 2000 as compared to the year-end 1999 amount of

$33.6 million and $37.8 million at December 31, 1998. Corporate debt and equity securities increased slightly due to the Johnson Bank Illinois acquisition.

                                                              September 30,                December 31,
                                                                             -----------------------------------------
                                                                 2000            1999          1998            1997
                                                            --------------   -------------  ------------   -----------
                                                                                           (in thousands)
Available-for-Sale:
U.S. Treasury securities and U.S. Government agency
   obligations.............................................     $  3,941         $    --       $  6,095      $ 6,066
State and political subdivision obligations................       34,844          33,614         37,804           --
Mortgage-backed securities and collateralized
   mortgage obligations....................................       81,325          25,987         61,414       40,308
Corporate debt securities/(1)/.............................        9,858           9,796         10,263       18,269
Equity securities and others...............................        2,846           1,737          1,315          740
                                                                --------         -------       --------      -------
      Total investment securities..........................     $132,814         $71,134       $116,891      $65,383
                                                                ========         =======       ========      =======

________________
(1) Includes collateralized mortgage obligations not guaranteed by government agencies.

         Maturities of investment securities (based on the security's par value), by category, as of September 30, 2000, are shown in the following table.

                                           Within       From one      From five to      After
                                          one year    to five years     ten years     ten years    Equity       Total
                                          --------    -------------   ------------    ---------    ------       -----
                                                                    (in thousands)
U.S. Treasury securities and U.S.
   Government agency obligations........   $   --        $ 3,000         $    --       $    --      $   --   $  3,000
State and political subdivision
   obligations..........................      330            630           2,815        36,760          --     40,535
Mortgage-backed securities and
   collateralized mortgage
   obligations..........................    4,832         55,742          15,463         4,742          --     80,779
Corporate debt securities/(1)/..........       --          5,075           3,440         1,485          --     10,000
Equity securities and others............       --             --              --            --       2,846      2,846
                                           ------        -------         -------       -------      ------   --------
      Total investment securities.......   $5,162        $64,447         $21,718       $42,987      $2,846   $137,160
                                           ======        =======         =======       =======      ======   ========

________________
(1) Includes collateralized mortgage obligations not guaranteed by government agencies.

         The weighted average yield (computed on a tax equivalent basis) for each range of maturities of securities, by category, is shown below as of September 30, 2000:

                                                 Within        From one     From five to      After
                                                one year    to five years    ten years     ten years   Equity    Total
                                                --------    -------------   -----------    ---------   ------    -----
U.S. Treasury securities and U.S.
   Government agency obligations..............      --%          7.15%            --%          --%       --%     7.50%
State and political subdivisions
   obligations................................    9.04           8.67           6.27         6.63        --      6.66
Mortgage-backed securities and
   collateralized mortgage obligations........    6.74           7.10           7.52         7.54        --      7.19
Corporate debt securities/(1)/................      --           7.57           7.56         7.57        --      7.56
Equity securities and others..................      --             --             --           --      6.97      6.97
                                                  ----           ----           ----         ----      ----      ----
      Total investment securities.............    6.89%          7.16%          7.36%        6.76%     6.97%     7.05%
                                                  ====           ====           ====         ====      ====      ====

_________________
(1) Includes collateralized mortgage obligations not guaranteed by government agencies.

         Subsequent to September 30, 2000, we sold approximately $25.6 million of collateralized mortgage obligations at a gain of approximately $95,000 and replaced them with mortgage-backed pools to enhance our interest rate risk management strategy. In addition, we sold approximately $2.8 million of municipal bonds at a loss of approximately $95,000 and replaced them with municipal bonds at current market rates to take advantage of favorable tax treatment as well as enhance our interest rate risk management strategy. In addition, we purchased $32.6 million of additional Federal Home Loan Bank stock, $31.7 million as a short-term investment alternative and $900,000 of which is to support additional borrowings.

Deposits and Funds Borrowed

         Total deposits of $633.0 million at September 30, 2000 represent an increase of $179.9 million, or 39.7%, from $453.1 million at December 31, 1999. Deposits increased 24.1% during 1999 from $365.0 million at December 31, 1998. Non-interest-bearing deposits were $55.8 million at September 30, 2000, approximately $19.0 million more than the $36.8 million reported at December 31, 1999. Non-interest bearing deposits were $39.5 million at December 31, 1998. Interest-bearing demand deposits increased 12.9% to $37.7 million at September 30, 2000 compared to $33.4 million at December 31, 1999, which increased $6.9 million from $26.5 million at December 31, 1998. Savings and money market deposit accounts increased by $69.9 million to $274.0 million at September 30, 2000 as compared to $203.3 million at December 31, 1999, up from $170.7 million at December 31, 1998. Other time deposits increased by approximately $49.9 million to $207.1 million as compared with the December 31, 1999 balance of $157.2 million. Other time deposits were $128.3 million at year end 1998. Brokered deposits increased to $58.3 million at September 30, 2000 from $21.7 million at December 31, 1999. We did not have any brokered deposits at year end 1998.

         Our membership in the Federal Home Loan Bank System gives us the ability to borrow funds from the Federal Home Loan Bank of Chicago (Federal Home Loan Bank) for short- or long-term purposes under a variety of programs. We have periodically used services of the Federal Home Loan Bank for short-term funding needs and other correspondent services.

         During 2000, we increased our utilization of Federal Home Loan Bank advances to fund loan growth. Management anticipates that our reliance on Federal Home Loan Bank borrowings as a funding source will likely increase further during the fourth quarter to the extent that rates on Federal Home Loan Bank advances continue to be more attractive than deposit pricing. Federal Home Loan Bank borrowings totaled $15.0 million at December 31, 1999 and represented fixed advances maturing in less than three months. At December 31, 1998, there were $20.0 million in Federal Home Loan Bank advances at an interest rate of 5.20% outstanding. At September 30, 2000, we had $40.0 million of Federal Home Loan Bank borrowings outstanding as follows:

              Debt Type                   Amount        Contractual Rate          Maturity      Callable
              ---------                   ------        ----------------          --------      --------
                                                    (dollars in thousands)
Fixed advance........................     $30,000             6.91%                12/06/00        N/A
Callable floating-rate advance.......      10,000   LIBOR minus 5 basis points     05/01/01     11/01/00

         At September 30, 2000, repurchase agreements of approximately $2.0 million were outstanding in addition to $7.0 million of federal funds purchased for liquidity purposes. At December 31, 1999 and 1998, no repurchase agreements and no federal funds purchased were outstanding.

         On February 11, 2000, to effect the Johnson Bank Illinois acquisition, we borrowed $7.5 million under a new, two-year, $18.0 million revolving credit facility at an initial rate of 7.20%. During the second quarter 2000, we increased borrowings under the revolving credit facility by approximately $8.0 million in order to capitalize The PrivateBank (St. Louis). During the third quarter 2000, we increased our borrowings under the revolving credit facility by approximately $1.75 million for business operating purposes. The interest rate on borrowings under the revolving line is based on, at our option, either the lender's prime rate or a 90-day LIBOR-based rate. We also entered into a subordinated note issued to Johnson International in the principal amount of $5.0 million as part of the $20.0 million purchase price. The interest rate on the subordinated note is set each quarter based on the 90-day

LIBOR rate. The initial rate of interest on the subordinated note was 6.60%. The interest rate on the revolving line reset to 7.98% on July 3, 2000 and the interest rate on the subordinated note reset to 7.18% on August 11, 2000.

         The following table presents the balances of deposits by category, and each category as a percentage of total deposits, at September 30, 2000 and at December 31, 1999, 1998 and 1997.

                                    September 30,                                       December 31,
                                                           --------------------------------------------------------------------
                                        2000                       1999                  1998                    1997
                                -------------------------  ------------------------ --------------------  ---------------------
                                                Percent                    Percent              Percent                 Percent
                                  Balance      of Total      Balance      of Total   Balance   of Total     Balance    of Total
                                ----------    -----------  -----------   ---------- --------- ----------  -----------  --------
                                                                     (dollars in thousands)
Demand.........................  $ 55,831         8.8%       $ 36,771        8.1%    $ 39,490     10.8%   $  34,234      12.0%
Savings........................     8,001         1.3             757        0.1          482      0.1          640       0.2
Interest-bearing demand........    37,747         6.0          33,400        7.4       26,508      7.3       26,084       9.1
Money market...................   271,322        42.8         203,311       44.9      170,231     46.6      134,985      47.3
Certificates of deposit........   201,803        31.9         157,157       34.7      128,283     35.2       89,830      31.4
Brokered deposits..............    58,303         9.2          21,696        4.8           --       --           --        --
                                 --------       -----        --------    -------     --------    -----    ---------     -----
   Total deposits..............  $633,007       100.0%       $453,092      100.0%    $364,994    100.0%   $ 285,773     100.0%
                                 ========       =====        ========    =======     ========    =====    =========     =====

         The aggregate amounts of time deposits, in denominations of $100,000 or more, by maturity, are shown below as of the dates indicated:

                                         September 30,                      December 31,
                                                         --------------------------------------------------
                                             2000             1999              1998              1997
                                       ---------------   ---------------   --------------   ---------------
                                                                    (in thousands)
Three months or less..................       $ 97,741         $106,181         $ 67,922          $37,389
Over three through six months.........         48,935           24,915           18,974           16,200
Over six through twelve months........         58,045           23,110           17,664           16,100
Over twelve months....................         29,115            3,218              904              941
                                             --------         --------         --------          -------
 Total................................       $233,836         $157,424         $105,464          $70,630
                                             ========         ========         ========          =======

         Over the past several years, our clients have chosen to keep the maturities of their deposits short. We expect these short-term certificates of deposit to be renewed on terms and with maturities similar to those currently in place. In the event that certain of these certificates of deposits are not renewed and the funds are withdrawn from the bank, we will replace those deposits with traditional deposits, brokered deposits, borrowed money or capital or we will liquidate assets to reduce our funding needs.

Capital Resources

         Stockholders' equity rose to $51.1 million as of September 30, 2000, an increase of $4.0 million from the 1999 year-end level of $47.1 million, due to year-to-date 2000 net income and to a decrease in Accumulated Other Comprehensive Loss, reflecting a $1.0 million increase (net of tax) in the fair value of the available-for-sale investment portfolio at September 30, 2000 as compared to the fair value at December 31, 1999. Stockholders' equity at December 31, 1999 rose to $47.1 million, an increase of $17.8 million from the 1998 year-end level, due primarily to our initial public offering in July 1999 in net income for the year ended December 31, 1999. During July 1999, we raised approximately $16.7 million in capital (net of commissions and offering costs) through the issuance of 1,035,000 shares.

         We are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings and other factors, and the regulators can lower classifications in certain areas. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

         The prompt corrective action regulations provide five classifications: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If a banking subsidiary is not "well capitalized," regulatory distributions are limited, as is asset growth and expansion and plans for capital restoration are required.

         The following table reflects various consolidated measures of our capital at September 30, 2000, and at December 31, 1999, 1998 and 1997:

                                                    September 30,                December 31,
                                                                    --------------------------------
                                                        2000           1999       1998       1997
                                                  ----------------- ---------- ---------- ----------
     Total equity to total assets............           6.69%           7.03%     9.08%       7.92%
     Leverage ratio..........................           5.54            7.88     10.77        8.70
     Tier 1 risk-based capital ratio.........           6.72           10.40     12.84       10.50
     Total risk-based capital ratio..........           8.51           11.53     13.96       11.75

         To be considered "well capitalized," an entity must maintain a leverage ratio of at least 5.0%, a Tier 1 risk- based capital ratio of at least 6.0%, and a total risk-based capital ratio of at least 10.0%. To be "adequately capitalized," an entity must maintain a leverage ratio of at least 4.0%, a Tier 1 risk-based capital ratio of at least 4.0%, and a total risk-based capital ratio of at least 8.0%. At September 30, 2000, we continued to exceed the minimum levels of all regulatory capital requirements, and were considered "adequately capitalized" under regulatory standards. At September 30, 2000, our total risk-based capital ratio was 8.51%. With the exception of the total risk-based capital ratio, we exceeded the "well capitalized" levels of our regulatory capital requirements. We have committed to the Federal Reserve Bank of Chicago to raising our capital ratios above the "well- capitalized" thresholds under all regulatory standards by March 31, 2001. At September 30, 2000 our banking subsidiaries were considered "well-capitalized" under all regulatory standards, including total risk-based capital ratio.

Liquidity

         Liquidity measures our ability to meet maturing obligations and our existing commitments, to withstand fluctuations in deposit levels, to fund our operations and to provide for our clients' credit needs. Our liquidity principally depends on our cash flows from our operating activities, investment in and maturity of assets, changes in balances of deposits and borrowings and our ability to borrow funds in the money or capital markets. Liquidity management involves planning to meet anticipated funding needs at a reasonable cost. Liquidity management is guided by policies, formulated and monitored by our senior management and the bank's asset/liability committees, which take into account the marketability of assets, the sources and stability of funding and the level of unfunded commitments. Our principal sources of funds are deposits, short-term borrowings and capital contributions by PrivateBancorp to the banks funded by proceeds from draws on our line of credit or through new capital.

         Our core deposits, the most stable source of liquidity due to the nature of long-term relationships generally established with our clients, are available to provide long-term liquidity. At September 30, 2000, 70.5% of our total assets were funded by core deposits. At December 31, 1999, 79.6% of our total assets were funded by core deposits. At December 31, 1998, 85.3% of total assets were funded by core deposits. Core deposits are defined to include all deposits including time deposits but excluding brokered deposits and public funds. Time deposits are included as core deposits since these deposits have historically not been volatile deposits for us.

         We have continued to use Federal Home Loan Bank advances and brokered deposits as alternative methods of funding loan growth. During 1999, we first utilized brokered deposits as a funding tool to enhance liquidity in anticipation of increasing loan demand and year 2000 contingency planning.

During 2000 we expanded our brokered deposits program in order to fund liquidity of The PrivateBank (Chicago). During 2001 we expect to continue to rely on brokered deposits together with increased Federal Home Loan Bank advances. We expect that The PrivateBank (St. Louis) will begin to purchase brokered deposits in 2001 as well, in the absence of traditional deposit growth sufficient to fund the expected loan growth in that market.

         Liquid assets refers to money market assets such as federal funds sold, as well as available-for-sale securities. Net liquid assets represent the sum of the liquid asset categories less the amount of assets pledged to secure public funds. At September 30, 2000, net liquid assets were approximately $84.0 million, as compared to $79.5 million at December 31, 1999, and $104.5 million at December 31, 1998.

         Net cash inflows provided by operations were $8.6 million in the first nine months of 2000 compared to net cash inflows of $3.2 million for the year ended December 31, 1999 and $4.3 million for the year ended December 31, 1998. Net cash outflows from investing activities were $168.1 million in the first nine months of 2000 compared to $74.1 million for the year ended December 31, 1999 compared to net cash outflows of $115.3 million for the year ended December 31, 1998. Net cash inflows from financing activities for the first nine months of 2000 were $141.1 million compared to net cash inflows of $99.6 million in 1999 and $100.3 million in 1998.

         In the event of short-term liquidity needs, our banking subsidiaries may purchase federal funds from correspondent banks. Membership in the Federal Home Loan Bank System gives our banking subsidiaries the ability to borrow funds from the Federal Home Loan Bank of Chicago (Federal Home Loan Bank) for short- or long-term purposes under a variety of programs. We have periodically used services of the Federal Home Loan Bank for short-term funding needs and other correspondent services. At December 31, 1999, Federal Home Loan Bank borrowed funds totaled $15.0 million at an interest rate of 6.03%. This Federal Home Loan Bank advance matured on January 20, 2000. The borrowings were used to fund loan demand in advance of future anticipated deposit growth. At December 31, 1999, The PrivateBank (Chicago) also had $21.4 million in Federal Home Loan Bank letters of credit outstanding. At December 31, 1998, The PrivateBank (Chicago) had $20.0 million in Federal Home Loan Bank advances at an interest rate of 5.20% and no Federal Home Loan Bank letters of credit outstanding. The PrivateBank (Chicago) pays 0.125% per annum for Federal Home Loan Bank letters of credit. The following table shows the maximum availability for and usage of Federal Home Loan Bank advances and letters of credit.

                                             Gross
                          Date            Availability      Usage
                          ----            ------------      -----
                                               (in thousands)

               September 30, 200 ........   $ 87,950       $40,000
               December 31, 1999.........    107,408        36,380
               December 31, 1998.........     45,842        20,000
               December 31, 1997.........     32,673         7,905

         We accept deposits from a variety of municipal entities. Typically, these municipal entities require that banks pledge marketable securities to collateralize these public deposits. The State of Illinois also accepts Federal Home Loan Bank letters of credit as collateral. At December 31, 1999 and 1998, The PrivateBank (Chicago) had approximately $17.5 million and $15.0 million, respectively, of securities collateralizing such public deposits. Deposits requiring pledged assets are not considered to be core deposits, and the assets that are pledged as collateral for these deposits are not deemed to be liquid assets.

         During the fourth quarter 2000, we have a total of $65.0 million of Federal Home Loan Bank advances outstanding as follows:

                   Debt Type                Amount             Contractual Rate         Maturity    Callable
                   ---------                ------             ----------------         --------    --------
     Callable floating-rate advance....  $10.0 million    LIBOR minus 5 basis points     5/01/01    11/01/00
     Fixed advance.....................   30.0 million               6.21%              12/06/03       N/A

                   Debt Type                Amount             Contractual Rate         Maturity    Callable
                   ---------                ------             ----------------         --------    --------
     Fixed advance.....................  25.0 million               6.50%               10/23/05       N/A

Impact of Inflation

         Our consolidated financial statements and the related notes thereto, presented elsewhere in this prospectus, have been prepared in accordance with generally accepted accounting principles and practices within the banking industry. Under these principles and practices, we are required to measure our financial position in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Unlike many industrial companies, virtually all of our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.

Selected Quarterly Financial Data

         The following table shows selected quarterly financial data
(unaudited):

Selected Quarterly Financial Data

                                      2000                          1999                                   1998
                        ------------------------------  ----------------------------------  ------------------------------------
                           Third     Second     First    Fourth   Third    Second  First     Fourth   Third   Second     First
                        ------------------------------  ----------------------------------  ------------------------------------
                                                   (in thousands except ratios and per share data)
Summary Income
  Statement
Interest Income
  Loans, including fees.   $13,540   $12,167   $ 9,475  $ 7,737  $ 7,006  $ 6,218  $ 5,636  $ 5,141  $ 4,979  $ 4,875   $ 4,624
  Federal funds sold and
     interest bearing
     deposits...........       357        78       387      115      134       33       48      373      897      413       498
  Securities............     1,813     1,543     1,385    1,088    1,189    1,294    1,570    1,413      654      698       727
                           -------   -------   -------  -------  -------  -------  -------  -------  -------  -------   -------
Total interest income...    15,710    13,788    11,247    8,940    8,329    7,545    7,254    6,927    6,530    5,986     5,849
Interest expense........     9,378     7,781     6,351    4,653    4,166    3,948    3,838    3,624    3,481    3,111     3,096
                           -------   -------   -------  -------  -------  -------  -------  -------  -------  -------   -------
Net interest income.....     6,332     6,007     4,896    4,287    4,163    3,597    3,416    3,303    3,049    2,875     2,753
  Provision for loan loss      383       662       311      437      273      213      285       90       91       90        91
                           -------   -------   -------  -------  -------  -------  -------  -------  -------  -------   -------
Net interest income after
  provision for loan loss    5,949     5,345     4,585    3,850    3,890    3,384    3,131    3,213    2,958    2,785     2,662
                           -------   -------   -------  -------  -------  -------  -------  -------  -------  -------   -------
Non-Interest income
  Banking and trust
     services...........       732       720       627      535      504      512      396      348      340      320       273
  Securities (losses)
     gains..............        13        31        95       (1)       8        4       46       (2)      42       --        --
                           -------   -------   -------  -------  -------  -------  -------  -------  -------  -------   -------
Total non-interest income      745       751       722      534      512      516      442      346      382      320       273
                           -------   -------   -------  -------  -------  -------  -------  -------  -------  -------   -------
Non-Interest expense
  Salaries and employee
     benefits...........     2,211     1,818     1,877    1,753    1,309    1,088    1,115    1,123      948      904     1,102
  Severance charge......       562        --        --       --       --       --       --       --       --       --        --
  Towne Square
     acquisition........        --        --        --       --    1,300       --       --       --       --       --        --
  Occupancy expense.....       803       764       613      437      401      373      352      368      345      333       334
  Other non-interest
     expense............     1,651     1,870     1,547    1,026    1,227      918      788      692      660      717       564
                           -------   -------   -------  -------  -------  -------  -------  -------  -------  -------   -------
Total non-interest expense   5,227     4,452     4,037    3,216    4,237    2,379    2,255    2,183    1,953    1,954     2,000
                           -------   -------   -------  -------  -------  -------  -------  -------  -------  -------   -------
  Income before income
     taxes..............     1,467     1,644     1,270    1,168      165    1,521    1,318    1,376    1,387    1,151       935
  Provision for income
     taxes..............       499       546       421      191      366      409      291      484      541      449       365
                           -------   -------   -------  -------  -------  -------  -------  -------  -------  -------   -------
Net income (loss).......   $   968   $ 1,098   $   849  $   977  $  (201) $ 1,112  $ 1,027  $   892  $   846  $   702   $   570
                           =======   =======   =======  =======  =======  =======  =======  =======  =======  =======   =======

  Basic earnings per
     share..............   $  0.21   $  0.24   $  0.18  $  0.21  $ (0.05) $  0.32  $  0.30  $  0.26  $  0.25  $  0.21   $  0.18
  Diluted earnings per        0.20      0.23      0.18     0.20    (0.05)    0.30     0.28     0.25     0.24     0.20      0.17
     share..............

          QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         As a continuing part of our financial strategy, we attempt to manage the impact of fluctuations in market interest rates on our net interest income. This effort entails providing a reasonable balance between interest rate risk, credit risk, liquidity risk and maintenance of yield. Asset/liability management policy is established by our board of directors and is monitored by management. Our asset/liability management policy sets standards within which we are expected to operate. These standards include guidelines for exposure to interest rate fluctuations, liquidity, loan limits as a percentage of funding sources, exposure to correspondent banks and brokers, and reliance on non-core deposits. The policy also states our reporting requirements to our board of directors. The investment policy complements the asset/lability policy by establishing criteria by which we may purchase securities. These criteria include approved types of securities, brokerage sources, terms of investment, quality standards, and diversification.

         We measure the impact of interest rate changes on our income statement through the use of gap analysis. The gap represents the net position of assets and liabilities subject to repricing in specified time periods. During any given time period, if the amount of rate sensitive liabilities exceeds the amount of rate sensitive assets, a company would generally be considered negatively gapped and would benefit from falling rates over that period of time. Conversely, a positively gapped company would generally benefit from rising rates.

         We have structured the assets and liabilities of our company to mitigate the risk of either a rising or falling interest rate environment. We manage our gap position at the one year horizon. Depending upon our assessment of economic factors such as the magnitude and direction of projected interest rates over the short- and long-term, we generally operate within guidelines set by our asset/liability policy and attempt to maximize our returns within an acceptable degree of risk. Our policy states that we shall maintain a gap position at the one year horizon of between 0.70 and 1.30. Our position at September 30, 2000 was 0.67 and was outside of the guidelines of our policy. Subsequent to September 30, 2000, we have entered into a total of $55 million of longer term borrowings with the Federal Home Loan Bank which have placed our gap position within our policy limits. We have continued to maintain our gap position near the low end set by our policy guidelines and expect to continue to operate in this manner as long as the general rate structure of the economy and our business opportunities remain consistent. Therefore, generally speaking, a short-term rise in interest rates will hurt our earnings, while a short-term drop in interest rates would help our earnings.

         Interest rate changes do not affect all categories of assets and liabilities equally or simultaneously. There are other factors which are difficult to measure and predict that would influence the effect of interest rate fluctuations on our income statement. For example, a rapid drop in interest rates might cause our loans to repay at a more rapid pace and certain mortgage-related investments to prepay more quickly than projected. This could mitigate some of the benefits of falling rates as are expected when negatively gapped. Conversely, a rapid rise in rates could give us an opportunity to increase our margins and stifle the rate of repayment on our mortgage-related loans which would increase our returns.

         The following tables illustrate the estimated interest rate sensitivity and periodic and cumulative gap positions calculated as of September 30, 2000 and December 31, 1999 and 1998.

                                                                      September 30, 2000
                                                  ------------------------------------------------------------------------
                                                                  Time to Maturity or Repricing
                                                  ------------------------------------------------------------------------
                                                   0-90 days    91-365 days       1-5 years   Over 5 years           Total
                                                  -----------  ------------       ---------   ------------     -----------
                                                                             (dollars in thousands)
Interest-Earning Assets
Loans........................................       $326,195      $  45,849        $197,551      $  15,059       $ 584,654
Investments..................................          4,167          3,817          64,947         65,204         138,135
Federal funds sold...........................          4,060             --              --             --           4,060
                                                    --------     ----------        --------      ---------       ---------

 Total interest-earning assets...............       $334,422      $  49,666        $262,498      $  80,263       $ 726,849
                                                    ========     ==========        ========      =========       =========

Interest-Bearing Liabilities

Interest-bearing demand......................       $    280      $      --        $     --      $  37,467       $  37,747
Savings and money market.....................        167,771        103,553              --          2,700         274,024
Time deposits................................        107,715        122,659          33,349          1,645         265,368
Funds borrowed...............................         53,808         17,250              --             --          71,058
                                                    --------      ---------        --------      ---------       ---------

 Total interest-bearing liabilities..........       $329,574      $ 243,462        $ 33,349      $  41,812       $ 648,197
                                                    ========      =========        ========      =========       =========

Cumulative

Rate sensitive assets (RSA)..................       $334,422      $ 384,088        $646,586      $ 726,849
Rate sensitive liabilities (RSL).............        329,574        573,036         606,385        648,197
GAP (GAP=RSA-RSL)............................          4,848       (188,948)         40,201         78,652
RSA/RSL......................................         101.47%         67.03%         106.63%        112.13%
RSA/Total assets.............................          44.61%         51.24%          86.26%         96.96%
RSL/Total assets.............................          43.97%         76.44%          80.89%         86.47%
GAP/Total assets.............................           0.65%         25.21%           5.36%         10.49%
GAP/Total RSA................................           1.45%         49.19%           6.22%         10.82%


                                                                           December 31, 1999
                                                  ------------------------------------------------------------------------
                                                                  Time to Maturity or Repricing
                                                  ------------------------------------------------------------------------
                                                    0-90 days    91-365 days       1-5 years   Over 5 years          Total
                                                  -----------  ------------       ---------   ------------     -----------
                                                                           (dollars in thousands)
 Interest-Earning Assets
 Loans.........................................      $184,288    $    29,485       $ 157,332     $   26,619      $ 397,724
 Investments...................................        23,426          5,144          16,067         46,497         91,134
 Federal funds sold............................         9,243             --              --             --          9,243
                                                    ---------    -----------       ---------     ----------      ---------

   Total interest-earning assets...............      $216,957     $   34,629       $ 173,399     $   73,116      $ 498,101
                                                    =========     ==========       =========     ==========      =========

 Interest-Bearing Liabilities
 Interest-bearing demand.......................      $     --     $       --       $      --     $   33,400      $  33,400
 Savings and money market......................       117,438         85,873              --          4,133        207,444
 Time deposits.................................       114,614         56,001           4,832             --        175,447
 Funds borrowed................................        15,000             --              --             --         15,000
                                                    ---------    -----------       ---------     ----------      ---------

   Total interest-bearing liabilities..........      $247,052     $  141,874       $   4,832     $   37,533      $ 431,291
                                                    =========     ==========       =========     ==========      =========

 Cumulative
 Rate sensitive assets (RSA)...................      $216,957     $  251,586       $ 424,985     $  498,101
 Rate sensitive liabilities (RSL)..............       247,052        388,926         393,758        431,291
 GAP (GAP=RSA-RSL).............................       (30,095)      (137,340)         31,227         66,810
 RSA/RSL.......................................          87.8%          64.7%          107.9%         115.5%
 RSA/Total assets..............................          41.8%          48.5%           81.9%          96.0%
 RSL/Total assets..............................          47.6%          75.0%           75.9%          83.1%
 GAP/Total assets..............................           5.8%          26.5%           -6.0%         -12.9%

GAP/RSA.................................            6.0%          27.6%           -6.3%         -13.4%

                                                                                      December 31, 1999
                                                         ---------------------------------------------------------------------------
                                                                                 Time to Maturity or Repricing
                                                         --------------------------------------------------------------------------
                                                           0-90 days     91-365 days      1-5 years    Over 5 years        Total
                                                         -----------     -----------      ---------    ------------     -----------
                                                                                 (dollars in thousands)
Interest-Earning Assets
 Loans...............................................       $160,675        $ 27,437       $ 84,368        $  9,509       $281,989
 Investments.........................................         10,060          30,495         37,917          38,174        116,646
 Federal funds sold..................................          3,619              --             --              --          3,619
                                                            --------        --------       --------        --------       --------
   Total interest-earning assets.....................       $174,354        $ 57,932       $122,285        $ 47,683       $402,254
                                                            ========        ========       ========        ========       ========

Interest-Bearing Liabilities
 Interest-bearing demand.............................       $     --        $     --       $     --        $ 26,508       $ 26,508
 Savings and money market............................         85,193          85,045             --             482        170,722
 Time deposits.......................................         79,161          45,483          3,629              --        128,273
 Funds borrowed......................................         20,000              --             --              --         20,000
                                                            --------        --------       --------        --------       --------
   Total interest-bearing liabilities................       $184,354        $130,530       $  3,629        $ 26,990       $345,503
                                                            ========        ========       ========        ========       ========

Cumulative
 Rate sensitive assets (RSA).........................       $174,354        $232,286       $354,571        $402,254
 Rate sensitive liabilities (RSL)....................        184,354         314,884        318,513         345,503
 GAP (GAP=RSA-RSL)...................................        (10,000)        (82,598)        30,058          56,751
 RSA/RSL.............................................           94.6%           73.8%         111.3%          116.4%
 RSA/Total assets....................................           41.9%           55.8%          85.2%           96.6%
 RSL/Total assets....................................           44.3%           75.6%          76.5%           83.0%
 GAP/Total assets....................................            2.4%           19.8%          -8.7%          -13.6%
 GAP/Total RSA.......................................            2.5%           20.5%          -9.0%          -14.1%

         The following table shows the impact of an immediate 200 basis point change in interest rates, assessed through a simulation model, on our earning asset portfolio as of September 30, 2000, December 31, 1999 and March 31, 1999. The simulation model attempts to measure the effect of rising and falling interest rates over the next two-year horizon in a rapidly changing rate environment. The rate shock data is not available as of December 31, 1998, as we were not subject to this reporting requirement as of December 31, 1998. Management feels that the composition of the balance sheet as of March 31, 1999 is not materially different from the balance sheet as of December 31, 1998.

                                                         September 30, 2000         December 31, 1999         March 31, 1999
                                                        -----------------------  ----------------------  ------------------------
                                                        +200 Basis   -200 Basis  +200 Basis  -200 Basis  +200 Basis   -200 Basis
                                                          Points        Points      Points     Points      Points       Points
                                                        -----------  ----------  ----------   ---------  ----------   -----------
 Percentage change in net interest income due to
   an immediate 200 basis point change in
   interest rates over a two-year time horizon.........       -3.2%     8.9%      -8.3%      10.8%         -8.7%       10.3%

         This table shows that if there was an instantaneous, parallel shift in the yield curve of +200 basis points, we would suffer a decline in net interest income of 3.21%, 8.3% and 8.7% over a two-year horizon based on our earning asset portfolio as of September 30, 2000, December 31, 1999 and March 31, 1999, respectively. Conversely, a like shift of -200 basis points would increase net interest income by 8.94% over a two-year horizon based on September 30, 2000 balances, down slightly from the 10.8% measured on the basis of the December 31, 1999 portfolio and the 10.3% measured on the basis of the March 31, 1999 portfolio.

         Changes in the effect on net interest income from a 200 basis point movement at September 30, 2000 as compared to December 31, 1999 are due partially to the addition of assets and liabilities from the Johnson Bank Illinois acquisition. As these assets and liabilities are more fixed rate in nature the impact of changed rates over a two-year horizon shows a reduced effect at September 30, 2000 as compared to December 31, 1999. In addition, we increased our term borrowings and brokered deposits during 2000. These additional funding sources mature or reprice within three months to three years. As a result, changed rates show a reduced dollar impact over a two-year

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


horizon at September 30, 2000 compared to December 31, 1999. Our balance sheet at December 31, 1999 as compared to March 31, 1999 became more liability sensitive. During the last three quarters of 1999, we took advantage of certain lending opportunities at fixed rates or with rates adjusting after an initial rate term. This practice was consistent with past practices. However, we did not choose to obtain a similar amount of deposits or borrowed funds with similar repricing characteristics. In addition, management's likely reaction to changes in interest rates is incorporated in assumptions made in these calculations. Differences in these assumptions between the reporting periods have also had the effect of reducing the impact of a changing interest rate environment.

     The preceding sensitivity analysis is based on numerous assumptions including: the nature and timing of interest rate levels including the shape of the yield curve, prepayments on loans and securities, changes in deposit levels, pricing decisions on loans and deposits, reinvestment/replacement of asset and liability cash flows and others. While assumptions are developed based upon current economic and local market conditions, we cannot make any assurances as to the predictive nature of these assumptions including how client preferences or competitor influences might change.

     We use our rate shock information to tell us how much exposure we have to rapidly changing rates. Based on historical information and our assessment of future interest rate trends, we do not believe there is a substantial risk of rapidly rising rates, which would negatively impact our income statement. Conversely, we also believe there is minimal likelihood of rapidly falling rates, which would positively impact our income statement.

     We feel that more likely scenarios include gradual changes in interest rate levels. We continue to monitor our gap and rate shock reports to detect changes to our exposure to fluctuating rates. We have the ability to shorten or lengthen maturities on newly acquired assets, sell investment securities, or seek funding sources with different maturities in order to change our asset and liability structure for the purpose of mitigating the effect of interest rate risk.

                                   BUSINESS

Overview

     We organized PrivateBancorp as a Delaware corporation in 1989 to serve as the holding company for a Chicago-based de novo (or start-up) bank designed to provide highly personalized financial services primarily to affluent individuals, professionals, entrepreneurs and their business interests. We were one of the first banks newly formed in the Chicago area at that time. The organizers had significant senior level banking experience and many potential client contacts from prior banking positions.

     We believe that as the financial industry has consolidated, many financial institutions have focused on a mass market approach using automated customer service which de-emphasizes personal contact. We believe that the centralization of decision-making power at these large institutions has resulted in disruption of client relationships as frontline bank employees who have limited decision-making authority fill little more than a processor role for their customers. At many of these large institutions, services are provided by employees in the "home office" who evaluate requests without the benefit of personal contact with the customer or an overall view of the customer's relationship with the institution.

     We believe that this trend has been particularly frustrating to affluent individuals, professionals, owners of closely-held businesses and commercial real estate investors who traditionally were accustomed to dealing directly with senior bank executives. These customers typically seek banking relationships managed by a decision maker who can deliver a prompt response to their requests and custom tailor a banking solution to meet their needs. As smaller, independent banks have been acquired by national, multi-bank holding companies, we believe that the personal relationships that these customers maintained with the management of such banks have eroded, and their individualized banking services have been lost.

     We have two banking subsidiaries -- The PrivateBank (Chicago) and The PrivateBank (St. Louis). We provide our clients with traditional personal and commercial banking services, lending programs, and trust and asset management services. Using the European tradition of "private banking" as our model, we strive to develop a unique relationship with each of our clients, utilizing a team of managing directors to serve our client's individual and corporate banking needs, and tailoring our products and services to meet their needs. Our managing directors are strategically located in seven Midwestern United States locations. Currently, we have six offices in the Chicago metropolitan area. These offices are strategically located in downtown Chicago; in the affluent North Shore communities of Wilmette, Winnetka and Lake Forest; in Oak Brook, centrally located in the fast growing west suburban DuPage County; and in St. Charles, in the far western Fox Valley area. We currently operate from one location in the St. Louis market where we established The PrivateBank (St. Louis), a federally chartered savings bank, in June 2000. The St. Louis-based bank also focuses on clients who are seeking a higher level of service and a broad array of personalized banking and wealth management products and services. The PrivateBank (St. Louis) clients consist of individuals, small to medium-sized businesses, commercial real estate investors and professionals.

     Since year-end 1995 to September 30, 2000, we have grown our asset base at a compound annual rate of 33.1% to $763.8 million. During the same period, loans have grown at a compound annual rate of 38.1% to $584.9 million, assets at a compound annual rate of 33.1% to $763.8 million, deposits at a compound annual rate of 30.7% to $633.0 million and trust assets under administration at a compound annual rate of 32.6% to $785.7 million.

The PrivateBank Approach

     We are a client-driven organization. We emphasize personalized client relationships and custom-tailored financial services, complemented by the convenience of technology. We target the affluent segment of the market because we believe that there is significant unmet demand for personalized services within this segment, and also because we believe it offers significant growth potential. The key aspects of our private banking approach are:

     . Personal Relationships. Our approach begins with the development of strong, dedicated relationships with our clients. Each client is matched with a team of individuals headed by a managing director. This managing director becomes our client's central point of contact with us. Our 16 managing directors, who are senior financial professionals, act as the financial partners of our clients, working

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


          with them to identify and service their banking needs. By dedicating a team of executives to each client, we are able to build ongoing relationships which allow our managing directors to use their increasing knowledge of the client's financial history and goals to quickly adapt our services to the client's individual needs. Our clients interact with the same persons for all types of banking services, enabling them to gain a sense of security and continuity of personal service in their banking relationship. On the basis of this trust and confidence, we seek to expand the scope of services provided to each client, often including banking needs related to the business affairs of our clients. Satisfied clients provide our most fertile source of new business and new client referrals as well.

     . Affluent Target Client. We believe that the affluent segment of the population, meaning that segment with annual incomes over $150,000, is increasing and is diverse in terms of its overall wealth and financial needs. We offer our services to those members of this segment who are focused on building and preserving wealth. Our clients include affluent individuals, professionals, entrepreneurs and their business interests. We target service industries such as the accounting, legal and medical professions, as well as owners of closely-held businesses, commercial real estate investors and corporate executives. Although we generally target individuals with high annual incomes and net worths, we also recognize the growth potential of certain young professionals and extend our services to those individuals whose incomes or net worths do not initially meet our criteria. We believe that this segment of the market is most suited to our business and that these individuals are most likely to develop long-term relationships with us.

     . Customized Financial Services. In taking a long-term relationship approach to our clients, we are able to differentiate our services from the "one-size-fits-all" mentality of other financial institutions. Our clients use a wide variety of financial services beyond the traditional banking products, and we work with them to identify their particular needs and to develop and shape our services tailored to meet those needs. While we offer a portfolio of products, we believe that it is our personalized service that distinguishes us from our competition. We encourage, not discourage, our clients to contact us. We use regular contact as a way to strengthen our relationships, increase services to existing clients and earn referral business.

     . Streamlined Decision-Making Process. Unlike most larger banks, we do not have a lengthy chain of command. Our clients generally deal directly with their dedicated managing directors, who are given broad decision-making authority. This allows our managing directors to respond quickly and efficiently to our clients' needs. We are able to use a streamlined approach because our organization has many qualified, experienced credit officers. Officers with credit approval authority make themselves available on short notice to help consult on or approve credits when time is of the essence. We use an "on call" approach, rather than structured meetings, to approve credit. As the amount of the credit and the complexity increases, we resort to a more traditional approval process.

     . Enhanced Personal Service through Technology. While we encourage our clients to contact us directly, we also utilize technology to complement and enhance client service. We offer products such as PrivateBank Access, our Internet banking service, MasterMoney debit cards and Private Line Access, our voice-response communication system, to enhance, not replace, personal contact. This technology allows us to afford our clients the convenience of accessing our services from remote locations at any time of day.

          Our clients may connect to PrivateBank Access directly through our Internet website, without the need for the diskettes or software downloads found in some competing PC banking systems. Currently, our product:

               . accesses deposit information and current deposit rate schedules;

               .    allows transfers of funds among accounts;

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


               .    includes a bill payment service with a variety of options;

               . allows information to be exported to financial software packages;

               .    includes a help desk which is staffed 92 hours per week; and

               .    sends e-mail messages from clients to bank personnel.

          As technology changes, we intend to modify and enhance our electronic banking products. We believe that in the future, a growing number of our clients will desire both personal and electronic services. We intend to work to improve and expand dual-delivery systems providing the quality of service to which our clients are accustomed.

     . Extensive Financial Network. In order to compete with other financial service providers, we rely on a network of professionals in the financial and investment communities with whom we have developed strategic alliances over the years. This enables us to offer our clients a broad array of high quality services. For example, we work with selected investment management firms in providing services to our trust clients. Our clients can either maintain their existing investment management relationships when they become trust clients, or use our approved providers of investment management services. We believe this choice distinguishes our service from the rigid policies set by some of our competitors. We, in turn, assist our clients in selecting a complete package of services best suited to their individual needs without incurring the overhead associated with directly employing diversified portfolio managers. We also have a contractual fee sharing agreement with an independent insurance brokerage firm. Through this affiliation, we offer a full range of personal and corporate insurance products to our clients. To complement our existing financial products and services, we have a contractual arrangement with a registered securities broker-dealer firm through which we offer our clients on-site securities brokerage services.

Strategy for Growth

     We seek to enhance long-term stockholder value through internal growth, expanded product lines and selective geographic expansion. We expect to continue to evaluate possible acquisition candidates and new office locations and we intend to pursue opportunities that we perceive to be attractive to the long-term value of our franchise. Our growth strategy entails four key components:

     . Developing Our Existing Relationships. An important part of our future growth will be the continued development of our existing client relationships. As the needs of our clients change and grow, we seek to grow with them and continue to provide them with our custom-tailored, flexible services. For example, we strive to follow our clients from the purchase of their homes, through the financing of their own business, to the development and planning of their estate and continuing the relationship tradition with their children and grandchildren. We believe we have a significant opportunity to further develop our existing client relationships in each of our offices.

     . Increasing the Reach of Our Existing Offices. In addition to increasing the services provided to our existing clients, we seek to expand the market presence of our existing offices, particularly in our newer offices. We believe that the growing need for private banking services in these markets is still largely unmet and we believe there is a significant opportunity to increase our client base in these offices. We hope to capitalize on our reputation and the reputations of our managing directors in increasing our market presence. Our managing directors, with their personal and professional contacts in the financial and corporate arenas, have been instrumental in developing our business. We encourage our senior executives to attend and host business receptions, charitable activities and promotional gatherings so that we may interact with our clients in a unique and personal manner. We also hope to grow our business through referrals from our existing clients. Referrals have been a significant source of new business for us. We value this system of networking because it allows us to further develop and strengthen our personal and professional relationships with both new and existing clients.

     . Expanding into New Product Lines. Our goal is to be the primary source of financial products and services for our clients. We believe that by broadening our product line and adding additional financial services not currently offered by us, we should be able to achieve an increase in our franchise value through diversification of our fee income and strengthening of our client relationships. To reach this goal, we intend to consider acquisitions, joint ventures or strategic alliances with other financial service companies that emphasize quality service and the value of relationships. Our targets are businesses that complement our services and enable us to broaden our product line to better serve our clients and help us develop new client relationships.

     . Expanding into New Markets. We believe the trend toward bank consolidation and centralized decision-making that has created a demand for our private banking services is not unique to Chicago or St. Louis. As we identify other markets that present opportunities for growth and development similar to those in the Chicago and St. Louis markets, we will consider selective geographic expansion through possible acquisitions of existing institutions or by establishing new banking offices.

PrivateBank Services

     We offer banking services to our clients at a personal level. We believe this is not the same as personal banking service. We define private banking as offering banking products and services to our clients when they want it, how they want it and where they want it. We tailor our products and services to fit our clients instead of making our clients fit our products and services. Our services fall into four general categories:

     . Commercial Services. We offer a full range of lending products to businesses owned by or affiliated with our clients. We offer lines of credit for working capital, term loans for equipment and other investment purposes, and letters of credit to support the commitments our clients make. We tailor these products to meet the varied needs of our clients. Non-credit products we offer include lockbox, cash concentration accounts, merchant credit card processing, electronic funds transfer, other cash management products and insurance. We strive to offer banking packages that are competitive and allow us to provide service to our clients beyond what is expected in our industry.

     . Real Estate Services. We provide real estate loan products to businesses and individuals. Our commercial real estate lending products are designed for real estate investors. We provide a full range of fixed and floating rate permanent and mini-permanent mortgages for our clients to finance a variety of properties such as apartment buildings, office buildings, strip shopping centers, and other income properties. We also provide some construction lending for residential and commercial developments. We believe that our lending products are competitively priced with terms that are tailored to our clients' individual needs.

          Our residential mortgage products range from 30-year fixed rate products to personal construction lending. The home mortgage market is very competitive and we believe that our service is what separates us from our competition. Many mortgage lenders cannot work with borrowers who have non-traditional income sources or non-traditional properties, such as co-ops. Our mortgage lending staff is trained to work with successful individuals who have complex personal financial profiles. We have developed a proficiency for mortgages in excess of $1.0 million per loan and will work with our clients and our market sources to place these loans into the secondary market. Our experience has been that residential lending is an excellent vehicle to attract new clients.

     . Trust and Asset Management. Our trust services include investment management, personal trust and estate services, custodial services, retirement accounts and brokerage and investment services. Our trust personnel work with our clients to define objectives, goals and strategies for their investment portfolios. We assist the client with the selection of an outside investment manager and work to tailor

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


          the investment program accordingly. During 1999, we introduced PrivateBank Counselor, an asset allocation program that combines outside professional portfolio management with an investment plan that our trust personnel tailor to the individual client's personal financial goals. Our trust and estate account administrators work with our clients and their attorneys to establish their estate plans. We work closely with our clients and their beneficiaries to ensure that their needs are met and to advise them on financial matters. When serving as management agent, trustee or executor, we often structure and periodically monitor the performance of the investment management of our clients' investment portfolios. We also provide our clients with custodial services for safekeeping of their assets. Consistent with our private banking approach, we emphasize a high level of personal service in our trust area, including prompt collection and reinvestment of interest and dividend income, weekly valuation, tracking of tax information, customized reporting and ease of security settlement. We also offer retirement products such as individual retirement accounts, 401(k)s, IRA rollovers, and administrative services for retirement vehicles such as profit sharing plans and employee stock option plans, as well as a full line of brokerage and investment products. Trust services are currently offered at The PrivateBank (St. Louis) through the trust department of The PrivateBank (Chicago).

     . Individual Banking Services. Our typical private banking client has several of the following products: interest bearing checking with credit line, money market deposit accounts, certificates of deposit, ATM/debit cards, and brokerage accounts. Some of our clients are using the PrivateBank Access Internet PC banking product. In addition to residential mortgages, we provide clients a variety of secured and unsecured personal loans and lines of credit. Through our affiliations and contractual arrangements with an independent insurance brokerage firm and a registered securities broker-dealer firm, we offer insurance products and securities brokerage services. We strive to accommodate the individual needs of each of our clients by offering the convenience of highly personalized services, including domestic and international wire transfers and foreign currency exchange.

Lending Activities

     We work with our clients to provide a full range of commercial, real estate and personal lending products and services. Our loans are concentrated in six major areas: (1) commercial real estate; (2) commercial; (3) residential real estate; (4) personal; (5) construction; and (6) home equity. We have adopted a loan policy that contains general lending guidelines and is subject to review and revision by our board of directors. We extend credit consistent with this comprehensive loan policy.

     The goal of our lending program is to meet the credit needs of our diverse client base while using sound credit principles to protect the quality of our assets. Our business and credit strategy is relationship-driven and we strive to provide a reliable source of credit, a variety of lending alternatives, and sound financial advice. When extending credit, our decisions are based upon our client's ability to repay the loan from non-speculative sources. The quality and integrity of the borrower is crucial in the loan approval process. We monitor the performance of our loan portfolio through regular contacts with our clients, continual portfolio review, careful monitoring of delinquency reports and reliance on our loan review function.

     We have retained an independent, outside resource to perform our loan review function. Using an outside resource ensures that our loan review process remains independent of the loan production and administration processes. Our loan reviewer examines individual credits to critique individual problems and the entire portfolio to comment on systemic weaknesses. The reviewer reports directly to the audit committee of our board of directors on a quarterly basis. In addition to loan review, the loan/investment committee of our board reviews the adequacy of the allowance for loan losses on a quarterly basis. The committee assesses management's loan loss provisions based on loan review's findings, delinquency trends, historical loan loss experience and current economic trends.

     Our legal lending limits, based on our banks' statements of financial condition, are calculated at 20% of capital plus unencumbered reserves. At September 30, 2000, The PrivateBank (Chicago)'s legal lending limit was $12.2 million and The PrivateBank (St. Louis)'s legal lending limit was $1.0 million. A bank's legal lending limit is the

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


maximum amount of credit that the bank may commit to any one individual or business entity after aggregating all related credit.

     In addition to our chief credit officer, certain individuals have been designated acting chief credit officers, credit officers, officers with lending authority, and residential real estate lending officers. No single individual has sole authority to approve a loan. As the size of aggregate credit exposure increases, additional officers are required to approve the loan requests. This serves several purposes: (a) larger credits get more scrutiny, (b) most senior credit officers become involved in the decision-making process for the vast majority of dollars loaned without approving a proportionate number of loan requests, and (c) we become more consistent in administration of credit as credit officers experience the dynamics of our overall portfolio and credit culture.

     Our chief credit officer, or his designate, is involved in all credit decisions when the aggregate credit exposure is in excess of $250,000. The loan/investment committee of The PrivateBank (Chicago) reviews all credit decisions over $2.5 million and that of The PrivateBank (St. Louis) reviews all credit decisions over $250,000. Prior approval is required for credit exposure in excess of $5.0 million and for all credits related to our board members or our managing directors. Loans are approved at the bank level by a management loan committee or by obtaining the approval of individual credit officers. We believe that this process allows us to be more responsive to our clients' needs by being able to approve credit without waiting for scheduled committee meetings. We also use management committee meetings to discuss complex credits or when we feel that a particular credit may be informative to everyone in the loan approval process. The PrivateBank (St. Louis) is required to maintain a specific percentage of its loan portfolio in qualified residential real estate loans. To address this regulatory requirement, from time to time, The PrivateBank (St. Louis) intends to purchase qualifying loans from The PrivateBank (Chicago) in exchange for loans generated in the St. Louis market that do not meet the criteria for qualified-thrift- loans. We expect to price sales of loans between the banks so as to allow each bank to achieve equal risk rewards from a yield perspective. Prior to purchasing any loans, the chief credit officer of The PrivateBank (Chicago) will apply the same credit policies and procedures as are followed for any other loan approval. Likewise, The PrivateBank (St. Louis) will apply the same lending discipline to loans purchased from The PrivateBank (Chicago) as it does for externally generated loans.

     The following table sets forth our loan portfolio by category as of September 30, 2000 and December 31, 1999:

                                             September 30,    Percentage of    December 31,     Percentage of
                                                 2000         total loans         1999          total loans
                                            -------------    -------------    ------------     -------------
    Commercial real estate...............      $198,773            34.0%         $146,368            36.8%
    Commercial...........................       144,321            24.7            67,026            16.9
    Residential real estate..............        87,156            14.9            72,972            18.4
    Personal/(1)/........................        58,952            10.1            57,497            14.5
    Construction.........................        51,102             8.7            29,018             7.3
    Home equity..........................        44,615             7.6            24,396             6.1
                                               --------           -----          --------           -----
       Total loans.......................      $584,919           100.0%         $397,277           100.0%
                                               ========           =====          ========           =====

___________________
(1)   Includes overdraft lines.

     Commercial Real Estate Loans. Our commercial real estate portfolio is comprised primarily of loans secured by multi-family housing units located in the Chicago metropolitan area. Other types of commercial real estate collateral include: commercial properties owned by clients housing their manufacturing, warehousing or service businesses, investments in small retail centers, and investments in other business properties.

     Risks inherent in real estate lending are related to the market value of the property taken as collateral, the underlying cash flows and documentation. It is important to accurately assess property values through careful review of appraisals. Some examples of risky commercial real estate lending include loans secured by properties with widely fluctuating market values or income properties occupied by renters with unstable sources of income, and not

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


perfecting liens on property taken as collateral. We mitigate these risks by understanding real estate values in areas in which we lend, investigating the sources of cash flow servicing the debt on the property and adhering to loan documentation policy.

     Commercial real estate loan products include mini-permanent and permanent financing, transaction loans to purchase properties prior to permanent financing, and lines of credit secured by commercial real estate portfolios. We typically structure mini-permanent and permanent financing as adjustable rate mortgages. ARM structure allows our clients to lock in an interest rate for a fixed period of time in order to avoid interest rate risk during the lock-in period. The vast majority of our ARM loans have initial fixed pricing for between one to five years. Each ARM loan has language defining repricing beyond the initial fixed pricing term. Transaction loans to purchase commercial property typically have maturities of one year or less. Lines of credit secured by commercial real estate portfolios are typically granted for one year with annual extensions after a successful underwriting review. Interest rates for our lines of credit typically are based on a floating rate formula.

     In our credit analysis process for commercial real estate loans, we typically review the appraised value of the property, the ability of the property as collateral to service debt, the significance of any outside income of the borrower or income from other properties owned by the borrowers, and the strength of guarantors, if any. Our real estate appraisal policy has been approved by our board loan/investment committee. It addresses selection of appraisers, appraisal standards, environmental issues and specific requirements for different types of properties.

     Residential Real Estate Loans. Our residential real estate portfolio consists primarily of first and second mortgage loans for 1-4 unit residential properties. We do not originate long-term fixed rate loans for our own portfolio due to interest rate risk considerations. However, we do originate these loans for sale into the secondary market. This is a significant business activity in our residential real estate lending unit. For our own portfolio, we originate ARM loans typically structured with 30-year maturities and initial rates fixed for between one to five years with annual repricing beyond the initial term.

     Our credit review process mirrors the standards set by traditional secondary market sources. We review appraised value and debt service ratios, and we gather data during the underwriting process in accordance with the various laws and regulations governing residential real estate lending. Our real estate appraisal policy sets specific standards for valuing residential property.

     We require pre-approval from secondary market sources before we approve loans to be sold into the secondary market. Our internal approval process is less stringent for loans pre-approved by our secondary market sources. This allows us to be responsive to the tight time commitments dictated for locking in rates in the secondary market.

     We believe that we have a competitive advantage in our ability to offer financing for our clients who have non-traditional income sources or require large mortgage loans. We have developed secondary market sources for mortgages, including several able to provide financing in amounts in excess of $1.0 million per loan which is occasionally required by our clients. By offering our own ARM loans, we can offer credit to individuals who are self-employed or have significant income from partnerships or investments. The secondary market often will not take the time or will be unable to make exceptions for otherwise qualified borrowers. We also have experience in making loans to qualified borrowers secured by co-ops. We believe that we are one of a limited number of financial institutions in the Chicago area making these loans.

     Commercial Loans. Our commercial loan portfolio is comprised of lines of credit for working capital, term loans for equipment and expansion, and letters of credit. These loans are made to businesses affiliated with our clients, or to clients directly for business purposes. The vast majority of our commercial loans are personally guaranteed. Unsecured loans are made to businesses when a guarantor, as a secondary source of repayment, has a significant ability to repay and a significant interest in the business entity. Commercial loans can contain risk factors unique to the business of each borrower. In order to mitigate these risks, we seek to gain an understanding of the business of each borrower, place appropriate value on collateral taken and structure the loan properly to make sure

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


that collateral values are maintained while loans are committed. Appropriate documentation of commercial loans is also important to protect our interests.

     Our lines of credit typically are limited to a percentage of the value of the assets securing the line, and priced by a floating rate formula. Lines of credit typically are reviewed annually and are supported by accounts receivable, inventory and equipment. Depending on the risk profile of the borrower, we may require periodic aging of receivables, and inventory and equipment listings to verify the quality of the borrowing base prior to advancing funds. Our term loans are typically also secured by the assets of our clients' businesses. Term loans typically have maturities between one to five years, with either floating or fixed rates of interest. Commercial borrowers are required to provide updated personal and corporate financial statements at least annually. Letters of credit are an important product to many of our clients. We issue standby or performance letters of credit, and can service the international needs of our clients through correspondent banks. We use the same underwriting standards for letters of credit as we do for funded loans.

     Our credit approval process for commercial loans is comprehensive. We typically review the current and future cash needs of the borrower, the business strategy, management's ability, the strength of the collateral, and the strength of the guarantors. While our loan policy has guidelines for advances on different types of collateral, we establish eligible asset values on a case-by-case basis for each borrower. Our officer on the account must be able to validate his or her position during the approval process.

     Personal Loans. Our personal loan portfolio consists of loans to secure funds for personal investment, loans to acquire personal assets such as automobiles and boats, and personal lines of credit. Frequently, our borrowers prefer not to liquidate assets to secure funds for investment or personal acquisitions. They will use these assets as collateral for personal loans, or if their financial statements and personal reputations are sufficient, we will grant unsecured credit. A key factor in originating personal loans is knowing our borrowers. When personal loans are unsecured, we believe that the character and integrity of the borrower becomes as important as the borrower's financial statement.

     Our clients request a combination of lines of credit, floating-rate term loans and fixed-rate term loan products. Many of our clients use their personal investment portfolios as collateral for personal loans. Personal lines of credit are used for a variety of purposes such as the comfort of having funds available for future uses or establishing a line of credit as overdraft protection. We respond quickly to the needs of our clients within the limits set by our loan policy.

     Personal loans are subject to the same approval process as all other types of loans. Each client is underwritten to ensure that they have adequate collateral coverage and/or cash flow. Annual financial statements are required of each personal borrower.

     Home Equity Loans. Our home equity loan portfolio consists of traditional home equity lines of credit prevalent in the market today. In general, we advance up to 80% on the value of a home, less the amount of prior liens. However, we may vary from that percentage depending on the value of the home, type of dwelling, and the personal financial situation of the borrower. Home equity loans are funded either through draws requested by our clients or by special home equity credit drafts that function as bank checks. Home equity loans are approved using the same standards as residential mortgage loans. Our borrower's personal cash flow is compared to debt service requirements to determine our borrower's ability to repay. Home equity loans are competitively priced and are based on a floating rate formula.

     Construction Loans. Our construction loan portfolio consists of single residential properties, multi-family properties, and commercial projects. As construction lending has greater inherent risk, we closely monitor the status of each construction loan throughout its term. Typically, we require full investment of the borrower's equity in construction projects prior to injecting our funds. Generally, we do not allow borrowers to recoup their equity from the sale proceeds of finished units (if applicable) until we have recovered our funds on the overall project. We use a title company to disburse periodic draws from the construction line to ensure that there will be no title problems at the end of the project.

         Our construction loans are often the highest yielding loans in our portfolio due to the inherent risks and the monitoring requirements. These loans typically have floating rates, commitment fees and release fees. During our credit approval process, factors unique to construction loans are considered. These include assessment of the market for the finished product, reasonableness of the construction budget, ability of the borrower to fund cost overruns, and the borrower's ability to liquidate and repay the loan at the point when the loan-to-value ratio is the greatest. We seek to manage these risks by, among other things, ensuring that the collateral value of the property throughout the construction process does not fall below acceptable levels, ensuring that funds disbursed are within parameters set by the original construction budget, and properly documenting each construction draw. Due to our more stringent standards for underwriting and monitoring construction loans and the credit profile of our borrowers, we are comfortable with the risk associated with this portfolio and are committed to construction lending as an integral part of our lending program.

Investment Activities

         The objective of our investment policy is to maximize income consistent with liquidity, asset quality, regulatory constraints and asset/liability objectives. The policy is to be reviewed at least annually by our board of directors. Our board is provided quarterly information recapping purchases and sales with the resulting gains or losses, average maturity, federal taxable equivalent yields and appreciation or depreciation by investment categories.

         We invest primarily in direct obligations of the United States, obligations guaranteed as to principal and interest by the United States, obligations of agencies of the United States, bank-qualified tax-exempt obligations of state and local political subdivisions and collateralized mortgage obligations. We also may invest from time to time in corporate debt or other securities as permitted by our investment policy. In addition, we enter into federal funds transactions with our principal correspondent banks, and primarily act as a net seller of such funds. The sale of federal funds are effectively short-term loans from us to other banks.

         Our investment portfolio also includes equity investments in the Federal Home Loan Bank of Chicago and the Federal Home Loan Bank of Des Moines. We invest in the Federal Home Loan Bank in order to be a member, which qualifies us to use their services including Federal Home Loan Bank borrowings. In addition, we have purchased participations in pools of loans from Neighborhood Housing Services ("NHS"). NHS is a not-for-profit organization which helps provide affordable housing to low and moderate income residents in the Chicago area. The size of our investment is proportionate to the volume of loans in certain credit programs offered by NHS. NHS is an important vehicle in our Community Reinvestment Act ("CRA") lending program.

         Our chief financial officer is responsible for the management of our investment portfolio as well as the implementation of our investment strategy.

Trust and Asset Management

         We offer our clients a wide variety of trust and asset management services designed to meet their individual needs and investment goals. Many of our trust clients have long-standing relationships with our managing directors. In administering a trust, we work closely with our client, the beneficiaries and the trustees' attorneys and accountants on personal and tax matters to assist the client in accomplishing the stated objectives. As fiduciaries of a trust or estate, our responsibilities may include:

         .     administering the account pursuant to the applicable document;

         .     collecting, holding and valuing assets;

         .     monitoring investment portfolios;

         .     paying debts, expenses and taxes;

         .     distributing property;

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


         .     advising beneficiaries; and

         .     preparation of tax returns.


         In addition to trust and estate administration, we offer:

         .     institutional accounts;

         .     guardianship administration;

         .     investment agency accounts;

         .     Section 1031 exchanges; and

         .     custodial accounts.

         Since January 1, 1997, the average account value of new trusts administered by us was approximately $3.0 million. We seek to continue to grow our trust business as we expand our client base and our clients increasingly reach retirement age and focus on their estate plans. The following table indicates the break-down of our trust assets under administration at September 30, 2000 by account classification and related gross revenue for the nine months ended September 30, 2000:

                                                                    At or for the
                                                                  nine months ended
                                                                  September 30, 2000
                                                            -----------------------------
                          Account Type                      Market Value         Revenue
                          ------------                      ------------        ---------
               Personal trust -- managed  ...............   $288,176,086       $  941,107
               Agency -- managed  .......................    112,186,700          280,842
               Custody  ..............................       352,419,240          383,729
               Employee benefits -- managed .............     32,954,805           49,682
                                                            ------------       ----------
                  Total  .............................      $785,736,831       $1,655,360
                                                            ============       ==========

         We have chosen to outsource the investment management aspect of our trust business so that we may offer our clients diversity and flexibility of investment representation and to allow us to impartially evaluate investment performance. This structure also allows our clients to independently designate one or more specific advisors enabling them to maintain existing relationships they may have within the financial community. If the client does not have such a relationship in place, we help them select an investment management firm to best service their needs. Based on the client's investment strategy and objectives and the account attributes, one or more investment managers will be selected from a selected group of approved advisors.

         Our trust policy has established controls over our trust activities to safeguard the assets of our clients against operational and administrative risk. We have a system of internal controls that is designed to keep our operating risk at appropriate levels. Our system of internal controls includes policies and procedures relating to authorization, approval, documentation and monitoring of transactions. Administrative risk is the risk of loss that may occur as a result of breaching a fiduciary duty to a client. To manage this risk, our trust policy has established corporate policies and procedures to ensure that obligations to clients are discharged faithfully and in compliance with applicable legal and regulatory requirements. These policies and procedures provide guidance and establish standards related to the creation, sale, and management of investment products, trade execution, and counterparty selection.

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


Asset/Liability Management Committee

         We have an asset/liability committee ("ALCO") comprised of selected senior executives who are charged with the dual goals of optimization and stabilization of net interest income over time while adhering to prudent banking practices. ALCO oversees asset growth, liquidity and capital, and directs our overall acquisition and allocation of funds. At its meetings, ALCO reviews issues including:

         .     data on economic conditions;

         .     current interest rate outlook;

         .     current forecast on loans and deposits;

         .     mix of interest rate sensitive assets and liabilities;

         .     bank liquidity position;

         .     investment portfolio purchases and sales; and

         .     other matters as presented.

         ALCO is also responsible for monitoring compliance with our investment policy. On a quarterly basis, ALCO reports to the loan/investment committee who reviews the portfolio of reports we prepare for our board of directors and all the decisions made by ALCO affecting net interest income.

Properties

         We currently have seven physical banking locations. We have a variety of renewal options in each of our properties and certain rights to secure additional space. The main offices of PrivateBancorp and The PrivateBank (Chicago) are located in the central business and financial district of Chicago. We lease 20,923 square feet comprising the entire eighth, ninth, and tenth floors and part of the eleventh floor of a building located at Ten North Dearborn Street. This lease expires on or about August 31, 2006.

         We established a north suburban office in the affluent North Shore area located at 517 Green Bay Road, Wilmette, Illinois, in October 1994. We lease approximately 5,300 square feet on the first floor of a commercial building. This lease expires on June 30, 2004.

         In January 1997, we opened a third office of The PrivateBank (Chicago) in rapidly growing, west suburban DuPage County at 1603 West Sixteenth Street, Oak Brook, Illinois. We lease approximately 4,200 square feet on the first floor of a two-story office building. This lease expires on December 14, 2001.

         In January 2000, we opened our Fox Valley office at 24 South Second Street, St. Charles, Illinois. We lease approximately 6,700 square feet of a commercial building. This lease expires October 31, 2009.

         On November 18, 1999, we announced that we had filed an application to charter a new federal savings bank in St. Louis, Missouri. Pending regulatory approval, our St. Louis location was opened as a loan production office of The PrivateBank (Chicago) at 1401 South Brentwood Boulevard, St. Louis, Missouri. We lease approximately 12,400 square feet on the first and second floors of a commercial building. This lease expires on February 4, 2009.

         Our offices in Lake Forest and Winnetka, Illinois, were both acquired as part of the purchase of Johnson Bank Illinois. Our Lake Forest office is on the first floor of a two-story office building located at 920 South Waukegan Road, Lake Forest, Illinois. The lease is for approximately 9,400 square feet and expires on July 31,

2005. Our Winnetka office leases approximately 5,100 square feet and is located at 1000 Green Bay Road, Winnetka, Illinois. This lease expires on June 30, 2003.

Competition

         We do business in the highly competitive financial services industry. Our geographic market is primarily the greater Chicago and St. Louis metropolitan areas. The financial services industry is comprised of commercial banks, thrifts, credit unions, investment banks, brokerage houses, money managers, and other providers of financial products and services. These firms compete with us for one or more of the following: loans, deposits, trust services, or investment products. Some of these firms have business units that promote themselves as "private banks." The typical private banking competitor is a unit of a large commercial bank catering to the upper echelon of that bank's customer base.

         We view ourselves as the only private bank in the Chicago and St. Louis markets focused solely on offering an extended range of traditional banking and trust products to affluent professionals, entrepreneurial individuals and their business interests. While our products may be similar to those of our competitors, we attempt to distinguish ourselves by emphasizing consistent, superior levels of personal service. For commercial and commercial real estate lending, we compete with a number of major Chicago-area financial institutions and suburban banks and, in the St. Louis market, with St. Louis-based financial institutions and banking offices. For trust services, we compete with the largest Chicago-area banks and some investment managers. For private banking services, we compete with the private banking departments of major Chicago and St. Louis-area financial institutions, some suburban banks, and brokerage houses. For residential mortgage lending, we compete with banks, savings and loans, mortgage brokers and numerous other financial services firms offering mortgage loans in our market areas. Several of our competitors are national or international in scope.

         Some of our competitors are not subject to the same degree of regulation as that imposed on bank holding companies, state banking organizations and federal savings banks. In addition, the larger banking organizations, investment banks and brokerage houses have significantly greater resources than us. As a result, some of our competitors have advantages over us in name recognition and market penetration.

Legal Proceedings

         From time to time, we may be party to various legal proceedings arising in the normal course of our business. Since we act as a depository of funds, we may be named from time to time as a defendant in various lawsuits (such as garnishment proceedings) involving claims to the ownership of funds in particular accounts. Neither PrivateBancorp nor any of our subsidiaries is a party to any pending or threatened material legal proceedings.

Employees

         As of September 30, 2000, we had approximately 134 full-time equivalent employees. The salaries of all of our employees are paid by either The PrivateBank (Chicago) or The PrivateBank (St. Louis), with the exception of Messrs. Mandell and Svec and Lisa M. O'Neill, our controller, a portion of whose salaries are paid by PrivateBancorp.

         We provide our employees with a comprehensive program of benefits, some of which are on a contributory basis, including comprehensive medical and dental plans, life insurance plans, and 401(k) plans. We consider our relationship with our employees to be good.

                                  MANAGEMENT

Directors and Executive Officers

         Our directors and executive officers, their ages as of December 31, 2000, and their principal position(s) with the company are shown in the table below. All of our directors are also directors of The PrivateBank (Chicago) except Messrs. Gottlieb, Jensen and Podl. Our officers are elected annually by our board to serve for the terms provided in our By-laws.

                             Name                  Age                   Position(s)
                             ----                 -----                 -------------
             Ralph B. Mandell/(3)(4)/...........    59      Chairman, President and CEO

             Caren L. Reed/(5)/.................    66      Vice Chairman

             Donald L. Beal/(2)(5)/.............    54      Director

             Naomi T. Borwell/(1)(4)/...........    73      Director

             William A. Castellano/(1)(3)(4)/...    59      Director

             Robert F. Coleman/(2)(3)(6)/.......    56      Director

             John E. Gorman/(2)(3)(5)/..........    55      Director

             Alvin J. Gottlieb/(4)/.............    73      Director

             James M. Guyette/(1)(2)(3)(6)/.....    55      Director

             Richard C. Jensen/(4)/.............    55      Director

             Philip M. Kayman/(6)/..............    58      Director

             William R. Langley/(2)(3)(4)/......    60      Director

             Thomas F. Meagher/(1)(6)/..........    70      Director

             William J. Podl/(2)(6)/ ...........    56      Director

             Michael B. Susman/(1)(5)/..........    62      Director

             Gary L. Svec.......................    34      Chief Financial Officer

             Gary S. Collins....................    42      Managing Director of The PrivateBank (Chicago)

             M. Gail Fitzgerald.................    57      Managing Director of The PrivateBank (Chicago)

             Hugh H. McLean.....................    41      Managing Director of The PrivateBank (Chicago)

_________________
(1)  Member of the Compensation Committee.
(2)  Member of the Audit Committee.
(3)  Member of the Planning Committee.
(4)  Serves as a Class I director with a term expiring in 2002.
(5)  Serves as a Class II director with a term expiring in 2003.
(6)  Serves as a Class III director with a term expiring in 2001.

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


         Ralph B. Mandell, a director since 1989, is a co-founder of PrivateBancorp and The PrivateBank (Chicago). A Managing Director of both The PrivateBank (Chicago) and The PrivateBank (St. Louis), he has served as Chairman and Chief Executive Officer of PrivateBancorp and The PrivateBank (Chicago) since 1994 and assumed the additional title of President of both entities in March 1999. From inception until 1994, Mr. Mandell had the title of Co-Chairman. Prior to starting The PrivateBank (Chicago) and PrivateBancorp, Mr. Mandell was the Chief Operating Officer of First United Financial Services, Inc., from 1985 to 1989, and served as its President from 1988 to 1989. First United, a company that was traded on the Nasdaq National Market, was sold to First Chicago Corporation in 1987. He also served as President of Oak Park Trust & Savings Bank from 1985 until 1988. Prior thereto, Mr. Mandell had served as Executive Vice President of Oak Park Trust & Savings Bank since 1979.

         Caren L. Reed, a director since 1990, was a founding director of The PrivateBank (Chicago). Mr. Reed is currently employed as Vice Chairman of PrivateBancorp and The PrivateBank (Chicago). From 1990 to March 1999, Mr. Reed also held the title of President of PrivateBancorp and The PrivateBank (Chicago). Prior to joining the bank, Mr. Reed was an Executive Vice President of Continental Bank, Chicago with a career spanning 34 years.

         Donald L. Beal, a director since 1991, has been the owner of Kar-Don, Inc. d/b/a Arrow Lumber Company, located in Chicago, Illinois, since 1980. Prior to that, Mr. Beal served as Vice President of Hyde Park Bank & Trust with responsibilities including commercial lending and personal banking. Mr. Beal is also the sole owner of Ashland Investment, Inc.

         Naomi T. Borwell has been a director since 1990. She is a private investor. Mrs. Borwell is a former director of First Chicago Bank of Oak Park and First United Trust Company.

     William A. Castellano has been a director since 1991. From 1996 to present he has been Chairman and founder of both Workspace, Inc. and Worknet, Inc., located in Oakbrook Terrace, Illinois. Workspace provides office furniture to businesses, and Worknet provides computer networking services to businesses. He was the founder of and served as the Chief Executive Officer to Chrysler Systems Leasing from 1977 to 1991.

         Robert F. Coleman, a director since 1990, is a principal of Robert F. Coleman & Associates, a law firm located in Chicago, Illinois. He concentrates his practice on business and professional litigation.

         John E. Gorman has been a director since 1994. Since 1982, Mr. Gorman has been a General Partner of the Jorman Group, a privately-owned organization with diversified business holdings.

         Alvin J. Gottlieb, a director since 1990, is a private investor. Since 1961, Mr. Gottlieb has served in various capacities on the board of directors of Gottlieb Memorial Hospital, located in Melrose Park, Illinois, and he currently holds the position of Vice Chairman.

         James M. Guyette has been a director since 1990. Since 1997, he has been President and Chief Executive Officer of Rolls Royce North America, Inc. Mr. Guyette served as Executive Vice President of UAL Corporation from 1985 to 1995 when he retired after more than 25 years of employment with that company. He is currently a director of Rolls-Royce plc (London) and Pembroke Capital (Dublin), and formerly a director of First United Financial Services and United Airlines Employees Credit Union.

         Richard C. Jensen, has been a director since January 2000. Mr. Jensen has been a Managing Director of The PrivateBank (Chicago) since November 1999. He became Chairman, Chief Executive Officer and a Managing Director of The PrivateBank (St. Louis) upon its receipt of its banking charter in June, 2000. From May 1998 until joining us, Mr. Jensen served as Chairman and Chief Executive Officer of Missouri Holdings, Inc. From March to May 1998, he served as President and Chief Executive Officer of Royal Banks of Missouri. For the previous 18 years, Mr. Jensen served in various executive positions with Nations Bank and its predecessor, Boatmen's Bank, in St. Louis.

         Philip M. Kayman, a director since 1990, has been a senior partner with the law firm of Neal Gerber & Eisenberg in Chicago, Illinois since the firm's founding in 1986.

         William R. Langley, a director since 1989, is a co-founder of PrivateBancorp and The PrivateBank (Chicago). Mr. Langley held the title of Co-Chairman of PrivateBancorp, and was active in day-to-day management of the company until 1995 when he retired. Prior to the formation of PrivateBancorp, Mr. Langley had served as Chief Executive Officer of First United Financial Services, Inc. from 1985 to 1987 and as Chairman from 1987 to 1989. First United, a company that was traded on the Nasdaq National Market, was sold to First Chicago Corporation in 1987. Prior to that, he served as Chairman and President of Oak Park Trust and Savings Bank, where he had been employed since 1973.

         Thomas F. Meagher has been a director since 1996. Mr. Meagher has been the Chairman of Howell Tractor and Equipment Co., a distributor of heavy equipment located in Elk Grove Village, Illinois, since 1980. He has had an extensive career in the transportation industry and currently serves on the board of directors of Trans World Airlines, Inc., a New York Stock Exchange company.

         William J. Podl has been a director since August 1999. Mr. Podl was an organizer of Towne Square Financial Corporation, which was purchased by the Company in August 1999. Mr. Podl founded Doran Scales, Inc. in 1976, and is currently Chairman and Chief Executive Officer of that company.

         Michael B. Susman has been a director since 1990. He has been a partner in the law firm of Spitzer, Addis, Susman & Krull, located in Chicago, Illinois, since 1974.

         Gary L. Svec has been the Secretary/Treasurer and Chief Financial Officer of PrivateBancorp since August 2000. Prior to joining the company, Mr. Svec served as Vice President and as Investment and Asset/Liability Specialist for Betzold, Berg, Nussbaum & Heitman, Inc., working with the firm's financial institutions clients, from August 1995 to August 2000. He also served as Chief Financial Officer of Betzold Berg Investment Management from August 1995 to August 1998. From 1988 until July 1995, Mr. Svec was employed by Crowe, Chizek & Company as an auditor, tax advisor and consultant to their financial institutions group. Mr. Svec is a certified public accountant.

         Gary S. Collins has been a Managing Director of The PrivateBank (Chicago) since 1991. As a specialist in real estate lending, Mr. Collins has spent more than 20 years managing diverse real estate transactions and the full range of mortgage financing. Before joining the bank in 1991, he held senior positions at several Chicago Metropolitan area financial institutions, including First Chicago Bank of Oak Park, First Colonial Bancshares and Avenue Bank of Oak Park.

         M. Gail Fitzgerald has been a Managing Director of The PrivateBank (Chicago) since 1996. She serves as the bank's director of Trust and Investment Services. Ms. Fitzgerald has over 20 years' banking experience, most of which is in the trust area. She served as Trust Division President of Firstar Bank of Illinois from 1995 to 1996. She also served as Chairman, President, and Chief Executive Officer of First Colonial Trust Company in Illinois from 1993 to 1995 and Senior Vice President of First Chicago Trust Company of Illinois from 1988 to 1993.

         Hugh H. McLean has been a Managing Director of The PrivateBank (Chicago) since 1996. He serves as head of credit marketing and manager of the Oak Brook office. Prior to joining the bank, he served as a regional manager with Firstar Bank Illinois and its predecessor from 1990 to 1996, and as head of a commercial banking division at American National Bank and Trust Company in Chicago, Illinois, from 1987 to 1990, where he was employed from 1980 to 1990.

Board of Directors

         Our board of directors currently consists of 16 members divided into three classes of directors who are elected to hold office for staggered three-year terms as provided in our Restated Certificate of Incorporation and Amended and Restated By-laws. Those persons currently serving as Class I directors have been elected to hold office until the annual stockholders' meeting to be held in 2002; Class II directors have been elected to hold office until the annual stockholders' meeting to be held in 2003; and Class III directors have been elected to hold office until the annual stockholders' meeting to be held in 2001.

Committees of the Board of Directors

         We have appointed certain members of our board to serve on various committees of the board of directors. The board of directors has established three standing committees: (1) the Compensation Committee; (2) the Audit Committee; and (3) the Planning Committee.

         Compensation Committee. The Compensation Committee is responsible for reviewing the performance of our Chief Executive Officer; reviewing and recommending the compensation of the company's officers, including the Chief Executive Officer; recommending and approving stock option grants and restricted stock awards to management; reviewing and recommending non-cash compensation programs including stock option grants, 401(k) contributions and annual bonuses; reviewing and recommending director compensation; and advising the Chief Executive Officer on miscellaneous compensation issues. The Compensation Committee also advises and assists management in formulating policies regarding compensation. The members of the Compensation Committee are Messrs. Guyette (Chairman), Castellano, Meagher, Susman and Mrs. Borwell.

         Audit Committee. The Audit Committee reports to the board of directors in discharging its responsibilities relating to our accounting, reporting and financial control practices. The Audit Committee has general responsibility for oversight of financial controls, as well as our accounting, regulatory and audit activities, and annually reviews the qualifications of the independent auditors. The Audit Committee is composed entirely of outside directors who are not now officers of PrivateBancorp. The members of the Audit Committee are Messrs. Coleman (Chairman), Beal, Gorman, Guyette, Langley and Podl.

         Planning Committee. The Planning Committee is responsible for studying strategic issues prior to submission to the entire board of directors for approval. The Planning Committee consists of Messrs. Mandell (Chairman), Castellano, Coleman, Gorman, Guyette and Langley.

         We have not designated a nominating committee. The entire board of directors acts to nominate persons for election as directors.

Director Compensation

         In 1992, we commenced a program of compensating those of our outside directors who are also outside directors of The PrivateBank (Chicago) with stock option awards in lieu of cash retainers. Our philosophy has been to increase our directors' equity stake in the company and further enhance the alignment of their interests with those of our stockholders. The director options have been granted each year in amounts determined at the discretion of the board. The options are fully vested at the end of the year of grant, subject to a full year of service. In each case, the options have been granted at an exercise price equal to or greater than the estimated fair market value of our common stock at the date of grant. Partial awards have been made for partial year service. During 1999, options to purchase a total of 39,000 shares were granted to non-employee directors. As of September 30, 2000, there were outstanding options granted to non-employee directors pursuant to this program to purchase an aggregate of 234,880 shares of common stock at an average weighted per share exercise price of $11.0.

         In addition to stock options, non-employee members of PrivateBancorp's board of directors receive fees of $200 for each board meeting attended. The directors also receive $100 per meeting for attendance at meetings of any committees of the board on which they serve. Those directors who serve on the board of The PrivateBank (Chicago) and The PrivateBank (St. Louis) are also entitled to the same meeting fees. During 1999, the boards of

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


directors of each of PrivateBancorp and The PrivateBank (Chicago) met monthly. Total board and committee meeting fees paid in 1999 were $55,500.

Compensation Committee Interlocks and Insider Participation

         Messrs. Guyette, Castellano, Meagher and Susman and Ms. Borwell each serve on the Compensation Committee of our board of directors. Each of these individuals has engaged in certain transactions as clients of the bank, in the ordinary course of the bank's business, including borrowings, during the last three years, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with unaffiliated persons. In the opinion of our management, none of these transactions involved more than the normal risk of collectability or presented any other unfavorable features. See "Transactions with Related Persons." In addition, Mr. Ralph B. Mandell, our chairman, president and chief executive officer, serves on the compensation committee of The PrivateBank (St. Louis), which is responsible for determining the compensation of the senior officers of that bank. Mr. Richard C. Jensen, chairman, chief executive officer and a managing director of The PrivateBank (St. Louis), is a director of PrivateBancorp.

Executive Compensation

         The following table summarizes the compensation paid by PrivateBancorp and The PrivateBank (Chicago) to the Chairman, President and Chief Executive Officer and the four other most highly paid executive officers, referred to below as the "named executive officers", during 2000, 1999 and 1998.

                                    Summary Compensation Table

                                                                                                   Long-term
                                                                                                 Compensation
                                                          Annual Compensation                       Awards
                                           --------------------------------------------  ----------------------------
                                                                              Other
                                                                             Annual                     Securities     All Other
                                                                             Compen-     Restricted     Underlying     Compen-
                                                     Salary    Bonus/(1)/   sation/(2)/   Stock/(3)/    Options/(4)/    sation
       Name and Principal Position          Year      ($)         ($)          ($)           ($)            (#)          ($)
       ---------------------------          -----   -------   ----------   ------------  -----------   -------------- ------------
Ralph B. Mandell.........................   2000
Chairman, President and CEO                 1999     230,000     200,000     19,871       90,000/(5)/       6,000      59,034/(6)/
                                            1998     210,000     125,000     18,845       77,000/(7)/       6,400      34,723/(6)/

Donald A. Roubitchek.....................   2000
Former Secretary/Treasurer and CFO          1999     145,000      75,000      2,155      43,200/(13)/       4,000       3,200/(9)/
                                            1998     138,000      40,000      1,776      22,000/(14)/       6,400       3,200/(9)/

Hugh H. McLean...........................   2000
Managing Director                           1999     130,000      60,000     12,725      54,000/(11)/       4,000       3,200/(9)/
                                            1998     115,000      46,000     11,756      22,000/(10)/       5,600       3,005/(6)/

M. Gail Fitzgerald.......................   2000
Senior Trust Officer and Managing Director  1999     118,000      50,000      3,504      36,000/(12)/       4,000       3,200/(9)/
                                            1998     112,000      41,000      3,206      22,000/(10)/       5,600       3,067/(9)/

Gary S. Collins..........................   2000
Managing Director                           1999     120,000      57,000     10,210       43,200/(8)/       4,000       3,200/(9)/
                                            1998     112,000      45,000      9,429      22,000/(10)/       5,600       2,749/(9)/

________________
(1) Bonuses for 1999 and 1998 were determined in December of the respective years and paid in the following January.
(2) Represents automobile allowances, life insurance premiums and club membership dues and fees paid by the company.
(3) Reflects restricted stock awards under our Stock Incentive Plan. PrivateBancorp has paid regular dividends on all shares of restricted stock outstanding. These shares of restricted stock are subject to forfeiture until the fifth anniversary of the grant date. The number and value of the aggregate restricted stock holdings of each of the above named persons as of December 31, 1999, based on the closing price of $13.375 for our common stock on that date, were as follows:

       Mr. Mandell -- 26,600 shares, $355,775; Mr. Roubitchek -- 13,200 shares, $176,550; Mr. McLean -- 7,800 shares, $104,325; Mr. Collins -- 10,400 shares, $139,100; and Ms. Fitzgerald -- 6,800 shares, $90,950.
(4) Options to purchase shares of common stock granted in 1999 have an exercise price of $18.00 and vest over a four year period; options granted in 1998 have an exercise price of $17.1875 (representing 125% of fair market value at the date of grant) and vest at the end of five years; however, these options may vest before the fifth anniversary subject to performance-based acceleration terms providing for complete vesting upon the third or fourth anniversary of their grant date if the cumulative annualized growth rate of the fair market value of the common stock (including dividends paid) equals at least 15% as of such anniversary date.
(5) Represents an award of 5,000 shares of restricted stock at a value of $18.00 per share.
(6)    Represents (a) matching contributions to the Company's 401(k) Plan, and
       (b) dollar value-benefit of accrued imputed interest (assuming full forgiveness of cumulative accrued interest) relating to a loan from the Company in connection with Mr. Mandell's 1998 stock purchase transaction. See "Transactions with Certain Related Persons."
(7) Represents an award of 5,600 shares of restricted stock at a value of $13.75 per share.
(8) Represents an award of 2,400 shares of restricted stock at a value of $18.00 per share.
(9) Represents matching contributions to the Company's 401(k) plan made by the Company for the benefit of the executive officer.
(10) Represents an award of 1,600 shares of restricted stock at a value of $13.75 per share.
(11) Represents an award of 3,000 shares of restricted stock at a value of $18.00 per share.
(12) Represents an award of 2,000 shares of restricted stock at a value of $18.00 per share.
(13) Represents an award of 2,400 shares of restricted stock at a value of $18.00 per share.
(14) Represents an award of 1,600 shares of restricted stock at a value of $13.75 per share.

         The table below summarizes certain information about the options which we granted in 1999 to each named executive officer. All options were granted have a per share exercise price equal to the initial public offering price of our common stock, which was $18.00 per share.

                       Option Grants in Last Fiscal Year

                                                      Individual Grants
                                    ------------------------------------------------------
                                                        % of                                   Potential Realizable
                                                       Total                                     Value at Assumed
                                     Number of        Options                                     Annual Rates of
                                       Shares        Granted to     Exercise                        Stock Price
                                     Underlying       Employees     or Base                        Appreciation
                                      Options         in Fiscal      Price      Expiration       for Option Term ($)
                                                                                            -------------------------
        Name                          Granted           Year         ($/Sh)        Date           5%           10%
        ----                        -----------      ----------    ----------  -----------  ------------- -----------
Ralph B. Mandell................       6,000            8.63%        $18.00      03/24/09      $67,921      $172,124
Donald A. Roubitchek............       4,000            5.75%         18.00      03/24/09       45,280       114,749
Gary S. Collins.................       4,000            5.75%         18.00      03/24/09       45,280       114,749
M. Gail Fitzgerald..............       4,000            5.75%         18.00      03/24/09       45,280       114,749
Hugh H. McLean..................       4,000            5.75%         18.00      03/24/09       45,280       114,749


         The following table summarizes for each named executive officer the number of shares of common stock subject to outstanding options and the value of such options that were unexercised at December 31, 1999.

          Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
                                  Option Values

                                                             Number of
                                                       Securities Underlying     Value of Unexercised
                                                           Unexercised              In-The-Money
                                                            Options at                Options at
                                                       December 31, 1999 (#)   December 31, 1999 ($)/(2)/
                          Shares                       ---------------------   ---------------------
                        Acquired on       Value            Exercisable/              Exercisable/
          Name          Exercise (#)   Realized ($)      Unexercisable/(1)/         Unexercisable/(1)/
          ----          ------------   ------------      -------------              -------------

Ralph B. Mandell.................            --             --             75,840/12,400                  489,860/--
Donald A. Roubitchek.............            --             --             38,736/10,400                  248,354/--
Gary S. Collins..................            --             --            31,616/  9,600                  203,064/--
M. Gail Fitzgerald...............            --             --             12,000/13,600                   48,000/--
Hugh H. McLean...................            --             --              16,000/9,600                   64,000/--

----------------
(1) The numbers and amounts in the above table represent shares of common stock subject to options granted that were unexercised as of December 31, 1999.
(2) The estimated fair market value of our common stock at December 31, 1999 was $13.375 per share.

Employment Agreements

         We have entered into an employment agreement with Ralph B. Mandell, our Chairman, President and Chief Executive Officer. The agreement, which has a term of two years, expires on June 30, 2001, and is subject to renewal for a successive two year term. Under the provisions of the agreement, Mr. Mandell is entitled to an annual base salary of $230,000. Mr. Mandell may receive a discretionary bonus to the extent determined by the board of directors and is entitled to participate in benefit plans and other fringe benefits available to our managing directors.

         Under the agreement, Mr. Mandell's employment may be terminated by us at any time for "cause," as defined in the agreement, in which case, or if he resigns from the company without "good reason," the agreement immediately terminates, and he would be entitled only to unpaid benefits accrued during the term of his employment. If Mr. Mandell chooses to resign with good reason, or we choose to terminate his employment without cause, he is also entitled to receive severance in the amount equal to 18 months of his then current base annual salary, plus a pro rata bonus for the year of termination based on the prior year's bonus amount, if any. The agreement also provides for death benefits equal to six months of his then current annual base salary.

         In the event that Mr. Mandell is terminated after a change in control of the company, he will be entitled to a lump sum payment equal to three times the sum of (1) his annual base salary; (2) the greater of (a) his bonus amount, if any, for the prior year or (b) his average bonus, if any, for the three preceding years; and (3) the sum of contributions that would have been made by us to him during the year under benefit plans and the annual value of any other executive perquisites. The agreement entitles Mr. Mandell to receive gross up payments to cover any federal excise taxes payable by him in the event the change in control benefits are deemed to constitute "excess parachute payments" under Section 280G of the Internal Revenue Code. A change in control is defined under the agreement as an occurrence of any one of the following events as determined by our board:

         . if any person, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act, becomes the beneficial owner of 10% or more of the total voting power of our then outstanding voting capital stock; provided, however, that if that person becomes a beneficial owner of 10% or more of our voting capital stock as a result of an acquisition of stock directly from the company, or a decrease in the number of outstanding shares due to a repurchase of shares by the company, it shall not be considered a change in control;

         . if during any period of two consecutive years, those individuals who at the beginning of the period constitute our board of directors cease to make up a majority of the board;

         . the consummation of a reorganization, merger or consolidation of the company, or the sale of all or substantially all of our assets; provided, that so long as more than 50% of the voting stock of the successor entity is held by stockholders who had been beneficial owners of our stock immediately before the transaction, and at least a majority of the board of the successor entity is made up of members of our board, the merger or sale shall not be considered a change in control; and

         . the approval by our stockholders of a plan of complete liquidation or dissolution.

         The agreement also contains non-compete provisions, which prohibit Mr. Mandell from soliciting, either for his own account or for the benefit of any entity located within a twenty-five mile radius of us or any of our subsidiaries, any of our clients or employees. These non-compete provisions remain in effect for a period of one year after the termination of his employment. The non-compete provisions do not apply in the event of a change in control.

         We have also entered into an employment agreement with Richard C. Jensen, one of our directors, and the chairman, chief executive officer and a managing director of The PrivateBank (St. Louis). The agreement, which has a term of three years, expires on June 30, 2003, subject to renewal for a successive term. The terms and provisions of Mr. Jensen's agreement are substantially similar to those of the employment agreement with Mr. Mandell summarized above, with the following exceptions:

         .    Mr. Jensen's annual base salary is $150,000;

         . In the event of Mr. Jensen's discharge without cause or his resignation with good reason, as defined in the agreement, Mr. Jensen is entitled to (a) continue to receive his then current base salary for a period of 12 months, plus a pro rata bonus for the year of termination based on the prior year's bonus amount, if any; and (b) outplacement counseling services for a period of up to one year, or until Mr. Jensen is employed elsewhere or self-employed; and

         . In the event Mr. Jensen is terminated after a change of control of the company, he will be entitled to a lump sum payment equal to two times the sum of: (a) his annual base salary; (b) the greater of (i) his bonus amount, if any, for the prior year or (ii) his average bonus, if any, for the three preceding years; and (c) the sum of contributions that would have been made by us to him during the year under benefit plans and the annual value of any other executive perquisites.

                       TRANSACTIONS WITH RELATED PERSONS

         Some of our executive officers and directors are, and have been during the preceding three years, clients of the banks, and some of our executive officers and directors are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, clients of the banks. As such clients, they have had transactions in the ordinary course of business of the banks, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of our management, none of the transactions involved more than the normal risk of collectability or presented any other unfavorable features. At September 30, 2000, we had $10.3 million in loans outstanding to certain directors and executive officers and their business interests of the company and certain executive officers of the banks.

         In May 1998, Ralph B. Mandell, our Chairman, President and Chief Executive Officer, purchased 72,720 shares of newly issued common stock at $13.75 per share from PrivateBancorp. The purpose of the transaction was to enhance Mr. Mandell's interest in our long-term performance and further align his interests with those of our stockholders. As part of the transaction, we loaned Mr. Mandell approximately 95% of the purchase price on a full recourse basis. The loan matures in five years but becomes payable prior to the fifth year in the event Mr. Mandell sells any of the 72,720 shares or Mr. Mandell's employment is terminated. Interest accrues at 5.69% per annum, compounded annually (the applicable Federal rate), on the principal amount of the loan; however, provided Mr. Mandell does not sell any of the shares purchased and remains in our employ, 25% of the accumulated interest on the loan will be forgiven on the loan's second anniversary, 50% of the accumulated interest on the loan will be forgiven on its third anniversary, 75% of the accumulated interest on the loan will be forgiven on its fourth anniversary, and 100% of the accumulated interest on the loan will be forgiven on the loan's fifth anniversary. Mr. Mandell pledged all of the shares of common stock purchased in the transaction as collateral for the loan he received from us, but he is entitled to vote, and receive dividends on, the shares.

         On July 6, 1999, we loaned $175,000 to Thomas Castronovo, a managing director of The PrivateBank (Chicago), for the purpose of purchasing our common stock in our initial public offering. The shares purchased serve as collateral for the loan. The loan accrues no interest and is payable upon receipt of certain bonus payments. The loan was repaid in full during the third quarter of 2000.

         During 2000, 1999 and 1998, we incurred professional fees for services provided by the law firm Spitzer, Addis, Susman & Krull in the amount of approximately $186,000, $205,000 and $94,000, respectively. Michael B. Susman, who is one of our directors, is a partner of that firm.

         During 2000, 1999 and 1998, The PrivateBank (Chicago) acquired selected furniture with a total cost of $61,733, $28,402 and $2,655, respectively, through certain related parties of William A. Castellano, one of our directors.

         In connection with our acquisition of Towne Square Financial Corporation, William J. Podl, who subsequently became a director of PrivateBancorp, received 15,278 shares of common stock of PrivateBancorp as consideration for his 16.667% ownership interest of Towne Square Financial Corporation. Mr. Podl is currently a 16.667% owner of Towne Square Realty, LLC, from which The PrivateBank (Chicago), leases approximately 6,700 square feet in a building located in St. Charles, IL. This lease became effective August 1, 1999. In 1999, we paid rent in the amount of $44,500 to Towne Square Realty, LLC under such lease.

                            PRINCIPAL STOCKHOLDERS

         The following table sets forth the beneficial ownership of our common stock as of December 20, 2000, with respect to (a) each of our directors and named executive officers; and (b) all of our directors and named executive officers as a group.

                                                 Amount of
                                                  Common                                      Total
                                                  Shares                      Currently      Amount of        Total
                                               Beneficially    Restricted    Exercisable    Beneficial      Percentage
                                                Owned/(1)/     Stock/(1)/    Options/(1)/   Ownership/(1)/  Ownership/(1)/
                                                -----          -----         -------        ---------       ---------
Directors
---------
Ralph B. Mandell**.......................        214,681/(2)/    29,600/(3)/     79,040         323,321            6.86%
Donald L. Beal...........................         17,464/(4)/        --          18,720          36,184               *
Naomi T. Borwell.........................        164,800             --          18,720         183,520            3.94
William A. Castellano....................        152,400/(5)/        --          18,720         171,120            3.68
Robert F. Coleman........................         26,400/(6)/        --          18,720          45,120               *
John E. Gorman...........................         49,000             --          14,400          63,400            1.36
Alvin J. Gottlieb........................        105,600             --           9,240         114,840            2.47
James M. Guyette.........................         12,000             --          18,720          30,720               *
Richard C. Jensen........................          5,723/(7)/     3,500              --           9,223               *
Philip M. Kayman.........................         14,800             --          18,720          33,520               *
William R. Langley.......................         89,600             --          74,240         163,840            3.48
Thomas F. Meagher........................         17,000             --          12,480          29,480               *
William J. Podl..........................         25,556             --           3,000          28,556               *
Caren L. Reed............................             --          9,600/(8)/     12,440          22,040               *
Michael B. Susman........................         25,400             --          18,720          44,120               *
                                               ---------         ------         -------       ---------          ------
   Total Directors (15 persons)..........        920,424         42,700         335,880       1,299,004           26.12%

Non-director Named Executive Officers
-------------------------------------
Gary L. Svec.............................          1,761          3,500/(3)/         --           5,261               *
Gary S. Collins..........................         22,484/(9)/    12,400/(3)/     34,616          69,300            1.48
M. Gail Fitzgerald.......................         10,967/(10)/    6,800/(11)/    18,800          36,567               *
Hugh H. McLean...........................         52,728          9,800/(11)/    18,800          81,328            1.75
                                               ---------         ------         -------       ---------          ------
   Total Directors and Named
      Executive Officers (19 persons)....      1,008,364         75,200         407,896       1,491,460           29.56%
                                               =========         ======         =======       =========          ======

_____________________
*     Less than 1%
** Denotes person who serves as a director who is also a named executive officer.

(1) Beneficial ownership is determined in accordance with SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934.
(2) Includes 72,720 shares which have been pledged as collateral to secure a loan from us to Mr. Mandell. See "Transactions with Related Persons." Also, includes 23,600 shares held by Mr. Mandell's spouse. Mr. Mandell's business address is c/o The PrivateBank and Trust Company, Ten North Dearborn Street, Chicago, Illinois 60602.
(3) Shares vest at various dates between 2001 and 2004, and are subject to forfeiture until such time as they vest.
(4)   Includes 10,364 shares held by Mr. Beal's spouse and children.
(5) Includes 14,000 shares held by Mr. Castellano's children and 10,000 shares held by WMC Investment Ltd. Partnership.
(6) Includes 800 shares held by Mr. Coleman's spouse and 3,200 shares held by the Robert F. Coleman & Associates Retirement Savings Plan of which Mr. Coleman is a participant.
(7)   Represents shares held by Mr. Jensen's spouse.
(8) Shares vest at various dates between 2001 and 2002, and are subject to forfeiture until such time as they vest.
(9)   Includes 4,420 shares held by Mr. Collins' spouse.
(10)  Includes 2,400 shares held by Ms. Fitzgerald's spouse.
(11) Shares vest at various dates between 2002 and 2004, and are subject to forfeiture until such time as they vest.

                           SUPERVISION AND REGULATION

General

         Banking is a highly regulated industry. The following is a summary of several applicable statutes and regulations. However, these summaries are not complete, and you should refer to the statutes and regulations for more information. Also, these statutes and regulations are likely to change in the future, and we cannot predict what effect these changes, if made, will have on our operations. Finally, please remember that the supervision, regulation and examination of banks and bank holding companies by bank regulatory agencies are intended primarily for the protection of depositors rather than stockholders of banks and bank holding companies.

Bank Holding Company Regulation

         PrivateBancorp is registered as a "bank holding company" with the Board of Governors of the Federal Reserve System (the "Federal Reserve") pursuant to the Bank Holding Company Act of 1956, as amended (the Bank Holding Company Act of 1956 and the regulations issued thereunder are collectively referred to as the "BHC Act"), and we are subject to regulation, supervision and examination by the Federal Reserve. As part of this process, we are required to file reports and additional information with the Federal Reserve.

         Minimum Capital Requirements. The Federal Reserve has adopted risk-based capital requirements for assessing bank holding company capital adequacy. These standards define capital and establish minimum capital ratios in relation to assets, both on an aggregate basis, and as adjusted for credit risks and off-balance sheet exposures. At September 30, 2000, our consolidated assets were $763.8 million. Under the Federal Reserve's risk- based guidelines applicable to PrivateBancorp, capital is classified into two categories.

         For bank holding companies, Tier 1, or "core", capital consists of:

         .   common stockholders' equity;

         .   qualifying noncumulative perpetual preferred stock;

         . qualifying cumulative perpetual preferred stock (subject to some limitations); and

         . minority interests in the common equity accounts of consolidated subsidiaries.

         less:

         .   goodwill; and

         .   specified intangible assets.

         Tier 2, or "supplementary," capital consists of:

         .   the allowance for loan and lease losses;

         .   perpetual preferred stock and related surplus;

         .   hybrid capital instruments;

         .   unrealized holding gains on equity securities;

         .   perpetual debt and mandatory convertible debt securities;

         .   term subordinated debt, including related surplus; and

         .   intermediate-term preferred stock, including related securities.

         Under the Federal Reserve's capital guidelines, bank holding companies are required to maintain a minimum ratio of qualifying total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier 1 capital. The Federal Reserve has established a minimum ratio of Tier 1 capital to total assets of 3% for strong bank holding companies (those rated a composite "1" under the Federal Reserve's rating system). For all other bank holding companies, the minimum ratio of Tier 1 capital to total assets is 4%. In addition, the Federal Reserve continues to consider the Tier 1 leverage ratio (after deducting all intangibles) in evaluating proposals for expansion or new activities.

         In its capital adequacy guidelines, the Federal Reserve emphasizes that the foregoing standards are supervisory minimums and that banking organizations generally are expected to operate well above the minimum ratios. These guidelines also state that banking organizations experiencing growth, whether internally or by making acquisitions, are expected to maintain strong capital positions substantially above the minimum levels.

         As of September 30, 2000, we had regulatory capital in excess of the Federal Reserve's minimum requirements. Our total risk-based capital ratio at September 30, 2000 was 8.51% and our leverage ratio was 5.54%.

         Acquisitions. The BHC Act requires prior Federal Reserve approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than 5% of the voting shares or substantially all the assets of any bank, or for a merger or consolidation of a bank holding company with another bank holding company. With limited exceptions, the BHC Act prohibits a bank holding company from acquiring direct or indirect ownership or control of voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities which the Federal Reserve has determined, by regulation or order, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto, such as owning and operating a savings association, performing functions or activities that may be performed by a trust company, or acting as an investment or financial advisor. Under the BHC Act and Federal Reserve regulations, we are prohibited from engaging in tie-in arrangements in connection with an extension of credit, lease, sale of property, or furnishing of services. That means that, except with respect to traditional banking products, we may not condition a client's purchase of one of our services on the purchase of another service. The passage of the Gramm-Leach-Bliley Act, however, allows bank holding companies to become financial holding companies. Financial holding companies do not face the same prohibitions to entering into certain business transactions that bank holding companies currently face. See the discussion of the Gramm-Leach-Bliley Act below.

         Interstate Banking and Branching Legislation. Under the Interstate Banking and Efficiency Act, adequately capitalized and adequately managed bank holding companies are allowed to acquire banks across state lines subject to various limitations. In addition, under the Interstate Banking Act, banks are permitted, under some circumstances, to merge with one another across state lines and thereby create a main bank with branches in separate states. After establishing branches in a state through an interstate merger transaction, a bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger could have established or acquired branches under applicable federal and state law.

         Ownership Limitations. Under the Illinois Banking Act, any person who acquires more than 10% of our stock may be required to obtain the prior approval of the commissioner of the Illinois Office of Banks and Real Estate (the "Commissioner"). Under the Change in Bank Control Act, a person may be required to obtain the prior regulatory approval of the Federal Reserve before acquiring the power to directly or indirectly control the management, operations or policies of PrivateBancorp or before acquiring control of 10% or more of any class of our outstanding voting stock.

         Dividends. The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies. In the policy statement, the Federal Reserve expressed its view that a bank holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income or which could only be funded in ways that weakened the bank holding company's financial health, such as by borrowing. Additionally, the Federal Reserve possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to prohibit or limit the payment of dividends by banks and bank holding companies.

         Under a longstanding policy of the Federal Reserve, we are expected to act as a source of financial strength to our banking subsidiaries and to commit resources to support them. The Federal Reserve takes the position that in implementing this policy, it may require us to provide financial support when we otherwise would not consider ourselves able to do so.

         In addition to the restrictions on dividends imposed by the Federal Reserve, Delaware law also places limitations on our ability to pay dividends. For example, we may not pay dividends to our stockholders if, after giving effect to the dividend, we would not be able to pay our debts as they become due. Because a major source of our revenue could be dividends which we expect to receive from our banking subsidiaries, our ability to pay dividends will depend on the amount of dividends paid by our banking subsidiaries. We cannot be sure that our banking subsidiaries will pay such dividends to us.

Bank Regulation

         The PrivateBank (Chicago) is subject to supervision and examination by the commissioner of the Illinois Office of Banks and Real Estate (the "Commissioner") and, as a non-member, FDIC-insured bank, to supervision and examination by the Federal Deposit Insurance Corporation ("FDIC"). As an affiliate of The PrivateBank (Chicago), we are also subject to examination by the Commissioner. The PrivateBank (Chicago) is a member of the Federal Home Loan Bank of Chicago and may be subject to examination by the Federal Home Loan Bank of Chicago. The Federal Deposit Insurance Act ("FDIA") requires prior FDIC approval for any merger and/or consolidation by or with another depository institution, as well as for the establishment or relocation of any bank or branch office. The FDIA also gives the power to the FDIC to issue cease and desist orders. A cease and desist order could either prohibit a bank from engaging in certain unsafe and unsound bank activity or could require a bank to take certain affirmative action. The FDIC also supervises compliance with the federal law and regulations which place restrictions on loans by FDIC-insured banks to an executive officer, director or principal shareholder of the bank, the bank holding company which owns the bank, and any subsidiary of such bank holding company. The FDIC also examines The PrivateBank (Chicago) for its compliance with statutes which restrict and, in some cases, prohibit certain transactions between a bank and its affiliates. Among other provisions, these laws place restrictions upon:

         . extensions of credit to the bank holding company and any non-banking affiliates,

         .   the purchase of assets from affiliates,

         . the issuance of guarantees, acceptances or letters of credit on behalf of affiliates, and

         . investments in stock or other securities issued by affiliates or acceptance thereof as collateral for an extension of credit.

         Also, The PrivateBank (Chicago) is subject to restrictions with respect to engaging in the issuance, underwriting, public sale or distribution of certain types of securities and to restrictions upon:

         . the nature and amount of loans which it may make to a single borrower (and, in some instances, a group of affiliated borrowers),

         .   the nature and amount of securities in which it may invest,

         .   the amount of investment in The PrivateBank (Chicago) premises, and

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         .   the manner in and extent to which it may borrow money.

         Furthermore, all banks are affected by the credit policies of other monetary authorities, including the Federal Reserve, which regulate the national supply of bank credit. Such regulation influences overall growth of bank loans, investments, and deposits and may also affect interest rates charged on loans and paid on deposits. The Federal Reserve's monetary policies have had a significant effect on the operating results of commercial banks in the past and we expect this trend to continue in the future.

         Dividends. The Illinois Banking Act provides that an Illinois bank may not pay dividends of an amount greater than its net profits after deducting losses and bad debts while such bank continues to operate a banking business. For the purpose of determining the amount of dividends that an Illinois bank may pay, bad debts are defined as debts upon which interest is past due and unpaid for a period of six months or more unless such debts are well-secured and in the process of collection.

         In addition to the foregoing, the ability of PrivateBancorp and The PrivateBank (Chicago) to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under the Federal Deposit Insurance Corporation Improvements Act of 1991 ("FDICIA"), as described below.

         Federal Reserve System. The PrivateBank (Chicago) is subject to Federal Reserve regulations requiring depository institutions to maintain noninterest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve regulations generally require 3% reserves on the first $44.3 million of transaction accounts plus 10% on the remainder. The first $5.0 million of otherwise reservable balances (subject to adjustments by the Federal Reserve) are exempted from the reserve requirements. The PrivateBank (Chicago) is in compliance with that requirement.

         Standards for Safety and Soundness. The FDIA, as amended by FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the FDIC, together with the other federal bank regulatory agencies, to prescribe standards of safety and soundness, by regulations or guidelines, relating generally to operations and management, asset growth, asset quality, earnings, stock valuation, and compensation. The FDIC and the other federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards pursuant to FDICIA. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal stockholder. In addition, the FDIC adopted regulations that authorize, but do not require, the FDIC to order an institution that has been given notice by the FDIC that it is not satisfying the safety and soundness guidelines to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the FDIC must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized association is subject under the "prompt corrective action" provisions of FDICIA. If an institution fails to comply with such an order, the FDIC may seek to enforce its order in judicial proceedings and to impose civil money penalties. The FDIC and the other federal bank regulatory agencies have also proposed guidelines for asset quality and earning standards.

         Prompt Corrective Action. FDICIA requires the federal banking regulators, including the Federal Reserve and the FDIC, to take prompt corrective action with respect to depository institutions that fall below minimum capital standards and prohibits any depository institution from making any capital distribution that would cause it to be undercapitalized. Institutions that are not adequately capitalized may be subject to a variety of supervisory actions, including restrictions on growth, investment activities, capital distributions and affiliate transactions, and will be required to submit a capital restoration plan which, to be accepted by the regulators, must be guaranteed in part by any company having control of the institution (for example, the company or a stockholder controlling the company). In other respects, FDICIA provides for enhanced supervisory authority, including greater authority for

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the appointment of a conservator or receiver for critically under-capitalized institutions. The capital-based prompt corrective action provisions of FDICIA and its implementing regulations apply to FDIC-insured depository institutions. However, federal banking agencies have indicated that, in regulating bank holding companies, the agencies may take appropriate action at the holding company level based on their assessment of the effectiveness of supervisory actions imposed upon subsidiary insured depository institutions pursuant to the prompt corrective action provisions of FDICIA. Also, under FDICIA, insured depository institutions with assets of $500 million or more at the beginning of a fiscal year, must submit an annual report for that year, including financial statements and a management report, to each of the FDIC, any appropriate federal banking agency, and any appropriate bank supervisor. The PrivateBank (Chicago) had assets of $500 million or more at the beginning of fiscal year 2000, and must therefore provide an annual report as required by FDICIA.

         As of September 30, 2000, The PrivateBank (Chicago) had capital in excess of the requirements for a "well-capitalized" institution.

         Insurance of Deposit Accounts. Under FDICIA, as an FDIC-insured institution, The PrivateBank (Chicago) is required to pay deposit insurance premiums based on the risk it poses to the insurance fund. The FDIC has authority to raise or lower assessment rates on insured deposits in order to achieve statutorily required reserve ratios in the insurance funds and to impose special additional assessments. Each depository institution is assigned to one of three capital groups: "well capitalized," "adequately capitalized" or "undercapitalized." Within each capital group, institutions are assigned to one of three supervisory subgroups: "A" (institutions with few minor weaknesses), "B" (institutions which demonstrate weaknesses which, if not corrected, could result in significant deterioration of the institution and increased risk of loss to BIF), and "C" (institutions that pose a substantial probability of loss to BIF unless effective corrective action is taken). Accordingly, there are nine combinations of capital groups and supervisory subgroups to which varying assessment rates would be applicable. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. During 1999, The PrivateBank (Chicago) paid deposit insurance premiums in the aggregate amount of $42,889.

         Deposit insurance may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. Such terminations can only occur, if contested, following judicial review through the federal courts. We do not know any practice, condition or violation that might lead to termination of our deposit insurance.

         Community Reinvestment. Under the CRA, a financial institution has a continuing and affirmative obligation to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. However, institutions are rated on their performance in meeting the needs of their communities. Performance is judged in three areas: (a) a lending test, to evaluate the institution's record of making loans in its assessment areas; (b) an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and business; and (c) a service test, to evaluate the institution's delivery of services through its branches, ATMs and other offices. The CRA requires each federal banking agency, in connection with its examination of a financial institution, to assess and assign one of four ratings to the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by the institution, including applications for charters, branches and other deposit facilities, relocations, mergers, consolidations, acquisitions of assets or assumptions of liabilities, and savings and loan holding company acquisitions. The CRA also requires that all institutions make public disclosure of their CRA ratings.

         The PrivateBank (Chicago) was assigned a "satisfactory" rating in January 1999 as a result of its last CRA examination.

         Compliance with Consumer Protection Laws. The PrivateBank (Chicago) is subject to many federal consumer protection statutes and regulations including the CRA, the Truth in Lending Act, the Truth in Savings Act,

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the Equal Credit Opportunity Act, the Fair Housing Act, the Real Estate
Settlement Procedures Act and the Home Disclosure Act. Among other things, these acts:

          .  require banks to meet the credit needs of their communities;

          . require banks to disclose credit terms in meaningful and consistent ways;

          . prohibit discrimination against an applicant in any consumer or business credit transaction;

          .  prohibit discrimination in housing-related lending activities;

          . require banks to collect and report applicant and borrower data regarding loans for home purchases or improvement projects;

          . require lenders to provide borrowers with information regarding the nature and cost of real estate settlements;

          . prohibit certain lending practices and limit escrow account amounts with respect to real estate transactions; and

          . prescribe possible penalties for violations of the requirements of consumer protection statutes and regulations.

          From time to time we have been made aware of certain deficiencies in our consumer compliance program. Management believes that any deficiencies have already been or are in the process of being corrected. In the event that consumer compliance deficiencies were to continue over time, enforcement or administrative actions by the appropriate federal banking regulators could result. Such action could in turn affect the implementation of our growth strategies.

          Enforcement Actions. Federal and state statutes and regulations provide financial institution regulatory agencies with great flexibility to undertake an enforcement action against an institution that fails to comply with regulatory requirements, particularly capital requirements. Possible enforcement actions range from the imposition of a capital plan and capital directive to civil money penalties, cease and desist orders, receivership, conservatorship or the termination of deposit insurance.

          Impact of the Gramm-Leach-Bliley Act. On November 12, 1999, President Clinton signed the Gramm- Leach-Bliley Act (the "GLB Act"), which among other things, establishes a comprehensive framework to permit affiliations among commercial banks, insurance companies and securities firms. Also, a bank holding company which meets certain criteria may certify that it satisfies such criteria and become a financial holding company, and thereby engage in a broader range of activity than permitted a bank holding company.

          The GLB Act imposes new requirements on financial institutions with respect to customer privacy by generally prohibiting disclosure of customer information to non-affiliated third parties unless the customer has been given the opportunity to object and has not objected to such disclosure. Financial institutions are further required to disclose their privacy policies to customers annually. The GLB Act directs the federal regulators to promulgate implementing regulations within six months of enactment. The privacy provisions will become effective six months thereafter.

          We do not believe that the GLB Act will have a material adverse effect upon our operations in the near term. However, to the extent the GLB Act permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation. This consolidation could result in a growing number of larger financial institutions that offer a wider variety of financial services than we currently offer and that can aggressively compete in the markets we currently serve.

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         The PrivateBank (St. Louis). The PrivateBank (St. Louis) is a federally chartered savings bank. Accordingly, it is governed by and subject to extensive regulation, examination and supervision by the Office of Thrift Supervision ("OTS"), and is required to comply with the rules and regulations of the OTS under the Home Owners' Loan Act ("HOLA"). As a federally chartered savings bank, The PrivateBank (St. Louis) has greater flexibility in pursuing interstate branching than an Illinois state bank. The activities of The PrivateBank (St. Louis) are also governed by the Federal Deposit Insurance Act. The FDIC has back-up regulatory authority over The PrivateBank (St. Louis). Although The PrivateBank (St. Louis) has a different primary federal regulator from The PrivateBank (Chicago), most, if not all, of the federal statutes and regulations applicable to The PrivateBank (Chicago) are also applicable to The PrivateBank (St. Louis).

          Under such regulation and supervision, The PrivateBank (St. Louis) is required to file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to establishing branches or entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. The OTS conducts periodic examinations to test The PrivateBank's (St. Louis) compliance with various regulatory and safety and soundness requirements. This regulation and supervision establishes a comprehensive framework of supervision and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including discretion with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the OTS, the FDIC or the Congress, could have a material adverse impact on us, The PrivateBank (St. Louis) and our operations.

          The PrivateBank (St. Louis) is also required to be a qualified thrift lender ("QTL"). The HOLA requires savings institutions to meet a QTL test, under which the institution is required to either qualify as a "domestic building and loan association" under the Internal Revenue Code or maintain at least 65% of its "portfolio assets" (total assets less (1) specified liquid assets up to 20% of total assets; (2) intangibles, including goodwill; and (3) the value of property used to conduct business) in certain "qualified thrift investments," (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least nine months out of each twelve month period. As part of its application process, The PrivateBank (St. Louis) submitted a three-year business plan to the FDIC and the OTS which commits to compliance with the QTL test among other objectives, including the maintenance of sufficient capital. A savings institution that fails the QTL test is subject to certain operating restrictions and may be required to convert to a bank charter. In meeting the QTL test, The PrivateBank (St. Louis) may be assisted by The PrivateBank (Chicago) through the purchase by The PrivateBank (Chicago) of certain loans and/or assets from The PrivateBank (St. Louis).

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                           DESCRIPTION OF THE TRUST

         The trust is a statutory business trust formed pursuant to the Delaware Business Trust Act under a trust agreement executed by us, as sponsor for the trust, and the trustees, and a certificate of trust has been filed with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety in the form filed as an exhibit to the registration statement of which this prospectus is a part, as of the date the preferred securities are initially issued. The trust agreement will be qualified under the Trust Indenture Act of 1939.

         The holders of the preferred securities issued pursuant to the offering described in this prospectus will own all of the issued and outstanding preferred securities of the trust which have certain prior rights over the other securities of the trust. We will not initially own any of the preferred securities. We will acquire common securities in an amount equal to at least 3% of the total capital of the trust and will initially own, directly or indirectly, all of the issued and outstanding common securities. The common securities, together with the preferred securities, are called the trust securities.

         The trust exists exclusively for the purposes of:

         .   issuing the preferred securities to the public for cash;

         . issuing its common securities to us in exchange for our capitalization of the trust;

         . investing the proceeds from the sale of the trust securities in an equivalent amount of debentures; and

         . engaging in other activities that are incidental to those listed above, such as receiving payments on the debentures and making distributions to security holders, furnishing notices and other administrative tasks.

         The rights of the holders of the trust securities are as set forth in the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act. The trust agreement does not permit the trust to borrow money or make any investment other than in the debentures. Other than with respect to the trust securities, PrivateBancorp has agreed to pay for all debts and obligations and all costs and expenses of the trust, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the trust may become subject, except for United States withholding taxes that are properly withheld.

         The number of trustees of the trust will initially be five. Three of the trustees will be persons who are employees or officers of or who are affiliated with PrivateBancorp. They are the administrative trustees. The fourth trustee will be an entity that maintains its principal place of business in the State of Delaware. It is the Delaware trustee. Initially, Wilmington Trust Company, a Delaware banking corporation, will act as Delaware trustee. The fifth trustee, called the property trustee, will also initially be Wilmington Trust Company. The property trustee is the institutional trustee under the trust agreement and acts as the indenture trustee called for under the applicable provisions of the Trust Indenture Act. Also for purposes of compliance with the Trust Indenture Act, Wilmington Trust Company will act as guarantee trustee and indenture trustee under the guarantee agreement and the indenture. We, as holder of all of the common securities, will have the right to appoint or remove any trustee unless an event of default under the indenture has occurred and is continuing, in which case only the holders of the preferred securities may remove the Delaware trustee or the property trustee. The trust has a term of approximately 31 years but may terminate earlier as provided in the trust agreement.

         The property trustee will hold the debentures for the benefit of the holders of the trust securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures. In addition, the property trustee will maintain exclusive control of a segregated noninterest-bearing "payment account" established with Wilmington Trust Company to hold all payments made on the debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the payment account. The guarantee

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trustee will hold the guarantee for the benefit of the holders of the preferred securities. We will pay all fees and expenses related to the trust and the offering of the preferred securities, including the fees and expenses of the trustees.

                    DESCRIPTION OF THE PREFERRED SECURITIES

          The preferred securities will be issued pursuant to the trust agreement. For more information about the trust agreement, see "Description of the Trust" beginning on page 78. Wilmington Trust Company will act as property trustee for the preferred securities under the trust agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the preferred securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act.

          The following discussion contains a description of the material provisions of the preferred securities and is subject to, and is qualified in its entirety by reference to, the trust agreement and the Trust Indenture Act. We urge you to read the form of amended and restated agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

          The trust agreement authorizes the administrative trustees, on behalf of the trust, to issue the trust securities, which are comprised of the preferred securities to be sold to the public and the common securities. We will own all of the common securities issued by the trust. The trust is not permitted to issue any securities other than the trust securities or incur any other indebtedness.

          The preferred securities will represent preferred undivided beneficial interests in the assets of the trust, and the holders of the preferred securities will be entitled to a preference over the common securities upon an event of default with respect to distributions and amounts payable on redemption or liquidation. The preferred securities will rank equally, and payments on the preferred securities will be made proportionally, with the common securities, except as described under "-- Subordination of Common Securities of the Trust" on page 83.

          The property trustee will hold legal title to the debentures in trust for the benefit of the holders of the trust securities. We will guarantee the payment of distributions out of money held by the trust, and payments upon redemption of the preferred securities or liquidation of the trust, to the extent described under "Description of the Guarantee" on page 101. The guarantee agreement does not cover the payment of any distribution or the liquidation amount when the trust does not have sufficient funds available to make these payments.

Distributions

          Source of Distributions. The funds of the trust available for distribution to holders of the preferred securities will be limited to payments made under the debentures, which the trust will purchase with the proceeds from the sale of the trust securities. Distributions will be paid through the property trustee, which will hold the amounts received from our interest payments on the debentures in the payment account for the benefit of the holders of the trust securities. If we do not make interest payments on the debentures, the property trustee will not have funds available to pay distributions on the preferred securities.

          Payment of Distributions. Distributions on the preferred securities will be payable at the annual rate of % of the $10 stated liquidation amount, payable quarterly on March 31, June 30, September 30 and 31 of each year, to the holders of the preferred securities on the relevant record dates. So long as the preferred securities are represented by a global security, as described below, the record date will be the business day immediately preceding the relevant distribution date. The first distribution date for the preferred securities will be March 31, 2001.

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         Distributions will accumulate from the date of issuance, will be cumulative and will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, then payment of the distributions will be made on the next day that is a business day, without any additional interest or other payment for the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the business day immediately preceding the scheduled distribution date. When we use the term "business day" we mean any day other than a Saturday, a Sunday, a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

         Extension Period. As long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. We refer to this period of deferral as an "extension period." No extension period may extend beyond December 31, 2030 or end on a date other than an interest payment date, which dates are the same as the distribution dates. If we defer the payment of interest, quarterly distributions on the preferred securities will also be deferred during any such extension period. Any deferred distributions under the preferred securities will accumulate additional amounts
at the annual rate of     %, compounded quarterly from the relevant distribution
date. The term "distributions" as used in this prospectus includes those accumulated amounts.

         During an extension period, we may not:

         . declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than the payment of dividends or distributions to us);

         . make any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities that rank equally with, or junior in interest to, the debentures or allow any of our subsidiaries to do the same;

         . make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee); or

         . redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

After the termination of any extension period and the payment of all amounts due, we may elect to begin a new extension period, subject to the above requirements.

         We do not currently intend to exercise our right to defer distributions on the preferred securities by deferring the payment of interest on the debentures.

Redemption or Exchange

         General. Subject to the prior approval of the Federal Reserve, if required, we will have the right to redeem the debentures:

         . in whole at any time, or in part from time to time, on or after December 31, 2005;

         . at any time, in whole, within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms we define below; or

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         .   at any time, and from time to time, to the extent of any preferred securities we purchase, plus a proportionate amount of the common securities we hold.

         Mandatory Redemption. Upon our repayment or redemption, in whole or in part, of any debentures, whether on December 31, 2030 or earlier, the property trustee will apply the proceeds to redeem the same amount of the trust securities, upon not less than 30 days' nor more than 60 days' notice, at the redemption price. The redemption price will equal 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions to the date of redemption. If less than all of the debentures are to be repaid or redeemed on a date of redemption, then the proceeds from such repayment or redemption will be allocated to redemption of preferred securities and common securities proportionately.

         Distribution of Debentures in Exchange for Preferred Securities. Upon prior approval of the Federal Reserve, if required, we will have the right at any time to dissolve, wind-up or terminate the trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, including, without limitation, amounts due and owing the trustees of the trust, cause the debentures to be distributed directly to the holders of trust securities in liquidation of the trust. See "-- Liquidation Distribution Upon Termination" on page 84.

         After the liquidation date fixed for any distribution of debentures in exchange for preferred securities:

         .   those trust securities will no longer be deemed to be outstanding;

         . certificates representing debentures in a principal amount equal to the liquidation amount of those preferred securities will be issued in exchange for the preferred securities certificates;

         . we will use our best efforts to list the debentures on the Nasdaq National Market or a national exchange;

         . any certificates representing trust securities that are not surrendered for exchange will be deemed to represent debentures with a principal amount equal to the liquidation amount of those preferred securities, accruing interest at the rate provided for in the debentures from the last distribution date on the preferred securities;

         . all rights of the trust securityholders other than the right to receive debentures upon surrender of a certificate representing trust securities will terminate.

         We cannot assure you that the market prices for the preferred securities or the debentures that may be distributed if a dissolution and liquidation of the trust were to occur would be favorable. The preferred securities that an investor may purchase, or the debentures that an investor may receive on dissolution and liquidation of the trust, may trade at a discount to the price that the investor paid to purchase the preferred securities.

         Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event. If a Tax Event, an Investment Company Event or a Capital Treatment Event occurs, we will have the right to redeem the debentures in whole, but not in part, and thereby cause a mandatory redemption of all of the trust securities at the redemption price. If one of these events occurs and we do not elect to redeem the debentures, or to dissolve the trust and cause the debentures to be distributed to holders of the trust securities, then the preferred securities will remain outstanding and additional interest may be payable on the debentures.

         "Tax Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters stating that, as a result of any change or prospective change in the laws or regulations of the United States or any political subdivision or taxing authority of the United States, or as a result of any official administrative pronouncement or judicial decision interpreting or applying the tax laws or regulations, there is more than an insubstantial risk that:

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         .   interest payable by us on the debentures is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for federal income tax purposes;

         . the trust is, or will be within 90 days after the date of the opinion, subject to federal income tax with respect to income received or accrued on the debentures; or

         . the trust is, or will be within 90 days after the date of the opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges.

         "Investment Company Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, as a result of a change in law or regulation or a change in interpretation or application of law or regulation.

         "Capital Treatment Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk of impairment of our ability to treat the preferred securities as Tier 1 capital for purposes of the current capital adequacy guidelines of the Federal Reserve, as a result of any amendment to any laws or any regulations.

         For all of the events described above, we or the trust must request and receive an opinion with regard to the event within a reasonable period of time after we become aware of the possible occurrence of an event of this kind.

         Redemption of Debentures in Exchange for Preferred Securities We Purchase. Upon prior approval of the Federal Reserve, if required, we will also have the right at any time, and from time to time, to redeem debentures in exchange for any preferred securities we may have purchased in the market. If we elect to surrender any preferred securities beneficially owned by us in exchange for redemption of a like amount of debentures, we will also surrender a proportionate amount of common securities in exchange for debentures. Preferred securities owned by other holders will not be called for redemption at any time when we elect to exchange trust securities we own to redeem debentures.

         The common securities we surrender will be in the same proportion to the preferred securities we surrender as is the ratio of common securities purchased by us to the preferred securities issued by the trust. In exchange for the trust securities surrendered by us, the property trustee will cause to be released to us for cancellation debentures with a principal amount equal to the liquidation amount of the trust securities, plus any accumulated but unpaid distributions, if any, then held by the property trustee allocable to those trust securities. After the date of redemption involving an exchange by us, the trust securities we surrender will no longer be deemed outstanding and the debentures redeemed in exchange will be cancelled.

Redemption Procedures

         Preferred securities will be redeemed at the redemption price with the applicable proceeds from our contemporaneous redemption of the debentures. Redemptions of the preferred securities will be made, and the redemption price will be payable, on each redemption date only to the extent that the trust has funds available for the payment of the redemption price.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the debentures, interest will cease to accumulate on the debentures called for redemption on and after the date of redemption.

         If the trust gives notice of redemption of its trust securities, then the property trustee, to the extent funds are available, will irrevocably deposit with the depositary for the trust securities funds sufficient to pay the aggregate redemption price and will give the depositary for the trust securities irrevocable instructions and authority to pay the redemption price to the holders of the trust securities. If the preferred securities are no longer in book-entry only

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form, the property trustee, to the extent funds are available, will deposit with the designated paying agent for such preferred securities funds sufficient to pay the aggregate redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

         If notice of redemption has been given and we have deposited funds as required, then on the date of the deposit all rights of the holders of the trust securities called for redemption will cease, except the right to receive the redemption price, but without interest on such redemption price after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment of the interest will be made on the immediately preceding business day.

         If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by the trust, or by us pursuant to the guarantee, distributions on the trust securities will continue to accumulate at the applicable rate from the date of redemption originally established by the trust for the trust securities to the date the redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

         Payment of the redemption price on the preferred securities and any distribution of debentures to holders of preferred securities will be made to the applicable recordholders as they appear on the register for the preferred securities on the relevant record date. As long as the preferred securities are represented by a global security, the record date will be the business day immediately preceding the date of redemption or liquidation date, as applicable.

         If less than all of the trust securities are to be redeemed, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately to those trust securities based upon the relative liquidation amounts. The particular preferred securities to be redeemed will be selected by the property trustee from the outstanding preferred securities not previously called for redemption by a method the property trustee deems fair and appropriate. This method may provide for the redemption of portions equal to $10 or an integral multiple of $10 of the liquidation amount of the preferred securities. The property trustee will promptly notify the registrar for the preferred securities in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount to be redeemed.

         Subject to applicable law, and if we are not exercising our right to defer interest payments on the debentures, we may, at any time, purchase outstanding preferred securities.

Subordination of Common Securities

         Payment of distributions on, and the redemption price of, the preferred securities and common securities will be made based on the liquidation amount of these securities. However, if an event of default under the indenture has occurred and is continuing, no distributions on or redemption of the common securities may be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding preferred securities for all distribution periods terminating on or before that time, or in the case of payment of the redemption price, payment of the full amount of the redemption price on all of the outstanding preferred securities then called for redemption, has been made or provided for. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or the redemption price of, the preferred securities then due and payable.

         In the case of the occurrence and continuance of any event of default under the trust agreement resulting from an event of default under the indenture, we, as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement has been so

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cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the preferred securities and not on our behalf, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Termination

         We will have the right at any time to dissolve, wind-up or terminate the trust and cause the debentures to be distributed to the holders of the preferred securities. This right is subject, however, to us receiving approval of the Federal Reserve, if required.

         In addition, the trust will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of:

         .   our bankruptcy, dissolution or liquidation;

         . the distribution of a like amount of the debentures to the holders of trust securities, if we have given written direction to the property trustee to terminate the trust;

         . redemption of all of the preferred securities as described on page 81 under "-- Redemption or Exchange -- Mandatory Redemption"; or

         .   the entry of a court order for the dissolution of the trust.

         With the exception of a redemption as described on page 81 under "-- Redemption or Exchange -- Mandatory Redemption," if an early termination of the trust occurs, the trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the trust as provided by applicable law, the trustees will distribute to the holders of trust securities, debentures:

         . in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities;

         . with an interest rate identical to the distribution rate on the trust securities; and

         . with accrued and unpaid interest equal to accumulated and unpaid distributions on the trust securities.

         However, if the property trustee determines that the distribution is not practical, then the holders of trust securities will be entitled to receive, instead of debentures, a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the trust securities will be paid on a proportional basis, based on liquidation amounts, to us, as the holder of the common securities, and to the holders of the preferred securities. However, if an event of default under the indenture has occurred and is continuing, the preferred securities will have a priority over the common securities. See "-- Subordination of Common Securities" on page 83.

         Under current federal income tax law and interpretations and assuming that the trust is treated as a grantor trust, as is expected, a distribution of the debentures should not be a taxable event to holders of the preferred securities. Should there be a change in law, a change in legal interpretation, a Tax Event or another circumstance, however, the distribution could be a taxable event to holders of the preferred securities. See "Material Federal Income Tax Consequences -- Receipt of Debentures or Cash Upon Liquidation of the Trust" on page 106 for more information regarding a taxable distribution.

         If we do not elect to redeem the debentures prior to maturity or to liquidate the trust and distribute the debentures to holders of the preferred securities, the preferred securities will remain outstanding until the repayment

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of the debentures. If we elect to dissolve the trust and thus cause the debentures to be distributed to holders of the preferred securities in liquidation of the trust, we will continue to have the right to shorten the maturity of the debentures.

Liquidation Value

         The amount of the liquidation distribution payable on the preferred securities in the event of any liquidation of the trust is $10 per preferred security plus accumulated and unpaid distributions to the date of payment, which may be in the form of a distribution of debentures having a liquidation value and accrued interest of an equal amount.

Events of Default; Notice

         Any one of the following events constitutes an event of default under the trust agreement with respect to the preferred securities:

         .   the occurrence of an event of default under the indenture;

         . a default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

         . a default by the trust in the payment of any redemption price of any of the trust securities when it becomes due and payable;

         . a default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement, other than those defaults covered in the previous two points, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustee(s) by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or

         . the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.

         Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the preferred securities, the administrative trustees and to us, unless the event of default has been cured or waived. PrivateBancorp and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the trust agreement.

         If an event of default under the indenture has occurred and is continuing, the preferred securities will have preference over the common securities upon termination of the trust. The existence of an event of default under the trust agreement does not entitle the holders of preferred securities to accelerate the maturity thereof, unless the event of default is caused by the occurrence of an event of default under the indenture and both the indenture trustee and holders of at least 25% in principal amount of the debentures fail to accelerate the maturity thereof.

Removal of the Trustees

         Unless an event of default under the indenture has occurred and is continuing, we may remove any trustee at any time. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding preferred securities may remove the property trustee or the Delaware trustee. The holders of the preferred securities have no right to vote to appoint, remove or replace the administrative trustees. These rights are vested exclusively with us as the holder of the common securities. No resignation or removal of a

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trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the trust agreement.

Co-Trustees and Separate Property Trustee

         Unless an event of default under the indenture has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we will have the power to appoint at any time or times, and upon written request of the property trustee will appoint, one or more persons or entities either (1) to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or (2) to act as separate trustee of any trust property. In either case these trustees will have the powers that may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

Merger or Consolidation of Trustees

         Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

         The trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. For these purposes, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, in some cases that transaction may be considered to involve a replacement of the trust, and the conditions set forth below would apply to such transaction. The trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the preferred securities, the property trustee or the Delaware trustee, undertake a transaction listed above if the following conditions are met:

         . the successor entity either (a) expressly assumes all of the obligations of the trust with respect to the preferred securities, or (b) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities (referred to as "successor securities") so long as the successor securities rank the same in priority as the preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

         . we appoint a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the debentures;

         . the successor securities are listed or traded or will be listed or traded on any national securities exchange or other organization on which the preferred securities are then listed, if any;

         . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect;

         . the successor entity has a purpose substantially identical to that of the trust;

         . prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel that (a) any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect, and (b) following the transaction, neither the trust nor the

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             successor entity will be required to register as an "investment company" under the Investment Company Act; and

         . we own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee, the debentures, the trust agreement and the expense agreement.

Notwithstanding the foregoing, the trust may not, except with the consent of every holder of the preferred securities, enter into any transaction of this kind if the transaction would cause the trust or the successor entity not to be classified as a grantor trust for federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

         Except as described below and under "Description of the Guarantee -- Amendments" on page 102 and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the preferred securities will have no voting rights.

         The trust agreement may be amended from time to time by us and the trustees, without the consent of the holders of the preferred securities, in the following circumstances:

         .   with respect to acceptance of appointment by a successor trustee;

         . to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement and does not have a material adverse effect on the interests of any holder of trust securities; or

         . to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the trust will be classified for federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act.

         With the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities, we and the trustees may amend the trust agreement if the trustees receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's status as a grantor trust for federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to (a) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or (b) restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

         As long as the property trustee holds any debentures, the trustees will not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities:

         . direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the property trustee with respect to the debentures;

         .   waive any past default that is waivable under the indenture;

         . exercise any right to rescind or annul a declaration that the principal of all the debentures will be due and payable; or

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         .   consent to any amendment or termination of the indenture or the debentures, where the property trustee's consent is required. However, where a consent under the indenture requires the consent of each holder of the affected debentures, no consent will be given by the property trustee without the prior consent of each holder of the preferred securities.

The trustees may not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify each holder of preferred securities of any notice of default with respect to the debentures. In addition to obtaining the foregoing approvals of the holders of the preferred securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in these matters to the effect that the trust will not be classified as an association taxable as a corporation for federal income tax purposes on account of the action.

         Any required approval of holders of trust securities may be given at a meeting or by written consent. The property trustee will cause a notice of any meeting at which holders of the trust securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of trust securities.

         No vote or consent of the holders of preferred securities will be required for the trust to redeem and cancel its preferred securities in accordance with the trust agreement.

         Notwithstanding the fact that holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by PrivateBancorp, the trustees or any affiliate of PrivateBancorp or any trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

Global Preferred Securities

         The preferred securities will be represented by one or more global preferred securities registered in the name of The Depository Trust Company, New York, New York, referred to below as DTC, or its nominee. A global preferred security is a security representing interests of more than one beneficial holder. Ownership of beneficial interests in the global preferred securities will be reflected in DTC participant account records through DTC's book-entry transfer and registration system. Participants are brokers, dealers, or others having accounts with DTC. Indirect beneficial interests of other persons investing in the preferred securities will be shown on, and transfers will be effected only through, records maintained by DTC participants. Except as described below, preferred securities in definitive form will not be issued in exchange for the global preferred securities.

         No global preferred security may be exchanged for preferred securities registered in the names of persons other than DTC or its nominee unless:

         . DTC notifies the indenture trustee that it is unwilling or unable to continue as a depositary for the global preferred security and we are unable to locate a qualified successor depositary;

         . we execute and deliver to the indenture trustee a written order stating that we elect to terminate the book-entry system through DTC; or

         . there shall have occurred and be continuing an event of default under the indenture.

Any global preferred security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in the names as DTC shall direct. It is expected that the instructions will be based upon directions received by DTC with respect to ownership of beneficial interests in the global preferred security. If preferred securities are issued in definitive form, the preferred securities will be in denominations of $10 and integral multiples of $10 and may be transferred or exchanged at the offices described below.

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         Unless and until it is exchanged in whole or in part for the individual preferred securities represented thereby, a global preferred security may not be transferred except as a whole by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depositary or any nominee of the successor.

         Payments on global preferred securities will be made to DTC, as the depositary for the global preferred securities. If the preferred securities are issued in definitive form, distributions will be payable by check mailed to the address of record of the persons entitled to the distribution, and the transfer of the preferred securities will be registrable, and preferred securities will be exchangeable for preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. In addition, if the preferred securities are issued in definitive form, the record dates for payment of distributions will be the 15th day of the month in which the relevant distribution date occurs. For a description of the terms of DTC arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance" on page 99.

         Upon the issuance of one or more global preferred securities, and the deposit of the global preferred security with or on behalf of DTC or its nominee, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual preferred securities represented by the global preferred security to the designated accounts of persons that participate in the DTC system. These participant accounts will be designated by the dealers, underwriters or agents selling the preferred securities. Ownership of beneficial interests in a global preferred security will be limited to persons or entities having an account with DTC or who may hold interests through participants. With respect to interests of any person or entity that is a DTC participant, ownership of beneficial interests in a global preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. With respect to persons or entities who hold interests in a global preferred security through a participant, the interest and any transfer of the interest will be shown only on the participant's records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global preferred security.

         So long as DTC or another depositary, or its nominee, is the registered owner of the global preferred security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the preferred securities represented by the global preferred security for all purposes under the trust agreement. Except as described in this prospectus, owners of beneficial interests in a global preferred security will not be entitled to have any of the individual preferred securities represented by the global preferred security registered in their names, will not receive or be entitled to receive physical delivery of any the preferred securities in definitive form and will not be considered the owners or holders of the preferred securities under the trust agreement.

         None of us, the property trustee, any paying agent or the securities registrar for the preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global preferred security representing the preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

         We expect that DTC or its nominee, upon receipt of any payment of the liquidation amount or distributions in respect of a global preferred security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global preferred security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global preferred security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of the participants.

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Payment and Paying Agency

         Payments in respect of the preferred securities shall be made to DTC, which shall credit the relevant accounts of participants on the applicable distribution dates, or, if any of the preferred securities are not held by DTC, the payments shall be made by check mailed to the address of the holder as listed on the register of holders of the preferred securities. The paying agent for the preferred securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent for the preferred securities may resign as paying agent upon 30 days' written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the preferred securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

Registrar and Transfer Agent

         The property trustee will act as the registrar and the transfer agent for the preferred securities. Registration of transfers of preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of preferred securities after they have been called for redemption.

Information Concerning the Property Trustee

         The property trustee undertakes to perform only the duties set forth in the trust agreement. After the occurrence of an event of default that is continuing, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of its own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous or inconsistent provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of preferred securities are entitled to vote upon, then the property trustee will take the action directed in writing by us. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

         The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

         . the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

         . the trust will not be classified as an association taxable as a corporation for federal income tax purposes; and

         . the debentures will be treated as indebtedness of PrivateBancorp for federal income tax purposes.

In this regard, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement, that we and the administrative trustees determine to be necessary or desirable for these purposes.

         The administrative trustees are required to use their best efforts to maintain the listing of the preferred securities on the Nasdaq National Market or a national securities exchange, but this requirement will not prevent us from redeeming all or a portion of the preferred securities in accordance with the trust agreement.

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         Holders of the preferred securities have no preemptive or similar rights. The trust agreement and the trust securities will be governed by Delaware law.

                         DESCRIPTION OF THE DEBENTURES

         Concurrently with the issuance of the preferred securities, the trust will invest the proceeds from the sale of the trust securities in the debentures issued by us. The debentures will be issued as unsecured debt under the indenture between us and Wilmington Trust Company, as indenture trustee. The indenture will be qualified under the Trust Indenture Act.

         The following discussion contains a description of the material provisions of the debentures and is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act. We urge prospective investors to read the form of the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

         The debentures will be limited in aggregate principal amount to $18,556,710 or $20,618,560 if the underwriters' over-allotment option is exercised in full. This amount represents the sum of the aggregate stated liquidation amounts of the trust securities. The debentures will bear interest
at the annual rate of    % of the principal amount. The interest will be payable
quarterly on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 2001, to the person in whose name each debenture is registered at the close of business on the 15/th/ day of the last month of the calendar quarter. It is anticipated that, until the liquidation, if any, of the trust, the debentures will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

         The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the debentures is not a business day, then payment of interest will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of interest will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount due
at the annual rate of      %, compounded quarterly.

         The debentures will mature on December 31, 2030, the stated maturity date. We may shorten this date once at any time to any date not earlier than December 31, 2005, subject to the prior approval of the Federal Reserve, if required.

         We will give notice to the indenture trustee and the holders of the debentures, no more than 180 days and no less than 30 days prior to the effectiveness of any change in the stated maturity date. We will not have the right to redeem the debentures from the trust until after December 31, 2005, except if (a) a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms are defined on pages 81 and 82, has occurred, or (b) we repurchase preferred securities in the market, in which case we can elect to redeem debentures specifically in exchange for a like amount of preferred securities owned by us plus a proportionate amount of common securities.

         The debentures will be unsecured and will rank junior to all of our senior and subordinated debt, including indebtedness we may incur in the future. Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary's liquidation or reorganization or otherwise, and thus the ability of holders of the debentures to benefit indirectly from any distribution by a subsidiary, is subject to the prior claim of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. The debentures will, therefore, be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of debentures should look only to our assets for payment. The indenture does not limit our ability to incur or issue secured or unsecured senior and junior debt, except in limited circumstances. See "Description of the Debentures--Miscellaneous" on page 99.

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         Except in limited circumstances, the indenture does not contain provisions that afford holders of the debentures protection in the event of a highly leveraged transaction or other similar transaction involving us, nor does it require us to maintain or achieve any financial performance levels or to obtain or maintain any credit rating on the debentures.

Option to Extend Interest Payment Period

         As long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond the stated maturity of the debentures or end on a date other than a date interest is normally due. At the end of an extension period, we must pay all interest then accrued and
unpaid, together with interest thereon at the annual rate of    %, compounded
quarterly. During an extension period, interest will continue to accrue and holders of debentures, or the holders of preferred securities if they are then outstanding, will be required to accrue and recognize as income for federal income tax purposes the accrued but unpaid interest amounts in the year in which such amounts accrued. See "Material Federal Income Tax Consequences -- Interest Payment Period and Original Issue Discount" on page 105.

         During an extension period, we may not:

         . declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than payment of dividends or distributions to us);

         . make or allow any of our subsidiaries to make any payment of principal, interest or premium on, or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the debentures;

         . make or allow any of our subsidiaries to make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee relating to the preferred securities); or

         . redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

         Prior to the termination of any extension period, so long as no event of default under the indenture is continuing, we may further defer the payment of interest subject to the above stated requirements. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period at any time. We do not currently intend to exercise our right to defer payments of interest on the debentures.

         We must give the property trustee, the administrative trustees and the indenture trustee notice of our election of an extension period at least two business days prior to the earlier of (a) the next date on which distributions on the trust securities would have been payable except for the election to begin an extension period, or (b) the date we are required to give notice of the record date, or the date the distributions are payable, to the Nasdaq National Market, or other applicable self-regulatory organization, or to holders of the preferred securities, but in any event at least one business day prior to the record date.

         Other than as described above, there is no limitation on the number of times that we may elect to begin an extension period.

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Additional Sums to be Paid as a Result of Additional Taxes

         If the trust is required to pay any additional taxes, duties, assessments or other governmental charges as a result of the occurrence of a Tax Event, we will pay as additional interest on the debentures any amounts which may be required so that the net amounts received and retained by the trust after paying any additional taxes, duties, assessments or other governmental charges will not be less than the amounts the trust would have received had the additional taxes, duties, assessments or other governmental charges not been imposed.

Redemption

         Subject to prior approval of the Federal Reserve, if required, we may redeem the debentures prior to maturity:

         . on or after December 31, 2005, in whole at any time or in part from time to time; or

         . in whole at any time within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event; or

         . at any time, and from time to time, to the extent of any preferred securities we purchase, plus a proportionate amount of the common securities we hold.

In each case we will pay a redemption price equal to the accrued and unpaid interest on the debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount of the redeemed debentures.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its registered address. Redemption of less than all outstanding debentures must be effected proportionately, by lot or in any other manner deemed to be fair and appropriate by the indenture trustee. Unless we default in payment of the redemption price for the debentures, on and after the redemption date interest will no longer accrue on the debentures or the portions of the debentures called for redemption.

         The debentures will not be subject to any sinking fund.

Distribution Upon Liquidation

         As described under "-- Liquidation Distribution Upon Termination" on page 84, under certain circumstances and with the Federal Reserve's approval, the debentures may be distributed to the holders of the preferred securities in liquidation of the trust after satisfaction of liabilities to creditors of the trust. If this occurs, we will use our best efforts to list the debentures on the Nasdaq National Market or other stock exchange or national quotation system on which the preferred securities are then listed, if any. There can be no assurance as to the market price of any debentures that may be distributed to the holders of preferred securities.

Restrictions on Payments

         We are restricted from making certain payments (as described below) if we have chosen to defer payment of interest on the debentures, if an event of default has occurred and is continuing under the indenture, or if we are in default with respect to our obligations under the guarantee.

         If any of these events occur, we will not:

         . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our

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               capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than payment of dividends or distributions to us);

         . make or allow any of our subsidiaries to make any payment of principal, interest or premium on, or repay or repurchase or redeem any of our debt securities that rank equally with or junior to the debentures;

         . make or allow any of our subsidiaries to make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee relating to the preferred securities); or

         . redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

Subordination

         The debentures are subordinated and junior in right of payment to all of our senior and subordinated debt, as defined below. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up or reorganization of PrivateBancorp, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings in connection with any insolvency or bankruptcy proceedings, the holders of our senior and subordinated debt will first be entitled to receive payment in full of principal and interest before the holders of debentures will be entitled to receive or retain any payment in respect of the debentures.

         If the maturity of any debentures is accelerated, the holders of all of our senior and subordinated debt outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due to them, including any amounts due upon acceleration, before the holders of the debentures will be entitled to receive or retain any principal or interest payments on the debentures.

         No payments of principal or interest on the debentures may be made if there has occurred and is continuing a default in any payment with respect to any of our senior or subordinated debt or an event of default with respect to any of our senior or subordinated debt resulting in the acceleration of the maturity of the senior or subordinated debt, or if any judicial proceeding is pending with respect to any default.

         The term "debt" means, with respect to any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

         .     every obligation of the person for money borrowed;

         . every obligation of the person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

         . every reimbursement obligation of the person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the person;

         . every obligation of the person issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

         .     every capital lease obligation of the person; and

         . every obligation of the type referred to in the first five points of another person and all dividends of another person the payment of which, in either case, the first person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

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         The term "senior debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on, debt, whether incurred on or prior to the date of the indenture or incurred after the date. However, senior debt will not be deemed to include:

         . any debt where it is provided in the instrument creating the debt that the obligations are not superior in right of payment to the debentures or to other debt which is equal with, or subordinated to, the debentures;

         . any of our debt that when incurred and without regard to any election under the federal bankruptcy laws, was without recourse to us;

         .    any debt of ours to any of our non-banking subsidiaries;

         .    any debt to any of our employees;

         . any debt that by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject; and

         .    debt which constitutes subordinated debt.

         The term "subordinated debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on, debt. Subordinated debt includes debt incurred on or prior to the date of the indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other debt of ours, other than the debentures. However, subordinated debt will not be deemed to include:

         . any of our debt which when incurred and without regard to any election under the federal bankruptcy laws was without recourse to us;

         .    any debt of ours to any of our non-banking subsidiaries;

         .    any debt to any of our employees;

         . any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject;

         .    debt which constitutes senior debt; and

         . any debt of ours under debt securities (and guarantees in respect of these debt securities) initially issued to any trust, or a trustee of a trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing subsidiary in connection with the issuance by that entity of preferred securities or other securities which are intended to qualify for "Tier 1" capital treatment.

         We expect from time to time to incur additional indebtedness, and, except in certain circumstances, there is no limitation under the indenture on the amount of indebtedness we may incur. We had consolidated senior and subordinated debt of $22.3 million outstanding principal amount at September 30, 2000. Although a portion of these amounts is expected to be repaid

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


with a portion of the proceeds from the sale of the debentures, we expect to incur additional senior or subordinated debt in the future.

Payment and Paying Agents

         Generally, payment of principal of and interest on the debentures will be made at the office of the indenture trustee in Wilmington, Delaware. However, we have the option to make payment of any interest by (a) check mailed to the address of the person entitled to payment at the address listed in the register of holders of the debentures, or (b) wire transfer to an account maintained by the person entitled thereto as specified in the register of holders of the debentures, provided that proper transfer instructions have been received by the applicable record date. Payment of any interest on debentures will be made to the person in whose name the debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest.

         Any moneys deposited with the indenture trustee or any paying agent for the debentures, or then held by us in trust, for the payment of the principal of or interest on the debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be repaid to us on December 31 of each year. If we hold any of this money in trust, then it will be discharged from the trust to us and the holder of the debenture will thereafter look, as a general unsecured creditor, only to us for payment.

Registrar and Transfer Agent

         The indenture trustee will act as the registrar and the transfer agent for the debentures. Debentures may be presented for registration of transfer, with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the registrar. Provided that we maintain a transfer agent in Wilmington, Delaware, we may rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. We may at any time designate additional transfer agents with respect to the debentures.

         If we redeem any of the debentures, neither we nor the indenture trustee will be required to (a) issue, register the transfer of or exchange any debentures during a period beginning at the opening of business 15 days before the day of the mailing of and ending at the close of business on the day of the mailing of the relevant notice of redemption, or (b) transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion not to be redeemed.

Modification of Indenture

         We and the indenture trustee may, from time to time without the consent of the holders of the debentures, amend, waive our rights under or supplement the indenture for purposes which do not materially adversely affect the rights of the holders of the debentures. Other changes may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding debentures. However, without the consent of the holder of each outstanding debenture affected by the proposed modification, no modification may:

         .    extend the maturity date of the debentures; or

         . reduce the principal amount or the rate or extend the time of payment of interest; or

         . reduce the percentage of principal amount of debentures required to amend the indenture.

As long as any of the preferred securities remain outstanding, no modification of the indenture may be made that requires the consent of the holders of the debentures, no termination of the indenture may occur, and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the preferred securities.

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Debenture Events of Default

         The indenture provides that any one or more of the following events with respect to the debentures that has occurred and is continuing constitutes an event of default under the indenture:

         . our failure to pay any interest on the debentures for 30 days after the due date, except where we have properly deferred the interest payment;

         . our failure to pay any principal on the debentures when due whether at maturity, upon redemption or otherwise;

         . our failure to observe or perform in any material respect any other covenants or agreements contained in the indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the debentures; or

        . our bankruptcy, insolvency or reorganization or dissolution of the trust.

         The holders of a majority of the aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the debentures, may declare the principal due and payable immediately upon an event of default under the indenture. The holders of a majority of the outstanding principal amount of the debentures may rescind and annul the declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee. The holders may not annul the declaration and waive a default if the default is the non-payment of the principal of the debentures which has become due solely by the acceleration. Should the holders of the debentures fail to annul the declaration and waive the default, the holders of at least 25% in aggregate liquidation amount of the preferred securities will have this right.

         If an event of default under the indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the debentures.

         We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the indenture.

Enforcement of Certain Rights by Holders of the Preferred Securities

         If an event of default under the indenture has occurred and is continuing and the event is attributable to the failure by us to pay interest on or principal of the debentures on the date on which the payment is due and payable, then a holder of preferred securities may institute a direct action against us to compel us to make the payment. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of the preferred securities. If the right to bring a direct action is removed, the trust may become subject to the reporting obligations under the Securities Exchange Act of 1934.

         The holders of the preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the debentures unless there has been an event of default under the trust agreement.

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Consolidation, Merger, Sale of Assets and Other Transactions

         We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

         . if we consolidate with or merge into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any state or the District of Columbia, and the successor person expressly assumes by supplemental indenture our obligations on the debentures, and the ultimate parent entity of the successor entity expressly assumes our obligations under the guarantee, to the extent the preferred securities are then outstanding;

         . immediately after the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, has occurred and is continuing; and

         .    other conditions as prescribed in the indenture are met.

         Under certain circumstances, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, such transaction may be considered to involve a replacement of the trust, and the provisions of the trust agreement relating to a replacement of the trust would apply to such transaction. See "-- Mergers, Consolidations, Amalgamations or Replacements of the Trust" on page 86.

Satisfaction and Discharge

         The indenture will cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under the indenture when all debentures not previously delivered to the indenture trustee for cancellation:

         .    have become due and payable;

         . will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due to the date of the deposit or to the stated maturity or redemption date, as the case may be.

         We may still be required to provide officers' certificates, opinions of counsel and pay fees and expenses due after these events occur.

Governing Law

         The indenture and the debentures will be governed by and construed in accordance with Illinois law.

Information Concerning the Indenture Trustee

         The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable security or indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

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Miscellaneous

         We have agreed, pursuant to the indenture, for so long as preferred securities remain outstanding:

         . to maintain directly or indirectly 100% ownership of the common securities of the trust, except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

         . not to voluntarily terminate, wind up or liquidate the trust without prior approval of the Federal Reserve, if required;

         . to use our reasonable efforts to cause the trust (a) to remain a business trust (and to avoid involuntary termination, winding up or liquidation), except in connection with a distribution of debentures, the redemption of all of the trust securities of the trust or mergers, consolidations or amalgamations, each as permitted by the trust agreement; and (b) to otherwise continue not to be treated as an association taxable as a corporation or partnership for federal income tax purposes;

         . to use our reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the debentures;

         . not to issue or incur, directly or indirectly, any additional indebtedness in connection with the issuance of additional trust preferred securities or similar securities that are senior in right of payment to the debentures; and

         . not to issue or incur, directly or indirectly, any additional indebtedness related to the issuance of additional trust preferred securities or similar securities that rank equal in right of payment with the debentures unless:

              . the pro forma sum of all outstanding debt issued by us or any of our subsidiaries in connection with any trust preferred securities issued by any of our finance subsidiaries, including the debentures and the maximum liquidation amount of the additional trust preferred or similar securities that we or our finance subsidiary is then proposing to offer, plus our total long term debt (excluding any long term debt which, by its terms, is expressly stated to be junior and subordinate to the debentures), is less than 60 percent of

              . the sum of our common and preferred shareholders' equity, plus any long term debt which, by its terms, is expressly stated to be junior and subordinate to the debentures, in each case on a consolidated basis.


                              BOOK-ENTRY ISSUANCE

General

         DTC will act as securities depositary for the preferred securities and may act as securities depositary for all of the debentures in the event of the distribution of the debentures to the holders of preferred securities. Except as described below, the preferred securities will be issued only as registered securities in the name of Cede & Co. (DTC's nominee). One or more global preferred securities will be issued for the preferred securities and will be deposited with DTC.

         DTC is a limited purpose trust company organized under New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of preferred securities within the DTC system must be made by or through direct participants, which will receive a credit for the preferred securities on DTC's records. The ownership interest of each actual purchaser of each preferred security, referred to below as a "beneficial owner", is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased preferred securities. Transfers of ownership interests in the preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners

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will not receive certificates representing their ownership interest in preferred securities, except if use of the book- entry-only system for the preferred securities is discontinued.

         DTC will have no knowledge of the actual beneficial owners of the preferred securities; DTC's records reflect only the identity of the direct participants to whose accounts the preferred securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

         The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we and the trust assume no responsibility for the accuracy thereof. Neither we nor the trust have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Notices and Voting

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Redemption notices will be sent to Cede & Co. as the registered holder of the preferred securities. If less than all of the preferred securities are being redeemed, the amount to be redeemed will be determined in accordance with the trust agreement.

         Although voting with respect to the preferred securities is limited to the holders of record of the preferred securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the preferred securities are credited on the record date.

Distribution of Funds

         The property trustee will make distribution payments on the preferred securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the property trustee, the trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

Successor Depositaries and Termination of Book-Entry System

         DTC may discontinue providing its services with respect to any of the preferred securities at any time by giving reasonable notice to the property trustee or us. If no successor securities depositary is obtained, definitive certificates representing the preferred securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default under the indenture, the holders of a majority in liquidation amount of preferred securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the preferred securities will be printed and delivered.

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                         DESCRIPTION OF THE GUARANTEE

         The preferred securities guarantee agreement will be executed and delivered by us concurrently with the issuance of the preferred securities for the benefit of the holders of the preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company, the guarantee trustee, will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold the guarantee for the benefit of the holders of the preferred securities. Prospective investors are urged to read the form of the guarantee agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

General

         We agree to pay in full on a subordinated basis, to the extent described in the guarantee agreement, the guarantee payments (as defined below) to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment.

         The following payments with respect to the preferred securities are called the "guarantee payments" and, to the extent not paid or made by the trust and to the extent that the trust has funds available for those distributions, will be subject to the guarantee:

         . any accumulated and unpaid distributions required to be paid on the preferred securities;

         . with respect to any preferred securities called for redemption, the redemption price; and

         . upon a voluntary or involuntary dissolution, winding up or termination of the trust (other than in connection with the distribution of debentures to the holders of preferred securities in exchange for preferred securities), the lesser of:

                  (a)   the amount of the liquidation distribution; and

                  (b) the amount of assets of the trust remaining available for distribution to holders of preferred securities in liquidation of the trust.

         We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the preferred securities or by causing the trust to pay the amounts to the holders.

         The guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the trust has funds available for those distributions. If we do not make interest payments on the debentures purchased by the trust, the trust will not have funds available to make the distributions and will not pay distributions on the preferred securities.

Status of the Guarantee

         The guarantee constitutes our unsecured obligation that ranks subordinate and junior in right of payment to all of our senior and subordinated debt in the same manner as the debentures. We expect to incur additional indebtedness in the future, although we have no specific plans in this regard presently, and neither the indenture nor the trust agreement limits the amounts of the obligations that we may incur.

         The guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, holders of preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against any other person or entity.

         The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the debentures to the holders of the preferred securities. Because we are a

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bank holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Our obligations under the guarantee, therefore, will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments under the guarantee.

Amendments

         Except with respect to any changes that do not materially adversely affect the rights of holders of the preferred securities, in which case no vote will be required, the guarantee may be amended only with the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding preferred securities.

Events of Default; Remedies

         An event of default under the guarantee agreement will occur upon our failure to make any required guarantee payments or to perform any other obligations under the guarantee. The holders of a majority in aggregate liquidation amount of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the guarantee agreement.

         Any holder of preferred securities may institute and prosecute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

         We are required to provide to the guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the guarantee agreement.

Termination of the Guarantee

         The guarantee will terminate and be of no further force and effect upon:

         .    full payment of the redemption price of the preferred securities;

         .    full payment of the amounts payable upon liquidation of the trust;
              or

         . distribution of the debentures to the holders of the preferred securities.

If at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the guarantee, the guarantee will continue to be effective or will be reinstated with respect to such amounts.

Information Concerning the Guarantee Trustee

         The guarantee trustee, other than during the occurrence and continuance of our default in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

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Expense Agreement

         We will, pursuant to the Agreement as to Expenses and Liabilities entered into by us and the trust under the trust agreement, irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the preferred securities or other similar interests in the trust of the amounts due to the holders pursuant to the terms of the preferred securities or other similar interests, as the case may be. Third party creditors of the trust may proceed directly against us under the expense agreement, regardless of whether they had notice of the expense agreement.

Governing Law

         The guarantee will be governed by Delaware law.

               RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE
                         DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

         We irrevocably guarantee, as and to the extent described in this prospectus, payments of distributions and other amounts due on the preferred securities, to the extent the trust has funds available for the payment of these amounts. We and the trust believe that, taken together, our obligations under the debentures, the indenture, the trust agreement, the expense agreement and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the trust under the preferred securities.

         If and to the extent that we do not make payments on the debentures, the trust will not pay distributions or other amounts due on the preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantee are subordinated and junior in right of payment to all of our other indebtedness.

Sufficiency of Payments

         As long as payments of interest and other payments are made when due on the debentures, these payments will be sufficient to cover distributions and other payments due on the preferred securities, primarily because:

         . the aggregate principal amount of the debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

         . the interest rate and interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the preferred securities;

         . we will pay for any and all costs, expenses and liabilities of the trust, except the obligations of the trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities; and

         . the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

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Enforcement Rights of Holders of Preferred Securities

         A holder of any preferred security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person. A default or event of default under any of our senior or subordinated debt would not constitute a default or event of default under the trust agreement. In the event, however, of payment defaults under, or acceleration of, our senior or subordinated debt, the subordination provisions of the indenture provide that no payments may be made in respect of the debentures until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the debentures would constitute an event of default under the trust agreement.

Limited Purpose of the Trust

         The preferred securities evidence preferred undivided beneficial interests in the assets of the trust. The trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a preferred security and the rights of a holder of a debenture is that a holder of a debenture is entitled to receive from us the principal amount of and interest accrued on debentures held, while a holder of preferred securities is entitled to receive distributions from the trust (or from us under the guarantee) if and to the extent the trust has funds available for the payment of the distributions.

Rights Upon Termination

         Upon any voluntary or involuntary termination, winding-up or liquidation of the trust involving the liquidation of the debentures, the holders of the preferred securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of the Preferred Securities -- Liquidation Distribution Upon Termination."

         Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debentures, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our shareholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the trust other than the obligations of the trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities, the positions of a holder of the preferred securities and a holder of the debentures relative to our other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

                   MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General

         The following discussion of the material federal income tax considerations that may be relevant to the purchasers of preferred securities, insofar as the discussion relates to matters of law and legal conclusions, represents the opinion of Vedder, Price, Kaufman & Kammholz, counsel to PrivateBancorp and the trust. The conclusions expressed herein are based upon current provisions of the Internal Revenue Code of 1986, as amended, regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of preferred securities may differ from the treatment described below.

         No attempt has been made in the following discussion to comment on all federal income tax matters affecting purchasers of preferred securities. Moreover, the discussion generally focuses on holders of preferred

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securities who are individual citizens or residents of the United States and trust and estates whose federal taxable income is taxed in the same manner as individual citizens or residents of the United States, and who acquire preferred securities on their original issue at their initial offering price and hold preferred securities as capital assets. The discussion has only limited application to dealers in securities, corporations, partnerships, or nonresident aliens and does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold the preferred securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. The following discussion also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of preferred securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the preferred securities. Accordingly, each prospective investor should consult, and should rely exclusively on, the investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of preferred securities with regard to the particular tax consequences specific to that investor, which may vary for investors in different tax situations, and not addressed in this discussion.

Classification of the Debentures

         Based on advice of counsel, we intend to take the position that the debentures will be classified for federal income tax purposes as indebtedness of PrivateBancorp under current law, and, by acceptance of a preferred security, you, as a holder, covenant to treat the debentures as indebtedness and the preferred securities as evidence of an indirect beneficial ownership interest in the debentures. No assurance can be given, however, that this position will not be challenged by the Internal Revenue Service ("IRS") or, if challenged, that it will not be successful. The remainder of this discussion assumes that the debentures will be classified for federal income tax purposes as indebtedness of PrivateBancorp.

Classification of the Trust

         Vedder, Price, Kaufman & Kammholz, counsel for PrivateBancorp and the trust, has rendered its opinion that, under current law and assuming full compliance with the terms of the trust agreement and indenture, the trust will be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for federal income tax purposes, you, as a holder of preferred securities will be treated as owning an undivided beneficial interest in the debentures, and you will be required to include in your gross income any interest with respect to the debentures at the time such interest is accrued or is received, in accordance with your method of accounting. If the debentures were determined to be subject to the original issue discount ("OID") rules, you, as a holder would instead be required to include in your gross income any OID accrued with respect to your allocable share of the debentures whether or not cash was actually distributed to you.

Interest Payment Period and Original Issue Discount

         Under applicable Treasury regulations, debt instruments such as the debentures, which are issued at face value will not be considered issued with OID, even if their issuer can defer payments of interest, if the likelihood of any deferral is remote. Assuming the accuracy of our conclusion as set forth below that the likelihood of exercising our option to defer payments is remote, the debentures will not be treated as issued with OID. Accordingly, except as set forth below, stated interest on the debentures generally will be included in your income as ordinary income at the time it is paid or accrued in accordance with your regular method of accounting.

         A debt instrument will generally be treated as issued with OID if the stated interest on the instrument does not constitute "qualified stated interest." Qualified stated interest is generally any one of a series of stated interest payments on an instrument that are unconditionally payable at least annually at a single fixed rate. In determining whether stated interest on an instrument is unconditionally payable and thus constitutes qualified stated interest, remote contingencies as to the timely payment of stated interest are ignored. In the case of the debentures, we have

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concluded that the likelihood of exercising our option to defer payments of interest is remote. This is in part because we have commenced paying dividends on our common stock and intend to continue to do so, and we would be unable to continue paying these dividends, which could adversely affect the market for our common stock, if we deferred our payments under the debentures.

         If the likelihood that we would exercise the option to defer any payment of interest was determined not to be "remote" or if PrivateBancorp actually exercises its option to defer the payment of interest, the debentures would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be, and all stated interest would thereafter be treated as OID as long as the debentures remained outstanding. In such event, all of your taxable interest income in respect of the debentures would constitute OID that would have to be included in income on a constant yield method before the receipt of the cash attributable to such income, regardless of your method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, you, as a holder of preferred securities would be required to include such OID in gross income even though PrivateBancorp would not make any actual cash payments during an extension period.

         The Treasury regulations referred to above have not been interpreted by any court decisions or addressed in any ruling or other pronouncements of the IRS referred to above, and it is possible that the IRS could take a position contrary to the conclusions herein.

         Because income on the preferred securities will constitute interest, corporate holders of preferred securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the preferred securities.

Market Discount and Acquisition Premium

         Holders of preferred securities other than a holder who purchased the preferred securities upon original issuance or who purchased for a price other than the first price at which a substantial amount of the preferred securities were sold for money other than to a bond house, broker, or other person acting as an underwriter, placement agent or wholesaler may be considered to have acquired their undivided interests in the debentures with "market discount" or "acquisition premium" as these phrases are defined for federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the preferred securities.

Receipt of Debentures or Cash Upon Liquidation of the Trust

         Under the circumstances described under "Description of the Preferred Securities -- Redemption or Exchange" and "-- Liquidation Distribution Upon Termination," the debentures may be distributed to holders of preferred securities upon a liquidation of the trust. Under current federal income tax law, such a distribution would be treated as a nontaxable event to the holder and would result in the holder having an aggregate tax basis in the debentures received in the liquidation equal to the holder's aggregate tax basis in the preferred securities immediately before the distribution. A holder's holding period in debentures received in liquidation of the trust would include the period for which the holder held the preferred securities.

         If, however, a Tax Event occurs which results in the trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the preferred securities. Under certain circumstances described herein, the debentures may be redeemed for cash and the proceeds of the redemption distributed to holders in redemption of their preferred securities. Under current law, such a redemption should, to the extent that it constitutes a complete redemption, constitute a taxable disposition of the redeemed preferred securities, and, for federal income tax purposes, a holder should therefore recognize gain or loss as if the holder sold the preferred securities for cash.

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Disposition of Preferred Securities

         A holder that sells preferred securities will recognize gain or loss equal to the difference between the amount realized on the sale of the preferred securities and the holder's adjusted tax basis in the preferred securities. A holder's adjusted tax basis in the preferred securities generally will be its initial purchase price increased by OID, if any, previously includible in the holder's gross income to the date of disposition and decreased by payments, if any, received on the preferred securities in respect of OID to the date of disposition. A gain or loss of this kind will generally be a capital gain or loss and will be a long-term capital gain or loss if the preferred securities have been held for more than one year at the time of sale.

         The preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying debentures. A holder that disposes of its preferred securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the debentures through the date of disposition in income as ordinary income, and to add the amount to its adjusted tax basis in its proportionate share of the underlying debentures deemed disposed of. Any OID included in income will increase a holder's adjusted tax basis as discussed above. To the extent the selling price is less than the holder's adjusted tax basis a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

Effect of Possible Changes in Tax Laws

         Congress and the Clinton Administration have considered certain proposed tax law changes in the past that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations if the debt obligations have a maximum term in excess of 15 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. Other proposed tax law changes would have denied interest deductions if the term was in excess of 20 years. Although these proposed tax law changes have not been enacted into law, there can be no assurance that tax law changes will not be reintroduced into future legislation which, if enacted after the date hereof, may adversely affect the federal income tax deductibility of interest payable on the debentures.

         In addition, in a case filed in the U.S. Tax Court, Enron Corp. v. Commissioner, Tax Court Docket No. 6149-98, the IRS challenged the deductibility for federal income tax purposes of interest paid on securities which are similar, but not identical, to the preferred securities. The parties filed a stipulation of settled issues, a portion of which stipulated there shall be no adjustment for the interest deducted by the taxpayer with respect to the securities. The IRS may also challenge the deductibility of interest paid on the debentures, which, if such challenge were litigated resulting in the IRS's position being sustained, would trigger a Tax Event and possibly a redemption of the preferred securities.

         Accordingly, there can be no assurance that a Tax Event will not occur. A Tax Event would permit us, upon approval of the Federal Reserve, if then required, to cause a redemption of the preferred securities before, as well as after, December 31, 2005.

Backup Withholding and Information Reporting

         Interest paid, or, if applicable, OID accrued, on the preferred securities held of record by individual citizens or residents of the United States, or certain trusts, estates and partnerships, will be reported to the IRS on Forms 1099-INT, or, where applicable, Forms 1099-OID, which forms should be mailed to the holders by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the preferred securities may be subject to a "backup" withholding tax (currently at 31%) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's federal income tax liability, provided the required information is provided to the Internal Revenue Service.

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         The federal income tax discussion set forth above is included for general information only and may not be applicable depending upon the particular situation of a holder of preferred securities. Holders of preferred securities should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the preferred securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws and particularly with regard to the tax consequences which vary for investors in different tax situations.

                             ERISA CONSIDERATIONS

         Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, or Section 4975 of the Internal Revenue Code, generally may purchase preferred securities, subject to the investing fiduciary's determination that the investment in preferred securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the plan.

         In any case, we and/or any of our affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code) with respect to certain plans. These plans generally include plans maintained or sponsored by, or contributed to by, any such persons with respect to which we or any of our affiliates are a fiduciary or plans for which we or any of our affiliates provide services. The acquisition and ownership of preferred securities by a plan (or by an individual retirement arrangement or other plans described in Section 4975(e)(1) of the Internal Revenue Code) with respect to which we or any of our affiliates are considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code, unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption.

         As a result, plans with respect to which we or any of our affiliates or any of its affiliates is a party in interest or a disqualified person should not acquire preferred securities unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption. Any other plans or other entities whose assets include plan assets subject to ERISA or Section 4975 of the Internal Revenue Code proposing to acquire preferred securities should consult with their own counsel.

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                                 UNDERWRITING

         Subject to the terms and conditions of the underwriting agreement among PrivateBancorp, the trust and the underwriters named below, for whom Stifel, Nicolaus & Company, Incorporated and Legg Mason Wood Walker, Incorporated are acting as representatives, the underwriters have severally agreed to purchase from the trust, and the trust has agreed to sell to them, an aggregate of 1,800,000 preferred securities in the amounts set forth below opposite their respective names.

                                                               Number of
                          Underwriters                     Preferred Securities
                          ------------                     --------------------
          Stifel, Nicolaus & Company, Incorporated........
          Legg Mason Wood Walker, Incorporated............





                                                                  ---------
             Total........................................        1,800,000
                                                                  =========

           Under the terms and conditions of the underwriting agreement, the underwriters are committed to accept and pay for all of the preferred securities, if any are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in certain cases, the underwriting agreement may be terminated. In the underwriting agreement, the obligations of the underwriters are subject to approval of certain legal matters by their counsel, including, without limitation, the authorization and the validity of the preferred securities, and to various other conditions contained in the underwriting agreement, such as receipt by the underwriters' of officers' certificates and legal opinions.

         The underwriters propose to offer the preferred securities directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain securities dealers (who may include the underwriters)
at this price, less a concession not in excess of $     per preferred security.
The underwriters may allow, and the selected dealers may reallow, a concession
not in excess of $     per preferred security to certain brokers and dealers.
After the preferred securities are released for sale to the public, the offering price and other selling terms may from time to time be changed by the underwriters.

         The trust has granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to 200,000 additional preferred securities at the same price per preferred security to be paid by the underwriters for the other preferred securities being offered as set forth below. If the underwriters purchase any of the additional preferred securities under this option, each underwriter will be committed to purchase the additional shares in approximately the same proportion allocated to them in the table above. The underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the preferred securities being offered.

         If the underwriters exercise their option to purchase additional preferred securities, the trust will issue and sell to us additional common securities and we will issue and sell to the trust junior subordinated debentures in an aggregate principal amount equal to the total aggregate liquidation amount of the additional preferred securities being purchased under the option and the additional common securities sold to us.

         The table below shows the price and proceeds on a per security and aggregate basis. The proceeds to be received by the trust as shown in the table
below do not reflect estimated expenses of $    payable by us.

                                                               Per Preferred                     Total with
                                                                 Security          Total        Overallotment
                                                               -------------    -----------     -------------
     Public Offering Price.............................            $10.00       $18,000,000       $20,000,000
     Underwriting discount.............................
     Proceeds to PrivateBancorp Capital Trust I........            $10.00       $18,000,000       $20,000,000

         The offering of the preferred securities is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order for the purchase of the preferred securities.

         We and the trust have agreed to indemnify the several underwriters against several liabilities, including liabilities under the Securities Act of 1933.

         The preferred securities are expected to be approved for inclusion in the Nasdaq National Market, and trading is expected to commence on or prior to delivery of the preferred securities. The representatives have advised the trust that they presently intend to make a market in the preferred securities after the commencement of trading on Nasdaq, but no assurances can be made as to the liquidity of the preferred securities or that an active and liquid market will develop or, if developed, that the market will continue. The offering price and distribution rate have been determined by negotiations among representatives of PrivateBancorp and the underwriters, and the offering price of the preferred securities may not be indicative of the market price following the offering. The representatives will have no obligation to make a market in the preferred securities, however, and may cease market-making activities, if commenced, at any time.

         In connection with the offering, the underwriters may engage in transactions that are intended to stabilize, maintain or otherwise affect the price of the preferred securities during and after the offering, such as the following:

         . the underwriters may over-allot or otherwise create a short position in the preferred securities for their own account by selling more preferred securities than have been sold to them;

         . the underwriters may elect to cover any short position by purchasing preferred securities in the open market or by exercising the over-allotment option;

         . the underwriters may stabilize or maintain the price of the preferred securities by bidding;

         .    the underwriters may engage in passive market making transactions;
              and

         . the underwriters may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if preferred securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise.

The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the preferred securities to the extent that it discourages resales. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected in the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

         Because the National Association of Securities Dealers, Inc. may view the preferred securities as interests in a direct participation program, the offer and sale of the preferred securities is being made in compliance with the provisions of Rule 2810 under the NASD Conduct Rules.

         Certain of the underwriters and their affiliates have, from time to time, performed investment banking and other services for us in the ordinary course of business and have received fees from us for their services.


                                 LEGAL MATTERS

         Certain legal matters, including matters relating to federal income tax considerations, for PrivateBancorp and the trust will be passed upon by Vedder, Price, Kaufman & Kammholz, Chicago, Illinois, counsel to PrivateBancorp and the trust. Certain legal matters will be passed upon for the underwriters by Lewis, Rice & Fingersh, L.C., St. Louis, Missouri. Vedder, Price, Kaufman & Kammholz and Lewis, Rice & Fingersh, L.C. will rely on the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law.


                                    EXPERTS

         The consolidated financial statements of PrivateBancorp for each of the years in the three-year period ended December 31, 1999, included in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


                      WHERE YOU CAN GET MORE INFORMATION

         This prospectus is a part of a Registration Statement on Form S-1 filed by us and the trust with the SEC under the Securities Act, with respect to the preferred securities, the debentures and the guarantee. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

         We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also inspect and copy these materials at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

         Each holder of the trust securities will receive a copy of our annual report at the same time as we furnish the annual report to the holders of our common stock.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                             PRIVATEBANCORP, INC.

                                                                                                               Page
                                                                                                               ----
Interim Consolidated Financial Statements (unaudited)
----------------------------------------------------

Consolidated Balance Sheets as of September 30, 2000 and December 31, 1999...................................   F-2

Consolidated Statements of Income for the nine months ended September 30, 2000 and 1999......................   F-3

Consolidated Statements of Changes in Stockholders' Equity for the nine months ended
  September 30, 2000 and 1999................................................................................   F-4

Consolidated Statements of Cash Flows for the nine months ended September 30, 2000 and 1999..................   F-5

Notes to Interim Consolidated Financial Statements (unaudited)...............................................   F-6

Annual Consolidated Financial Statements (audited)
-------------------------------------------------

Report of Arthur Andersen LLP, Independent Public Accountants................................................  F-12

Consolidated Balance Sheets as of December 31, 1999 and 1998.................................................  F-13

Consolidated Statements of Income for the years ended December 31, 1999, 1998 and 1997.......................  F-14

Consolidated Statements of Changes in Stockholders' Equity for the years ended
  December 31, 1999, 1998 and 1997...........................................................................  F-15

Consolidated Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997...................  F-15

Notes to Consolidated Financial Statements...................................................................  F-16

                     PRIVATEBANCORP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                (In thousands, except share and per share data)

                                                                                   September 30,        December 31,
                                                                                       2000                 1999
                                                                                   --------------      --------------
                                                                                    (unaudited)
Assets
Cash and due from banks..................................................             $  21,815            $  14,940
Short-term investments...................................................                 4,060               29,243
                                                                                     ----------           ----------
   Total cash and cash equivalents.......................................                25,875               44,183
                                                                                     ----------           ----------
Available-for-sale securities, at fair value.............................               132,814               71,134
Loans net of unearned discount...........................................               584,919              397,277
Allowance for loan losses................................................                (5,991)              (4,510)
                                                                                     ----------           ----------
Net loans................................................................               578,928              392,767
                                                                                     ----------           ----------
Goodwill.................................................................                11,835                   --
Bank premises and equipment, net.........................................                 4,386                2,028
                                                                                     ----------           ----------
Accrued interest receivable..............................................                 5,158                2,870
Other assets.............................................................                 4,819                5,715
                                                                                     ----------           ----------
Total assets.............................................................             $ 763,815            $ 518,697
                                                                                     ----------           ----------

Liabilities and Stockholders' Equity
Demand deposits:
   Noninterest-bearing...................................................             $  55,831            $  36,771
   Interest-bearing......................................................                37,747               33,400
Savings and money market deposit accounts................................               274,025              204,068
Brokered deposits........................................................                58,303               21,696
Other time deposits......................................................               207,101              157,157
                                                                                     ----------           ----------
   Total deposits........................................................               633,007              453,092
Funds borrowed...........................................................                71,258               15,000
Accrued interest payable.................................................                 3,411                1,056
Other liabilities........................................................                 5,073                2,469
                                                                                     ----------           ----------
Total liabilities........................................................             $ 712,749            $ 471,617
                                                                                     ----------           ----------

Stockholders' Equity
Preferred Stock, 1,000,000 shares authorized.............................                    --                   --
Common stock, without par value, $1 stated value; 12,000,000 shares authorized; 4,623,532, 4,590,332, and 4,584,092 shares issued and outstanding as of  September  30, 2000, December 31, 1999, and
   September  30, 1999, respectively.....................................             $   4,624            $   4,590
Surplus..................................................................                40,107               39,761
Retained earnings........................................................                 9,994                7,425
Accumulated other comprehensive income...................................                (1,830)              (2,812)
Deferred compensation....................................................                  (879)                (759)
Loans to officers........................................................                  (950)              (1,125)
                                                                                     ----------           ----------
Total stockholders' equity...............................................                51,066               47,080
                                                                                     ----------           ----------
Total liabilities and stockholders' equity...............................             $ 763,815            $ 518,697
                                                                                     ==========           ==========

      The accompanying notes to consolidated financial statements are an integral part of these statements.

                     PRIVATEBANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF INCOME (unaudited)
                     (In thousands, except per share data)


                                                                             Nine Months Ended
                                                                                September 30,
                                                                       ------------------------------
                                                                         2000                  1999
                                                                       ---------            ---------
 Interest Income
 Loans, including fees..........................................        $ 35,182             $ 18,860
 Federal funds sold and interest bearing deposits...............             822                  215
 Securities.....................................................           4,741                4,053
                                                                       ---------            ---------
   Total interest income........................................          40,745               23,128

 Interest Expense
 Deposits:

   Interest-bearing demand......................................             640                  426
   Savings and money market deposit accounts....................           9,938                5,520
   Other time...................................................          10,433                5,332
 Funds borrowed.................................................           2,499                  674
                                                                       ---------            ---------
 Total interest expense.........................................          23,510               11,952
                                                                       ---------            ---------

 Net interest income............................................          17,235               11,176

 Provision for loan losses......................................           1,356                  771
                                                                       ---------            ---------

 Net interest income after provision for loan losses............          15,879               10,405
                                                                       ---------            ---------

 Non-interest Income

 Banking and trust services.....................................           2,079                1,412
 Securities gains and other income..............................             139                   58
                                                                       ---------            ---------
   Total non-interest income....................................           2,218                1,470
                                                                       ---------            ---------

 Non-interest Expense

 Salaries and employee benefits.................................           5,906                3,403
 Severance charge...............................................             562                   --
 Occupancy expense, net.........................................           2,180                1,126
 Professional fees..............................................           1,651                  891
 Towne Square acquisition.......................................              --                1,300
 Goodwill amortization..........................................             525                   --
 Other non-interest expense.....................................           2,892                2,151
                                                                       ---------            ---------
   Total non-interest expense...................................          13,716                8,871
                                                                       ---------            ---------

 Income before income taxes.....................................           4,381                3,004

 Income tax provision...........................................           1,466                1,066
                                                                       ---------            ---------

 Net income.....................................................        $  2,915             $  1,938
                                                                       =========            =========

 Basic earnings per share.......................................           $0.63                $0.51
 Diluted earnings per share.....................................           $0.61                $0.48

      The accompanying notes to consolidated financial statements are an integral part of these statements.

                     PRIVATEBANCORP, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
           Nine Months Ended September 30, 2000 and 1999 (unaudited)
                     (In thousands, except per share data)

                                                                             Accumulated
                                                                                Other
                                                                               Compre-     Deferred                     Total
                                       Common                     Retained     hensive      Compen-     Loans to     Stockholders'
                                       Stock         Surplus       Earnings     Income      sation       Officers       Equity
                                     ---------      ---------     ---------    ---------   ---------     ---------    ---------
Balance, January 1, 1999........       $3,431        $22,274        $4,913      $   150       $(544)      $  (950)     $29,274
Net income......................           --             --         1,938           --          --            --        1,938
Net decrease in fair value of
 Securities classified as
 available-for-sale, net of
 income taxes and
 reclassification adjustments...           --             --            --       (2,719)         --            --       (2,719)
                                    ---------      ---------     ---------    ---------   ---------     ---------    ---------
Total comprehensive income......           --             --         1,938       (2,719)         --            --         (781)
                                    ---------      ---------     ---------    ---------   ---------     ---------    ---------
Cash dividends declared                                                              --
 ($0.075 per share).............           --             --          (288)                      --            --         (288)
Issuance of common stock........        1,153         17,447            --           --          --            --       18,600
Awards granted..................           --             --            --           --        (448)           --         (448)
Amortization of deferred
 compensation...................           --             --            --           --         169            --          169
Loans to officers...............           --             --            --           --          --          (175)        (175)
                                    ---------      ---------     ---------    ---------   ---------     ---------    ---------
Balance, September 30, 1999.....       $4,584        $39,721        $6,563      $(2,569)      $(823)      $(1,125)     $46,351
                                    =========      =========     =========    =========   =========     =========    =========

Balance, January 1, 2000........       $4,590        $39,761        $7,425      $(2,812)      $(759)      $(1,125)     $47,080
Net income......................           --             --         2,915           --          --            --        2,915
Net increase in fair value of
 securities classified as
 available-for-sale, net of
 income taxes and
 reclassification adjustments...           --             --            --          982          --            --          982
                                    ---------      ---------     ---------    ---------   ---------     ---------    ---------
Total comprehensive income......           --             --         2,915          982          --            --        3,897
                                    ---------      ---------     ---------    ---------   ---------     ---------    ---------
Cash dividends declared.........                                                     --
 ($0.075 per share).............           --             --          (346)                      --            --         (346)
Issuance of common stock........           34            346            --           --          --            --          380
Awards granted..................           --             --            --           --        (270)           --         (270)
Amortization of deferred
 compensation...................           --             --            --           --         150            --          150
Repayment of loans to officers..           --             --            --           --          --           175          175
                                    ---------      ---------     ---------    ---------   ---------     ---------    ---------
Balance, September 30, 2000.....       $4,624        $40,107        $9,994      $(1,830)      $(879)     $   (950)     $51,066
                                    =========      =========     =========    =========   =========     =========    =========

      The accompanying notes to consolidated financial statements are an integral part of these statements.

                     PRIVATEBANCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           Nine Months Ended September 30, 2000 and 1999 (unaudited)
                                (In thousands)

                                                                                           Nine Months Ended
                                                                                              September 30,
                                                                             -------------------------------------------
                                                                                      2000                 1999
                                                                             ---------------------- --------------------
Cash flows from operating activities
Net income................................................................          $     2,915           $   1,938
                                                                                    -----------           ---------
Adjustments to reconcile net income to net cash provided by operating activities

Depreciation and amortization.............................................                  816                 384
Goodwill amortization.....................................................                  525                  --
Johnson Bank Illinois fair value accretion, net...........................                 (231)                 --
Amortization of deferred compensation.....................................                  150                 168
Provision for loan losses.................................................                1,356                 771
Gain on sale of securities................................................                  (92)                (58)
Increase (Decrease) in deferred loan fees.................................                  328                 (24)
(Increase) in accrued interest receivable.................................               (1,529)               (752)
Increase in accrued interest payable......................................                1,744                  63
Decrease (Increase) in other assets.......................................                   51                (576)
Increase in other liabilities.............................................                2,595                 226
                                                                                    -----------           ---------
   Total adjustments......................................................                5,713                 202
   Net cash provided by operating activities..............................                8,628               2,140
                                                                                    -----------           ---------
Cash flows from investing activities

Proceeds from maturities, paydowns, and sales of securities...............               18,039              50,020
Purchase of securities available-for-sale.................................              (57,801)            (14,725)
Johnson Bank Illinois acquisition, net of cash received...................              (15,763)                 --
Capitalization of The PrivateBank (St. Louis).............................               (8,000)                 --
Net loan principal advanced...............................................             (102,143)            (70,524)
Bank premises and equipment expenditures..................................               (2,396)               (258)
                                                                                    -----------           ---------
   Net cash used in investing activities..................................             (168,064)            (35,487)
                                                                                    -----------           ---------

Cash flows from financing activities

Net increase in total deposits............................................               88,366              21,163
Issuance of common stock..................................................                  109              18,152
Dividends paid............................................................                 (346)               (287)
Net increase (decrease)  in funds borrowed................................               52,999              (5,000)
                                                                                    -----------           ---------
   Net cash provided by financing activities..............................              141,128              34,028
                                                                                    -----------           ---------

Net (decrease) increase in cash and cash equivalents......................              (18,308)                681

Cash and cash equivalents at beginning of year............................               44,183              15,514
                                                                                    -----------           ---------

Cash and cash equivalents at end of period................................          $    25,875           $  16,195
                                                                                    ===========           =========

Non-cash transactions

(Repayment) Loan to executive officer for purchase of common stock........          $      (175)          $     175
                                                                                    -----------           ---------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                     PRIVATEBANCORP, INC. AND SUBSIDIARIES
              NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1-BASIS OF PRESENTATION

         The consolidated financial information of PRIVATEBANCORP, Inc. (the "Company") and its Subsidiaries, The PrivateBank and Trust Company (the "Bank" or "PrivateBank") and The PrivateBank (St. Louis), included herein is unaudited; however, such information reflects all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation for the interim periods. The financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.

         The annualized results of operations for the nine months ended September 30, 2000, are not necessarily indicative of the results expected for the full year ending December 31, 2000. The accompanying consolidated financial statements are unaudited and do not include information or footnotes necessary for a complete presentation of financial condition, results of operations, or cash flows in accordance with generally accepted accounting principles. The consolidated financial statements should be read in conjunction with the consolidated financial statements and notes for the year ended December 31, 1999 included in the Company's Annual Report on Form 10-K (File No. 000-25887).

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reported period. Actual results could differ from these estimates.

NOTE 2-EARNINGS PER SHARE

         The following table shows the computation of basic and diluted earnings per share (in thousands except per share data):


                                                                            Nine Months Ended           Three Months Ended
                                                                               September 30,              September 30,
                                                                          -------------------------  ---------------------
                                                                             2000         1999          2000        1999
                                                                          ----------- -------------  ----------- ---------
Net Income (Loss)..............................................             $2,915       $1,938       $   968      $  (201)
                                                                          ========     ========      ========     ========
Average common shares outstanding..............................              4,606        3,787         4,628        4,460
Average common shares equivalent/(1)/...........................                181          253           196          258
                                                                          --------     --------      --------     --------
Weighted average common shares and common share
   equivalents.................................................              4,787        4,040         4,824        4,718
                                                                          ========     ========      ========     ========
Net income per average common share - basic....................             $ 0.63       $ 0.51       $  0.21      $ (0.05)
                                                                          ========     ========      ========     ========
Net income per average common share - diluted..................             $ 0.61       $ 0.48       $  0.20      $ (0.05)
                                                                          ========     ========      ========     ========

_________________
(1) Common shares equivalent result from stock options being treated as if they had been exercised and are computed by application of the treasury stock method.

         Net income for the third quarter ended September 30, 2000 was $968,000, or $0.20 per diluted share, compared to the third quarter 1999 net loss of $201,000, or $0.05 loss per diluted share. Excluding special, non- recurring charges, earnings for the quarter ended September 30, 2000 were $1,345,000, or $0.28 per diluted share, a 14.0% increase over earnings before special charges of $1,180,000 for the quarter ended September 30, 1999.

         Net income for the quarter ended September 30, 2000 included a previously announced one-time charge of approximately $377,000 after-tax, or $.08 per diluted share, comprised of severance packages for two departing executives as well as amounts incurred to secure their replacements. Net income for the quarter ended September 30, 1999 included an acquisition charge of approximately $1,382,000 after-tax related to the acquisition of Towne Square Financial Corporation in St. Charles, Illinois.

         Net income for the nine months ended September 30, 2000 was $2,915,000, or $0.61 per diluted share, compared to $1,938,000, or $0.48 per diluted share, over the same period last year. Excluding the one-time charges, earnings for the nine months ended September 30, 2000 were $3,292,000, or $0.69 per diluted share, compared to $3,320,000, or $0.82 per diluted share, for the same period last year.

NOTE 3 - NEW ACCOUNTING STANDARD

         Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Related Hedging Activities", amended by SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133 -- an Amendment of SFAS No. 133," and SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities," will, on January 1, 2001, require all derivatives to be recorded at fair value in the balance sheet, with changes in fair value recorded in the income statement. If derivatives are documented and effective as hedges, the change in the derivative fair value will be offset by an equal change in the fair value of the hedged item. All hedge ineffectiveness will be recognized immediately in earnings. The Statement may be adopted early at the start of a calendar quarter. The Company does not plan to adopt the Statement early and adoption is not expected to have a material impact since the Company does not have derivative instruments or hedging activity.

         Effective January 1, 2000, Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise", allows mortgage loans that are securitized to be classified as trading, available for sale, or in certain circumstances, held to maturity. Since the Company has not securitized loans, this Statement does not currently impact the Company.

NOTE 4 - OPERATING SEGMENTS

         The Company manages its operations in four lines of business: Private Banking Services (Illinois) ("PrivateBank"), The PrivateBank (St. Louis), Trust Services and Holding Company activities. For purposes of making operating decisions and assessing performance, management treats PrivateBank, The PrivateBank (St. Louis), Trust Services and the Holding Company as four operating segments. The Company's investment portfolio is included in total assets of PrivateBank and reported in the results of Private Banking Services (Illinois). The business segments summarized below and in the following tables are primarily managed with a focus on various performance objectives including total assets, total deposits, borrowings, gross loans, total capital and net income. Indirect costs are allocated to Trust Services from the PrivateBank based on Trust full time equivalent employees as a percentage of total PrivateBank employees.

Private Banking Services (Illinois)

         In the PrivateBank segment, The PrivateBank and Trust Company, through its main offices located in downtown Chicago as well as five full-service Chicago suburban locations, provides personal and commercial banking services primarily to affluent individuals, professionals, entrepreneurs and their business interests. Until June 23, 2000, the date The PrivateBank (St. Louis) was established, operations in St. Louis were a loan production office of The PrivateBank and Trust Company and those activities are reflected in the segment reporting for PrivateBank. PrivateBank's commercial lending products include lines of credit for working capital, term loans for equipment and letters of credit to support the commitments made by its clients. Non-credit products include lock- box, cash concentration accounts, merchant credit card processing, electronic funds transfer, other cash management products and insurance. PrivateBank offers a full range of real estate lending products including fixed and floating rate permanent and mini-permanent mortgages, construction and commercial real estate loans. Personal loans include installment loans and lines of credit, home equity loans and a wide variety of home mortgage loans.

         Individual banking services include interest bearing checking, money market accounts, certificates of deposit, ATM/debit cards and investment brokerage accounts. Additionally, PrivateBank offers secured and unsecured personal loans and lines of credit. Through PrivateBank and Trust Company's affiliations with Mesirow Financial, Inc. and Sterling Investment Services, Inc., clients have access to insurance products and securities brokerage services. PrivateBank also offers domestic and international wire transfers and foreign currency exchange.

                                                        Private Banking Services  (Illinois)
                                                        ------------------------------------
                                                         September 30,      September 30,
                                                              2000               1999
                                                        ----------------- ------------------
                                                                   (in thousands)
                    Total gross loans...................     $575,123            $352,236
                    Total assets........................      748,839             449,838
                    Total deposits......................      627,191             395,286
                    Total borrowings....................       49,008              15,000
                    Total capital.......................       65,141              37,178
                    Year-to-date net income.............     $  4,616            $  1,292



The PrivateBank (St. Louis)

         The PrivateBank (St. Louis), a federal savings bank, was established as a new bank subsidiary of PrivateBancorp, Inc. on June 23, 2000, upon the Company's receipt of the final regulatory approval necessary to open a federal savings bank in St. Louis. The revenues and expenses associated with the St. Louis loan production office that was operated by PrivateBank prior to June 23, 2000, are included in Private Banking Services (Illinois).

         Commercial lending products include lines of credit for working capital, term loans for equipment and letters of credit to support the commitments made by its clients. Non-credit products include lock-box, cash concentration accounts, merchant credit card processing, electronic funds transfer, other cash management products and insurance. The PrivateBank (St. Louis) offers a full range of real estate lending products including fixed and floating rate permanent and mini-permanent mortgages and construction loans. Personal loans include installment loans and lines of credit, home equity loans and a wide variety of home mortgage loans. Individual banking services include interest bearing checking, money market deposit accounts, certificates of deposit, ATM/debit cards and investment brokerage accounts. The PrivateBank (St. Louis) also offers domestic and international wire transfers and foreign currency exchange.

                                                             The PrivateBank (St. Louis)
                                                          ----------------------------------
                                                            September 30,     September 30,
                                                                 2000             1999
                                                          ----------------   ---------------
                                                                   (in thousands)
                Total gross loans.........................   $  9,795             $--
                Total assets..............................     14,022              --
                Total deposits............................      6,288              --
                Total borrowings..........................         --              --
                Total capital.............................      7,591              --
                Year-to-date net loss (since June 23,
                 2000)....................................       (407)             --

Trust Services

     Trust Services include investment management, personal trust and estate services, custodial services, retirement accounts and brokerage and investment services. Investment management professionals work with trust clients to define objectives, goals and strategies of the clients' investment portfolios. Trust Services personnel assist trust clients with the selection of an outside portfolio manager to direct account investments. Trust and estate account administrators work with clients and their attorneys to establish estate plans. Consistent with the PrivateBank philosophy, Trust Services emphasizes a high level of personal service, including prompt collection and reinvestment of interest and dividend income, weekly valuation, tracking of tax information, customized reporting and ease of security settlement.

                                                          Trust Services
                                                   -----------------------------
                                                   September 30,   September 30,
                                                       2000            1999
                                                   -------------   -------------
                                                           (in thousands)

          Trust assets under administration........    $785,738        $669,000
          Year-to-date net income..................          85              27


Holding Company Activities

     Holding Company Activities consist of parent company only matters. The Holding Company's most significant assets are its net investments in its two banking subsidiaries, The PrivateBank and Trust Company and The PrivateBank (St. Louis). Holding Company Activities are reflected primarily by operating expenses. Recurring holding company operating expenses consist of compensation (amortization of restricted stock awards, other salary expense) and miscellaneous professional fees.

                                                    Holding Company Activities
                                                   -----------------------------
                                                   September 30,   September 30,
                                                       2000            1999
                                                   -------------   -------------
                                                           (in thousands)

          Total assets.............................    $ 73,334        $ 46,383
          Total borrowings.........................      22,250              --
          Interest expense.........................         785              --
          Total capital............................      51,066          46,351
          Year-to-date net loss....................      (1,379)         (1,747)

     The following table identifies the significant differences between the sum of the reportable segments and the reported consolidated results for total assets:

                                                           Total Assets
                                                   -----------------------------
                                                   September 30,   September 30,
                                                       2000            1999
                                                   -------------   -------------
                                                           (in thousands)

          Sum of reportable segments...............    $836,195        $496,221
          Adjustments..............................     (72,380)        (46,383)
                                                       --------        --------
          Consolidated PrivateBancorp, Inc.........    $763,815        $449,838
                                                       ========        ========

     The adjustments to total assets presented in the table above represent the elimination of the net investment in banking subsidiaries in consolidation, the elimination of the Company's cash that is maintained in a subsidiary bank account, the reclassification of the unearned discount of loans and the reclassification related to deferred taxes.

NOTE 5 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENT

     The carrying values and estimated fair values of financial instruments as of September 30, 2000, have not materially changed on a relative basis from the carrying values and estimated fair values of financial instruments disclosed as of December 31, 1999.


NOTE 6 - OTHER COMPREHENSIVE INCOME

     Change in fair value of securities available-for-sale is presented on a net basis on the Consolidated Statement of Changes in Stockholders' Equity. The following table discloses the changes in other comprehensive income for the nine months ended September 30, 2000 and 1999, on a gross basis (in thousands):

                                                                                 September 30, 2000
                                                                           ------------------------------
                                                                           Before       Tax        Net of
                                                                            Tax      (Benefit)      Tax
                                                                           Amount     Expense      Amount
                                                                           ------     -------      ------
          Unrealized gains on securities available-for-sale--
          Unrealized holding gains..............................           $1,580      $  537      $1,043
          Less: reclassification adjustment for gain
             included in net income.............................               92          31          61
                                                                           ------      ------      ------
          Net unrealized gain...................................           $1,488      $  506      $  982
                                                                           ======      ======      ======

                                                                                 September 30, 1999
                                                                           ------------------------------
                                                                           Before       Tax        Net of
                                                                            Tax      (Benefit)      Tax
                                                                           Amount     Expense      Amount
                                                                           ------     -------      ------
          Unrealized (losses) on securities available-for-sale--
          Unrealized holding (losses)...........................          $(4,327)    $(1,644)    $(2,683)
          Less: reclassification adjustment for gain
             included in net income.............................               58          22          36
                                                                          -------     -------     -------
          Net unrealized (losses)...............................          $(4,385)    $(1,666)    $(2,719)
                                                                          =======     =======     =======

NOTE 7 - CAPITAL TRANSACTIONS

     On June 23, 2000, the Company established The PrivateBank (St. Louis) as a federal savings bank in St. Louis, Missouri. The PrivateBank (St. Louis) was capitalized with $8.0 million of borrowed funds drawn from the Company's revolving credit facility. This facility, entered into with a commercial bank in February 2000, is a two-year $18 million revolver. The interest rate on borrowings under the revolving line is based on, at the borrower's option, either the lender's prime rate or a 90 day LIBOR-based rate. The Company has committed to raise additional capital by March 31, 2001. The PrivateBank (St. Louis) is a wholly-owned subsidiary of the Company, and its financial condition and results of operations are included in the Company's consolidated financial statements.

     During the third quarter of 1999, the Company completed its initial public offering of 1,035,000 shares of its common stock. The initial public offering price was $18 per share, and the Company received aggregate net proceeds of approximately $16.7 million after deducting underwriting commissions and offering expenses and including the underwriters' overallotment shares.

         During March and April 1999, the Company's board of directors and stockholders approved an increase in the number of authorized shares to 12,000,000 shares of common stock and 1,000,000 shares of preferred stock. The board also approved a change in the per share stated value of the common stock from $2.50 to $1.00 per share. Such change in authorized shares and change in stated value became effective prior to the effectiveness of the registration statement relating to the Company's initial public offering. On September 24, 1999, to effect a two-for-one stock split, the Company's board of directors declared a one-for-one stock dividend on its common stock payable on September 28, 1999, to stockholders of record as of the close of business on September 25, 1999. All references to number of shares, per share amounts and stock option data in the consolidated financial statements have been adjusted to reflect the stock split on a retroactive basis.


NOTE 8 - ACQUISITIONS

     On August 3, 1999, in a stock-for-stock transaction, the Company completed its acquisition of Towne Square Financial Corporation, a company then in the process of forming a de novo bank. At closing, the Company issued 91,668 shares of common stock and recorded a one-time $1.3 million charge that is non-deductible for tax purposes.

     On February 11, 2000, the Company completed its acquisition of Johnson Bank Illinois, a unit of Johnson International, Inc., Racine, Wisconsin. At closing, Johnson Bank Illinois had total assets of approximately $113 million and total deposits of approximately $77 million. The purchase price was $20 million. $15 million was paid in cash and the remainder was paid in the form of a LIBOR-based, floating rate subordinated note issued to Johnson International in the principal amount of $5 million. The interest rate on the subordinated note is set each quarter based on the 90-day LIBOR rate. The note is payable in full on or before February 11, 2007, and provides for certain rate escalations beginning after two years.

     The cash portion of the purchase price was funded with $7.5 million out of the remaining proceeds of the Company's initial public offering and $7.5 million from borrowings under the Company's revolving credit facility with a commercial bank entered into at closing. The interest rate on borrowings under the revolving line is based on, at the borrower's option, either the lender's prime rate or a 90-day LIBOR-based rate.

     At closing, Johnson Bank Illinois was merged into The PrivateBank and Trust Company. The two acquired offices, located on Chicago's North Shore in Lake Forest and Winnetka, became additional offices of The PrivateBank and Trust Company. The Johnson Bank Illinois transaction was accounted for as a purchase. All assets and liabilities were adjusted to fair value as of the effective date of the merger creating goodwill in the amount of $12.3 million, which was pushed-down to The PrivateBank and Trust Company, and is being amortized on the straight line basis over 15 years. Premiums and discounts related to the Johnson Bank Illinois transaction were recorded on the balance sheet as fair value adjustments and amounted to $20,045 and $2,344,041, respectively.

     The following table summarizes the unaudited pro forma financial results for the nine months ended September 30, 2000 and 1999 as if Johnson Bank Illinois had been acquired on January 1, 1999.

                                                                September 30,       September 30,
                                                                    2000                1999
                                                               --------------       -------------
                                                            (in thousands, except per share amounts)
          Net interest income after provision for loan
           losses........................................          $16,309             $12,744
          Total non-interest income......................            2,554               2,440
          Total non-interest expense.....................           14,307              12,771
          Income taxes...................................            1,665                 922
          Net income.....................................            2,890               1,491
          Diluted earnings per share.....................             0.61                0.37

     The pro forma information is not necessarily indicative of the actual results of operations which would have occurred had the acquisition of Johnson Bank Illinois been consummated on January 1, 1999, nor is it indicative of future operating results

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
PrivateBancorp, Inc.:

     We have audited the accompanying consolidated balance sheets of PRIVATEBANCORP, INC. (a Delaware corporation) AND SUBSIDIARY as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PrivateBancorp, Inc. and Subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP
Chicago, Illinois
January 31, 2000 (except with respect to the matter discussed in Note 20, as to which the date is February 11, 2000).

                      PRIVATEBANCORP, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                       as of December 31, 1999 and 1998

                                                                                    December 31,          December 31,
                                                                                       1999                  1998
                                                                                    ------------          ------------
                                                                                              (in thousands)
Assets:
Cash and due from banks...................................................            $  14,940            $  11,895
Short-term investments....................................................               29,243                3,619
                                                                                      ---------            ---------
    Total cash and cash equivalents.......................................               44,183               15,514
                                                                                      ---------            ---------

Available-for-sale securities, at fair value..............................               71,134              116,891
                                                                                      ---------            ---------

Loans.....................................................................              397,277              281,965
 Allowance for loan losses................................................               (4,510)              (3,410)
                                                                                      ---------            ---------
 Net loans................................................................              392,767              278,555
                                                                                      ---------            ---------
Goodwill..................................................................                   --                   --

Bank premises and equipment, net..........................................                2,028                1,588
                                                                                      ---------            ---------
Accrued interest receivable...............................................                2,870                2,264
                                                                                      ---------            ---------
Other assets..............................................................                5,715                1,496
                                                                                      ---------            ---------
    Total assets..........................................................            $ 518,697            $ 416,308
                                                                                      =========            =========

Liabilities and Stockholders' Equity:
Demand Deposits:
 Noninterest-bearing......................................................            $  36,771            $  39,490
 Interest-bearing.........................................................               33,400               26,508
Savings and money market deposit accounts.................................              204,068              170,713
Brokered Deposits.........................................................               21,696                   --
Other time deposits.......................................................              157,157              128,282
                                                                                      ---------            ---------
    Total deposits........................................................              453,092              364,994

Accrued interest payable..................................................                1,056                  721
Funds borrowed............................................................               15,000               20,000
Other liabilities.........................................................                2,469                1,320
                                                                                      ---------            ---------
    Total liabilities.....................................................              471,617              387,034
                                                                                      ---------            ---------

Stockholders' Equity:
 Preferred stock, 1,000,000 shares authorized.............................            $      --            $      --
                                                                                      ---------            ---------
 Common stock, without par value, $1 stated value; 12,000,000 shares authorized; 4,623,532, 4,590,332, and 3,431,424 shares issued and
    outstanding in 2000, 1999 and 1998, respectively......................                4,590                3,431
 Surplus..................................................................               39,761               22,274
 Retained earnings........................................................                7,425                4,912
 Accumulated other comprehensive income...................................               (2,812)                 149
 Deferred compensation....................................................                 (759)                (544)
                                                                                      ---------            ---------
 Loan to officers.........................................................               (1,125)                (950)
                                                                                      ---------            ---------
    Total stockholders' equity............................................               47,080               29,274
                                                                                      ---------            ---------

    Total liabilities and stockholders' equity............................            $ 518,697            $ 416,308
                                                                                      =========            =========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
             for the Years Ended December 31, 1999, 1998 and 1997

                                                                           Year Ended December 31,
                                                                 -------------------------------------------
                                                                    1999            1998           1997
                                                                 -----------   -------------   -------------
                                                                           (dollars in thousands)
Interest Income:
 Loans, including fees.....................................        $ 26,597         $ 19,619        $ 16,729
 Federal funds sold and interest-bearing deposits..........             330            2,181             875
 Securities................................................           5,141            3,492           2,519
                                                                   --------         --------        --------
    Total interest income..................................          32,068           25,292          20,123
                                                                   --------         --------        --------
Interest Expense:
Deposits:
 Interest-bearing demand...................................        $    604         $    487        $    377
 Savings and money market deposit accounts.................           7,671            6,651           5,880
 Other time................................................           7,399            6,154           3,821
Funds borrowed.............................................             931               19               3
                                                                   --------         --------        --------
    Total interest expense.................................          16,605           13,312          10,081
                                                                   --------         --------        --------
    Net interest income....................................          15,463           11,980          10,042

Provision for Loan Losses..................................           1,208              362             603
                                                                   --------         --------        --------
 Net interest income after provision for loan losses.......          14,255           11,618           9,439
                                                                   --------         --------        --------

Non-Interest Income:
 Banking and trust services................................        $  1,947         $  1,280        $  1,210
 Securities gains..........................................              57               40              --
                                                                   --------         --------        --------
    Total non-interest income..............................           2,004            1,320           1,210
                                                                   --------         --------        --------
Non-Interest Expense:

 Salaries and employee benefits............................        $  5,156         $  4,077        $  3,902
 Severance charge..........................................              --               --              --
 Goodwill amortization.....................................              --               --              --
 Occupancy expense, net....................................           1,563            1,379           1,274
 Towne Square acquisition..................................           1,300               --              --
 Data processing...........................................             478              508             396
 Marketing.................................................             692              567             501
 Professional fees.........................................           1,295              561             448
 Insurance.................................................             214              134             115
 Other non-interest expense................................           1,389              863             626
                                                                   --------         --------        --------
    Total non-interest expense.............................          12,087            8,089           7,262
                                                                   --------         --------        --------
    Income before income taxes.............................           4,172            4,849           3,387
 Income Tax Provision......................................           1,257            1,839           1,242
                                                                   --------         --------        --------
    Net income.............................................        $  2,915         $  3,010        $  2,145
                                                                   ========         ========        ========

 Basic Earnings Per Share..................................            $.73             $.91            $.69
                                                                       ====             ====            ====
 Diluted Earnings Per Share................................            $.69             $.86            $.65
                                                                       ====             ====            ====

The accompanying notes to consolidated financial statements are an integral part of these statements.

                              PRIVATEBANCORP, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                   Year Ended December 31, 1997, 1998 and 1999
                      (In thousands, except per share data)


                                                                            Accumulated
                                                                               Other
                                                                              Compre-       Deferred                      Total
                                      Common                   Retained       hensive       Compen-       Loans to    Stockholders'
                                      Stock       Surplus      Earnings       Income         sation       Officers       Equity
                                      ------      -------      --------     -----------     --------      --------    -------------
Balance, January 1, 1997............. $2,958     $   17,301    $      237    $     (57)    $    (217)    $       --    $   20,222
  Net income.........................     --             --         2,145           --            --             --         2,145
Net increase in fair value of
  securities classified as
  available-for-sale, net of
  income taxes and
  reclassification adjustments.......     --             --            --           86            --             --            86
                                      ------     ----------    ----------   ----------    ----------     ----------    ----------
Total comprehensive income...........     --             --         2,145           86            --             --         2,231
                                      ------     ----------    ----------   ----------    ----------     ----------    ----------
Cash dividends declared
  ($0.07 per share)..................     --             --          (217)          --            --             --          (217)
Issuance of common stock.............    259          2,482            --           --            --             --         2,741
Awards granted.......................     --             --            --           --          (403)            --          (403)
Amortization of deferred
  compensation.......................     --             --            --           --           114             --           114
Loan to chief executive officer......     --             --            --           --            --             --
                                      ------     ----------    ----------   ----------    ----------     ----------    ----------
Balance, December 31, 1997........... $3,217     $   19,783    $    2,165    $      29     $    (506)    $       --    $   24,688
                                      ======     ==========    ==========   ==========    ==========     ==========    ==========

Balance, January 1, 1998............. $3,217     $   19,783    $    2,165    $      29     $    (506)    $       --    $   24,688
  Net income.........................     --             --         3,010           --            --             --         3,010
Net increase in fair value of
  securities classified as
  available-for-sale, net of
  income taxes and
  reclassification adjustments.......     --             --            --          121            --             --           121
                                      ------     ----------    ----------   ----------    ----------     ----------    ----------
Total comprehensive income...........     --             --         3,010          121            --             --         3,131
                                      ------     ----------    ----------   ----------    ----------     ----------    ----------
Cash dividends declared
  ($0.08 per share)..................     --             --          (263)          --            --             --          (263)
Issuance of common stock.............    214          2,491            --           --            --             --         2,705
Awards granted.......................     --             --            --           --          (187)            --          (187)
Amortization of deferred
  compensation.......................     --             --            --           --           150             --           150
Loan to chief executive officer......     --             --            --           --            --           (950)         (950)
                                      ------     ----------    ----------   ----------    ----------     ----------    ----------
Balance, December 31, 1998........... $3,431     $   22,274    $    4,913    $     150     $    (544)    $     (950)   $   29,274
                                      ======     ==========    ==========   ==========    ==========     ==========    ==========

Balance, January 1, 1999............. $3,431     $   22,274    $    4,913    $     150     $    (544)    $     (950)   $   29,274
  Net income.........................     --             --         2,915           --            --             --         2,915
Net decrease in fair value of
  securities classified as
  available-for-sale, net of
  income taxes and
  reclassification adjustments.......     --             --            --       (2,962)           --             --        (2,962)
                                      ------     ----------    ----------   ----------    ----------     ----------    ----------
Total comprehensive income...........     --             --         2,915       (2,962)           --             --           (47)
                                      ------     ----------    ----------   ----------    ----------     ----------    ----------
Cash dividends declared ($0.10
  per share).........................     --             --          (403)          --            --             --          (403)
Issuance of common stock.............  1,159         17,487            --           --            --             --        18,646
Awards granted.......................     --             --            --           --          (448)            --          (448)
Amortization of deferred
  compensation.......................     --             --            --           --           233             --           233
Loans to officers....................     --             --            --           --            --           (175)         (175)
                                      ------     ----------    ----------   ----------    ----------     ----------    ----------
Balance, December 31, 1999........... $4,590     $   39,761    $    7,425    $  (2,812)    $    (759)    $   (1,125)   $   47,080
                                      ======     ==========    ==========   ==========    ==========     ==========    ==========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             For the Years Ended December 31, 1999, 1998 and 1997


                                                                                 Year Ended December 31,
                                                                     -----------------------------------------------
                                                                          1999            1998            1997
                                                                     --------------- --------------- ---------------
                                                                                  (in thousands)
Cash Flows from Operating Activities:
  Net income......................................................       $     2,915     $     3,010     $     2,145
                                                                         -----------     -----------     -----------
  Adjustments to Reconcile Net Income to Net Cash Provided by
    Operating Activities:
  Depreciation and amortization...................................               498             508             473
  Amortization of deferred compensation...........................               233             150              99
  Provision for loan losses.......................................             1,208             362            (603)
  Gain on sales of securities.....................................               (56)            (40)             --
  Increase (Decrease) in deferred loan fees.......................                51             348              86
  Increase (Decrease) in deferred income taxes....................            (2,514)           (291)           (440)
  Increase (Decrease) in accrued interest receivable..............              (606)           (683)           (146)
  Increase (Decrease) in accrued interest payable.................              (324)            268              61
  Increase (Decrease) in other assets.............................               (56)             70              77
  Increase in other liabilities...................................             1,808             570             415
                                                                         -----------     -----------     -----------
     Total adjustments............................................               241           1,262           1,227
                                                                         -----------     -----------     -----------
     Net cash provided by operating activities....................             3,156           4,272           3,372
                                                                         -----------     -----------     -----------

Cash Flows from Investing Activities:
  Proceeds from maturities, pay downs, and sales of securities....       $    55,930     $    85,391     $    11,255
  Purchase of securities available-for-sale.......................           (14,725)       (136,661)        (31,888)
  Net loan principal advanced.....................................          (115,646)        (63,820)        (47,240)
  Bank premises and equipment expenditures........................              (939)           (191)           (659)
  Towne Square acquisition........................................             1,300              --              --
                                                                         -----------     -----------     -----------
     Net cash provided by (used in) investing activities..........           (74,080)       (115,281)        (68,532)
                                                                         -----------     -----------     -----------

Cash Flows from Financing Activities:
  Net increase in total deposits..................................       $    88,098     $    79,220     $    63,202
  Net (decrease) increase in funds borrowed.......................            (5,000)         20,000          (3,000)
  Issuance of common stock........................................            16,898           1,361           2,348
  Dividends paid..................................................              (403)           (263)           (217)
                                                                         -----------     -----------     -----------
     Net cash provided by financing activities....................            99,593         100,318          62,333
                                                                         -----------     -----------     -----------


Net Increase (Decrease) in Cash and Cash Equivalents..............            28,669         (10,692)         (2,827)
Cash and Cash Equivalents at Beginning of Year....................            15,514          26,206          29,033
                                                                         -----------     -----------     -----------
Cash and Cash Equivalents at End of Year/ Period..................       $    44,183     $    15,514     $    26,206
                                                                         ===========     ===========     ===========

Cash Paid During Year for:
  Interest........................................................       $    16,929     $    13,044     $    10,004
  Income taxes....................................................       $     2,280     $     1,827     $     1,563

Non-Cash Transactions:
  Loan (repayment) to executive officer for purchase of common
    stock.........................................................       $        175    $       950     $        --
  Issuance of stock to purchase Towne Square......................       $      1,300    $        --     $        --

     The accompanying notes to consolidated financial statements are an integral part of these statements.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY
              NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

a.   Nature of Operations

     The Company was incorporated under the laws of the State of Delaware on November 7, 1989. The Company is a bank holding company with one bank subsidiary, The PrivateBank and Trust Company, which was formed as a de novo, or start up bank, on February 6, 1991. PrivateBank provides private banking and trust services primarily to affluent individuals professionals, entrepreneurs and their business interests. PrivateBank focuses on the personal financial services needs of its clients as well as the banking needs of its clients' various business and investment interests.

b.   Consolidation

     The consolidated financial statements of the Company and Subsidiary include the accounts of the Company and its wholly owned subsidiary, The PrivateBank and Trust Company (the "Bank"). Significant intercompany accounts and transactions have been eliminated in the preparation of these statements.

c.   Statement of Cash Flows

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and other short-term investments. Generally, federal funds are sold for one-day periods, but not longer than 30 days. Short-term investments mature in less than 30 days.

d.   Securities

     Securities for which management has the intent and ability to hold to maturity are reported at cost, adjusted for amortization of premium and accretion of discount. Securities available for sale are reported at fair value, with unrealized gains and losses and applicable income taxes reported as other comprehensive income in a separate component of stockholders' equity. At December 31, 1999 and 1998, all securities held were classified as available for sale.

     Premium and discount on securities are included in interest income on securities over the period from acquisition to maturity or earlier call date using the straight-line method, the results of which are not materially different from those obtained using the level-yield method. The specific identification method is used to record gains and losses on security transactions.

e.   Loans

     Loans are generally reported at the principal amount outstanding, net of unearned income. Loans originated and intended for sale in the secondary market are classified as held for sale and reported at the lower of cost or market value.

     Loan origination and commitment fees, offset by certain direct loan origination costs, are being deferred and the net amount amortized as an adjustment of the related loan's yield. The Company is generally amortizing these amounts over the contractual life of the related loans.

     Loans are placed on nonaccrual status when, in the opinion of management, there are doubts as to the collectability of interest or principal, or when principal or interest is past due 90 days or more and the loan is not well secured and in the process of collection. All loans classified as nonaccrual are considered to be impaired. Any shortfall in the estimated value of an impaired loan compared with the recorded investment of the loan is identified as an allocated portion of the allowance for loan losses and is one of the factors considered by management in its

                      PRIVATEBANCORP, INC. AND SUBSIDIARY
         NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS--Continued

overall assessment of the adequacy of the allowance for loan losses. Interest previously accrued but not collected is reversed and charged against interest income at the time the related loan is placed on nonaccrual status. Interest payments received on impaired loans are recorded as reductions of principal if principal payment is doubtful.

f.   Allowance for Loan Losses

     The allowance for loan losses is determined by management based on factors such as past loan loss experience, known and inherent risks in the loan portfolio, the estimated value of any underlying collateral, prevailing economic conditions and other factors and estimates which are subject to change over time. Management adjusts the allowance for loan losses by recording a provision for loan losses in an amount sufficient to maintain the allowance at a level commensurate with the risks in the loan portfolio. Loans are charged off when deemed to be uncollectible by management.

g.   Bank Premises and Equipment

     Bank premises and equipment are stated at cost less accumulated depreciation and amortization. For financial reporting purposes, depreciation is computed using the straight-line method over the estimated useful lives of the assets.

h.   Income Taxes

     The Company accounts for income taxes under an asset and liability approach pursuant to SFAS No. 109 "Accounting for Income Taxes," with the objective of recognizing the amount of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences that have been recognized in the Company's financial statements or tax returns. The measurement of tax assets and liabilities is based on tax rates in enacted tax laws. Deferred tax assets are reduced, if necessary, by the amount of such benefits that are not expected to be realized based on available evidence.

i. Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

     In June 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Under SFAS No. 125, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. In December 1996, the FASB issued SFAS No. 127 "Deferral of Effective Date of Certain Provisions of FASB Statement No. 125" which delayed the effectiveness of selected provisions of SFAS No. 125 from January 1, 1997 to January 1, 1998. Management adopted SFAS No. 125 on its effective date as of January 1, 1997 and January 1, 1998 as appropriate. Upon adoption of these statements, there was no effect on the Company's reported consolidated financial position and the results of operations.

j.   Earnings per Share

     The Company accounts for and reports earnings per share using a dual presentation of basic and diluted earnings per share. Basic earnings per common share are determined by dividing earnings by the weighted average number of common shares. Dilutive stock options are included as share equivalents using the treasury stock method in determining diluted earnings per share.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY
         NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS--Continued

k.   Comprehensive Income

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components. The statement requires that components of comprehensive income, as defined, be reported in a financial statement that is displayed with the same prominence as other financial statements. Management adopted SFAS No. 130 in 1998 on the effective date, using the statement of changes in stockholders' equity approach. The adoption of this statement had no effect on the Company's reported consolidated financial position and the results of operations. The 1997 consolidated financial statements have been restated to conform to the SFAS No. 130 principles.

l.   Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. Actual results could differ from these estimates.

m.   Reclassifications

     Certain reclassifications have been made to prior periods' consolidated financial statements to place them on a basis comparable with the current period's consolidated financial statements.

n.   New Accounting Pronouncements

     Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise", allows mortgage loans that are securitized to be classified as trading, available for sale, or in certain circumstances, held to maturity. Currently, these must be classified as trading. Since the Company has not securitized loans, this Statement does not impact the Company.

     Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Related Hedging Activities", amended by SFAS No. 137 "Accounting for Derivative Instrument and Hedging Activities--Deferral of the Effective Date of SFAS No. 133--an Amendment of SFAS No. 133," will, on January 1, 2001, require all derivatives to be recorded at fair value in the balance sheet, with changes in fair value recorded in the income statement. If derivatives are documented and effective as hedges, the change in the derivative fair value will be offset by an equal change in the fair value of the hedged item. All hedge ineffectiveness will be recognized immediately in earnings. The Statement may be adopted early at the start of a calendar quarter. The Company does not plan to adopt the Statement early and adoption is not expected to have a material impact since the Company does not have derivative instruments or hedging activity.

NOTE 2 - OPERATING SEGMENTS

     The Company has aligned its operations into three major lines of business:
Private Banking Services, Trust Services and Holding Company Activities. For purposes of making operating decisions and assessing performance, management treats the Bank, the Trust Department and the Holding Company as three operating segments. The Company's major business segments are analyzed on an internal management reporting basis. The Company's investment portfolio is included in total assets of the Bank. The business segments summarized below and in the following tables are primarily managed with a focus on various performance objectives including total assets, total deposits, borrowings, gross loans, total capital and net income. Indirect costs are allocated to the Trust Business from the Bank based on Trust full time equivalent employees as a percentage of total bank employees.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY
         NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS--Continued

Private Banking Services
------------------------

         The Bank, through its downtown Chicago main office as well as five suburban branches and a loan production office located in St. Louis, Missouri, provides personal and commercial banking services primarily to affluent individuals, professionals, entrepreneurs and their business interests. PrivateBank's commercial lending products include lines of credit for working capital, term loans for equipment and letters of credit to support the commitments made by its clients. Non-credit products include lock-box, cash concentration accounts, merchant credit card processing, electronic funds transfer, other cash management products and insurance. PrivateBank offers a full range of lending products including fixed and floating rate permanent and mini-permanent mortgages and construction loans. Personal loans include installment loans and lines of credit, home equity loans and a wide variety of home mortgage loans.

         Individual banking services include interest bearing checking, money market deposit accounts, certificates of deposit, ATM/debit cards and brokerage accounts. Additionally, PrivateBank offers secured and unsecured personal loans and lines of credit. Through PrivateBank's affiliation with Mesirow and Sterling, clients have access to insurance products and securities brokerage services. PrivateBank also offers domestic and international wire transfers and foreign currency exchange.

                                                   Private Banking Services
                                                  --------------------------
                                                   1999      1998      1997
                                                  ------    ------    ------
                                                         (in millions)

               Total assets...................    $518.2    $416.4    $312.2
               Total deposits.................     462.2     365.7     287.5
               Total borrowings...............      15.0      20.0        --
               Total gross loans..............     397.3     282.3     218.7
               Total capital..................      38.3      28.1      22.9
               Net income.....................       4.9       3.4       2.4

Trust Services
--------------

         PrivateBank's trust services include investment management, personal trust and estate services, custodial services, retirement accounts and brokerage and investment services. Investment management professionals work with trust clients to define objectives, goals and strategies of the clients' investment portfolios. PrivateBank assists its clients with the selection of an investment manager. Trust and estate account administrators work with clients and their attorneys to establish estate plans. Consistent with the PrivateBank approach, Trust Services emphasizes a high level of personal service, including prompt collection and reinvestment of interest and dividend income, daily valuation of equities, tracking of tax information, customized reporting and ease of security settlement.

                                                            Trust Services
                                                         --------------------
                                                         1999    1998    1997
                                                         ----    ----    ----
                                                             (in millions)

               Trust assets under administration.....   $730.0  $611.6  $470.0
               Net income (loss).....................      0.1    (0.2)   (0.2)

Holding Company Activities
--------------------------

         Holding Company Activities consist of parent company only matters. The holding company's most significant asset represents its net investment in PrivateBank. Holding Company Activities are reflected primarily in operating expenses. Recurring holding company operating expenses consist of amortization of restricted stock

                      PRIVATEBANCORP, INC. AND SUBSIDIARY
         NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS--Continued

awards, other salary expense and miscellaneous professional fees. During 1999, Holding Company Activities reflect the Towne Square Financial Corporation acquisition charge of $1.3 million.


                                                  Holding Company Activities
                                                  --------------------------
                                                   1999       1998      1997
                                                  -----      -----     -----
                                                        (in millions)

               Total assets..................     $47.1      $29.3     $24.7
               Total capital.................      47.1       29.3      24.7
               Net loss......................      (2.1)      (0.2)     (0.1)

         The following table identifies the significant differences between the sum of the reportable segments and the reported consolidated results for total assets:

                                                            Total Assets
                                                         ------------------
                                                          1999        1998
                                                         ------      ------
                                                           (in millions)

               Sum of reportable segments...........     $565.3      $445.7
               Adjustments..........................      (46.6)      (29.4)
                                                         ------      ------
               Consolidated PrivateBancorp, Inc.....     $518.7      $416.3
                                                         ======      ======

         The adjustments to total assets presented in the table above represent the elimination of the net investment in PrivateBank in consolidation, the elimination of the Company's cash that is maintained in an account at PrivateBank, the reclassification of the unearned discount of loans and the reclassification related to deferred taxes.

NOTE 3 - EARNINGS PER SHARE

         The following table shows the computation of basic and diluted earnings per share (in thousands except per share data):


                                                                                        Weighted
                                                                       Income        Average Shares       Per Share
                                                                    (Numerator)       (Denominator)         Amount
                                                                    -----------       -------------       ---------
Year Ended December 31, 1999
   Basic Earnings Per Share -
      Income available to common stockholders..............           $2,915             $3,988             $.73
                                                                                                            ====
   Effect of Dilutive Stock Options........................               --                242
                                                                      ------             ------
   Diluted Earnings Per Share -
      Income available to common stockholders..............           $2,915             $4,230             $.69
                                                                      ======             ======             ====

Year Ended December 31, 1998
   Basic Earnings Per Share -
      Income available to common stockholders..............           $3,010             $3,313             $.91
                                                                                                            ====
   Effect of Dilutive Stock Options........................               --                202
                                                                      ------             ------
   Diluted Earnings Per Share -
      Income available to common stockholders..............           $3,010             $3,515             $.86
                                                                      ======             ======             ====

Year Ended December 31, 1997
   Basic Earnings Per Share -
      Income available to common stockholders..............           $2,145             $3,125             $.69
                                                                                                            ====

                      PRIVATEBANCORP, INC. AND SUBSIDIARY
         NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS--Continued

     Effect of Dilutive Stock Options.........................              --             161
                                                                       -------          ------
     Diluted Earnings Per Share -
      Income available to common stockholders.................          $2,145          $3,286          $.65
                                                                       =======          ======          ====

         The year to date earnings per share calculation as of December 31, 1999 does not equal the sum of the individual quarter earnings per share amounts. Based upon the application of FASB Statement No. 128, "Earnings per Share," a difference arises that is attributable to the impact of the Company's initial public offering which closed in July, 1999, and the acquisition of Towne Square Financial Corporation during the third quarter 1999.

         The 1999 diluted earnings per share calculation excludes 179,740 option shares which were granted in 1999 and 1998, as the options are anti-dilutive. The exercise prices for the 1999 and 1998 stock option grants are $18.00 and $17.19, respectively.

NOTE 4 - SECURITIES

         The amortized cost and the estimated fair value of securities as of December 31, 1999 and December 31, 1998, were as follows (in thousands):

                                                        Investment Securities - Available for Sale
                                                 -----------------------------------------------------------
                                                                     December 31, 1999
                                                 -----------------------------------------------------------
                                                                    Gross         Gross        Estimated
                                                    Amortized    Unrealized    Unrealized         Fair
                                                      Cost          Gains        Losses           Value
                                                 -------------   ----------    ----------      -------------
     U.S. Government Agency Obligations.........    $26,695          $ --       $  (708)          $25,987
     Municipals.................................     37,116             9        (3,511)           33,614
     Other/(1)/.................................     11,933            --          (400)           11,533
                                                   --------          ----      ---------         --------
                                                    $75,744          $  9       $(4,619)          $71,134
                                                   ========          ====      =========         ========

                                                             Investment Securities - Available for Sale
                                                  --------------------------------------------------------
                                                                      December 31, 1998
                                                  --------------------------------------------------------
                                                                     Gross         Gross        Estimated
                                                     Amortized    Unrealized    Unrealized        Fair
                                                       Cost          Gains        Losses          Value
                                                  -------------  ------------  -------------  ------------
     U.S. Treasury..........................       $  6,021          $ 73         $  --        $  6,094
     U.S. Government Agency Obligations.....         61,358           118           (61)         61,415
     Municipals.............................         37,709           227          (132)         37,804
     Other/1)/..............................         11,558            20            --          11,578
                                                  -------------      ----         ------      ---------
                                                   $116,646          $438         $(193)       $116,891
                                                  =============      ====         ======      =========


/(1)/ Represents corporate and equity securities.

         The amortized cost and estimated fair value of securities at December 31, 1999, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because obligors may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    Amortized        Estimated
                                                      Cost           Fair Value
                                                    ---------        ----------
     Due within one year..................       $       71       $       71

                      PRIVATEBANCORP, INC. AND SUBSIDIARY
         NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS--Continued





     Due after one year through five years..          1,631            1,639
     Due after five years through ten years.          8,462            8,004
     Due after ten years....................         63,843           59,683
     Equity securities......................          1,737            1,737
                                                    -------          -------
                                                    $75,744          $71,134
                                                    =======          =======

         During 1999 and 1998, securities were sold for total proceeds of $8,827,770 and 13,886,279, resulting in net gains of $56,926 and $39,894 respectively. No securities were sold in 1997.

         At December 31, 1999, securities carried at $35.8 million were pledged to secure public and trust deposits and for other purposes as required or permitted by law.

         Equity securities consist of Federal Home Loan Bank of Chicago capital stock and Neighborhood Housing Services certificates. During 1999, the Company invested $105,000 in a small business investment company ("SBIC"). This investment qualifies for CRA credit. These securities do not have a readily determinable fair value for purposes of SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities," since their ownership is restricted and they lack a market. Accordingly, such securities are carried at an amount equal to cost.

         In the opinion of management, there were no investments in securities at December 31, 1999, which constituted an unusual credit risk for the Company.

         Change in fair value of securities available for sale is presented on a net basis on the Consolidated Statement of Changes in Stockholders' Equity. The following table discloses the changes in other comprehensive income as of December 31, 1999 and 1998 on a gross basis (in thousands):


                                                                                      December 31, 1999
                                                                  --------------------------------------------------
                                                                          Before           Tax
                                                                           Tax          (Benefit)     Net of Tax
                                                                          Amount         Expense        Amount
                                                                  -----------------  --------------  ---------------
     Unrealized (losses) on securities available for sale--
     Unrealized holding losses..................................          ($4,713)        ($1,786)      ($2,927)
     Less:  reclassification adjustment for gain included in
       net income...............................................               57              22            35
                                                                          --------        --------       --------
     Net unrealized (losses)....................................          ($4,770)        ($1,808)      ($2,962)
                                                                          ========        ========       ========




                                                                                      December 31, 1999
                                                                  --------------------------------------------------
                                                                          Before           Tax
                                                                           Tax          (Benefit)     Net of Tax
                                                                          Amount         Expense        Amount
                                                                  -----------------  --------------  ---------------
     Unrealized gains on securities available for sale--
     Unrealized holding gains...................................          $237             $92           $145
     Less:  reclassification adjustment for gain included in
      net income................................................            40              16             24
                                                                         -----             ---          -----
     Net unrealized (gains).....................................          $197             $76           $121
                                                                         =====             ===          =====

                      PRIVATEBANCORP, INC. AND SUBSIDIARY
         NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS--Continued




NOTE 5-LOANS

       Amounts outstanding by selected loan categories at December 31, 1999 and 1998, were as follows (in thousands):

                                                      1999            1998
                                                      ----            ----
                Real estate--
                 Residential................      $  71,332       $  47,746
                 Commercial.................        146,368          94,393
                 Construction...............         29,018          22,408
               Commercial...................         67,026          46,800
               Personal.....................         81,893          64,194
               Held for sale................          1,640           6,424
                                                -----------     -----------
                                                   $397,277        $281,965
                                                ===========     ===========


         Loans held for sale are residential real estate loans intended to be sold in the secondary market. Under the Bank's sales program, such loans are sold at face value. No lower-of-cost-or-market adjustments were required at December 31, 1999 or 1998.

         As of December 31, 1999, $600,367 of loans were designated as nonaccrual loans. There were no loans on which the accrual of interest has been discontinued (impaired loans) at December 31, 1998 or at any time during 1998. The average balance of impaired loans and the related amount of interest income recognized while such loans were impaired amounted to $260,585 and $0 in 1999 and $2,272 and $0 in 1998.

NOTE 6 - ALLOWANCE FOR LOAN LOSSES

         The changes in the allowance for loan losses for the three years ended December 31 were as follows (in thousands):

                                              1999         1998         1997
                                              ----         ----         ----

      Beginning balance..............       $3,410       $3,050       $2,450
      Loans charged off  ............         (108)          (2)          (3)
      Provision for loan losses......        1,208          362          603
                                           -------     --------     --------
      Ending balance.................       $4,510       $3,410       $3,050
                                           =======     ========     ========

NOTE 7 - PREMISES AND EQUIPMENT

         Bank premises and equipment at December 31, 1999 and 1998, consisted of the following (in thousands):

                                                      1999         1998
                                                      ----         ----

      Furniture, fixtures and equipment.......       $2,817       $2,408
      Leasehold improvements..................        1,874        1,345
                                                     -------      -------
                                                      4,691        3,753
      Accumulated depreciation and

         amortization.........................        2,663        2,165
                                                     -------      -------
                                                     $2,028       $1,588
                                                     =======      =======

         Included in occupancy expense in the consolidated statements of income is depreciation and amortization expense of $498,115, $507,853 and $472,669 for 1999, 1998 and 1997, respectively.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY
         NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS--Continued


         The Bank leases its main banking facility and branch facilities under noncancellable operating lease agreements. The minimum annual rental commitments under these leases, at December 31, 1999, are as follows:

               2000...........................       $   760,607
               2001...........................           817,072
               2002...........................           739,871
               2003...........................           759,338
               2004...........................           735,124
               2005 and thereafter............         2,390,718
                                                     ------------
                                                     $ 6,202,730
                                                     ============
         Total rent expense included in the consolidated statements of income was $750,973, $635,761 and $601,461 for 1999, 1998, and 1997, respectively.


NOTE 8 - INCOME TAXES

         The components of total income tax provision in the consolidated statements of income for the years ended December 31, 1999, 1998, and 1997 are as follows (in thousands):

                                                                                     1999         1998         1997
                                                                                     ----         ----         ----
                    Income tax provision-
                        Current--
                          Federal............................................      $1,886         $1,759       $1,610
                          State..............................................          --            371           73
                                                                                  -------         ------       ------
                                                                                   $1,886          2,130        1,683
                                                                                  -------         ------       ------
                    Deferred--
                        Federal..............................................        (373)          (255)        (298)
                        State................................................        (256)           (36)        (143)
                                                                                  -------         ------       ------
                                                                                     (629)          (291)        (441)
                                                                                  =======         ======       ======
                          Total..............................................      $1,257         $1,839       $1,242
                                                                                  =======         ======       ======


         The tax effect of fair value adjustments on securities available for sale is recorded directly to other comprehensive income in a separate component of stockholders' equity. The net tax provision (benefit) recorded directly to other comprehensive income amounted to $(1,785,788), $76,523 and $47,698 in 1999, 1998 and 1997, respectively.

         A summary reconciliation of the differences between the total income tax provision (benefit) and the amounts computed at the statutory federal tax rate of 34% for the years ended December 31, 1999, 1998 and 1997 is as follows (in thousands):

                                                                   1999         1998         1997
                                                                   ----         ----         ----
          Income tax provision at statutory federal
               income tax rate.............................       $1,418       $1,649       $1,152
          Increase (decrease) in taxes resulting from:
               Tax exempt income...........................         (608)         (67)          --
               State income taxes..........................         (170)         221            6
               Towne Square Financial Corp.
                  acquisition..............................          442           --           --
               Other.......................................          175           36           84
                                                                  -------    ---------    ---------
                  Total....................................       $1,257       $1,839       $1,242
                                                                  =======    =========    =========

                       PRIVATEBANCORP, INC. AND SUBSIDIARY
         NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS--Continued

         A net deferred tax asset is included in other assets in the consolidated balance sheet as a result of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their related tax bases. The components of the net deferred tax asset as of December 31, 1999 and 1998 are as follows (in thousands):

                                                                                   1999           1998
                                                                                   ----           ----
                     Gross deferred tax assets--
                       Allowance for loan losses............................      $1,650         $1,182
                       Leasehold improvements...............................         294            231
                       Amortization of restricted stock.....................         199            109
                       Unrealized loss (gain) on securities available
                         for sale...........................................       1,786            (95)
                       Other................................................         118            148
                                                                                --------       --------
                                                                                  $4,047         $1,575
                     Gross deferred tax assets..............................       4,047          1,575
                     Gross deferred tax liabilities.........................        (177)          (215)
                                                                                --------       --------
                     Net deferred tax asset.................................      $3,870         $1,360
                                                                                ========       ========

NOTE 9 - FUNDS BORROWED

         As of December 31, 1999, funds borrowed consisted of a $15 million Federal Home Loan Bank term note with an interest rate of 6.03%. The term note matured on January 20, 2000. As of December 31, 1998, funds borrowed consisted of a $20 million Federal Home Loan Bank term note, with an interest rate of 5.20%. The term note matured on January 7, 1999.

NOTE 10 - EMPLOYEE BENEFIT AND INCENTIVE PLANS

a.       Savings and Profit Sharing Plan

         The Bank maintains The PrivateBank and Trust Company Savings and Profit Sharing Plan (the "Plan") pursuant to Section 401(k) of the Internal Revenue Code, whereby eligible employees may contribute a percentage of compensation, but not in excess of the maximum amount allowed under the Code. The Bank can make discretionary contributions to the Plan as determined and approved by the Bank's board of directors. Total discretionary contributions to the Plan amounted to $67,200, $61,462 and $47,001 in 1999, 1998 and 1997, respectively.

b.       Stock Options

         The Company has stock options outstanding under its Stock Incentive Plan, a director stock option program and certain compensation replacement options.

         As in effect as of December 31, 1999, the Stock Incentive Plan allows 673,023 shares to be issued under the Plan either pursuant to the exercise of stock options granted thereunder or as restricted stock awards. The option price may not be less than the fair market value on the date of grant. All options have a term of 10 years. Options other than those granted in 1998 are first exercisable beginning at least two years following the date of grant. Options granted in 1998 are first exercisable five years from the date of grant or up to two years earlier if certain conditions for total stockholder return are met.

         Since 1992, the Company has compensated non-employee directors with annual option grants. The option price of the director options is fair market value on the date of grant, and the exercise period is 10 years from the date of grant.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY
         NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS--Continued

         In 1992, the Company granted compensation replacement options to certain officers of the company who agreed to reduced cash compensation. The option price is the fair market value on the date of grant. The compensation replacement options are exercisable during a 10-year period from the date of grant.

         The following table summarizes the status of the Company's stock option agreements and stock option program as of December 31, 1999 and 1998, and changes during the years then ended:

                                                                       1999                      1998
                                                         ----------------------------  -------------------------
                                                                          Weighted                  Weighted
                                                                          Average                   Average
                                                             Shares    Exercise Price   Shares    Exercise Price
                                                          ------------ --------------   ------    --------------
              Outstanding at beginning of year..........     542,208     $   9.09       543,168     $   7.57
              Granted...................................      99,600        18.00        80,960        17.19
              Exercised.................................      (6,240)        7.35       (81,920)        7.02
              Forfeited.................................        (820)       18.00            --           --
                                                           ---------     --------      --------     --------
              Outstanding at end of year................     634,748     $  10.54       542,208     $   9.09
                                                           =========     ========      ========     ========
              Options exercisable at year-end...........     462,568                    433,808
                                                           =========                   ========
              Weighted average fair value of options
                granted during the year.................   $   18.00                   $  17.19

         The range of exercise prices and weighted average remaining contractual life for stock options outstanding as of December 31, 1999, was $6.25--$18.00 and five years, respectively.

         The Company applies APB Opinion 25 in accounting for stock-based compensation. Accordingly, no compensation expense has been recognized for its stock option program. Had compensation expense for stock options been determined based on the fair value at the grant dates for awards under the stock option program consistent with the method of FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:


                                                                         1999         1998         1997
                                                                         ----         ----         ----
                                                                             (dollars in thousands)
                               Net income--
                                 As reported......................       $2,915       $3,010       $2,145
                                 Pro forma........................        2,590        2,870        1,996
                                                                         ======       ======       ======
                               Basic earnings per share--
                                 As reported......................       $  .73       $  .91       $  .69
                                 Pro forma........................          .65          .87          .64
                               Diluted earnings per share--
                                 As reported......................          .69          .86          .65
                                 Pro forma........................       $  .61       $  .82       $  .61
                                                                         ======       ======       ======

         In determining the fair value of each option grant for purposes of the above pro forma disclosures, the Company used an option pricing model with the following assumptions for grants in 1999 and 1998, respectively: dividend yield of .70% and .60% for 1999 and 1998 respectively; risk-free interest rate of 6.5% and 6.0% for 1999 and 1998, respectively; and expected lives for both years of 10 years for the Stock Incentive Plan options, 10 years for the compensation replacement options and 10 years for the various director options.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY
         NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS--Continued

c.       Restricted Stock

         In 1999 and 1998, the Company issued 26,000 and 13,600 shares, respectively, of restricted stock under the Stock Incentive Plan. These shares had a fair value of $18 and $13.75 per share, respectively, as of the grant date. During 1997, 1,600 restricted shares were forfeited. These shares carry voting and dividend rights. Sale of the shares is restricted prior to vesting. Subject to continued employment, vesting occurs five years from the date of grant. Shares issued under the plan are recorded at their fair market value on the date of grant with a corresponding charge to deferred compensation. The deferred compensation, a component of stockholders' equity, is being amortized as compensation expense on a straight-line basis over the vesting period. Included in salaries and employee benefits in the consolidated statements of income is compensation expense for restricted shares of $233,000, $149,566, and $98,917 for 1999, 1998, and 1997, respectively.

NOTE 11 - RELATED-PARTY TRANSACTIONS

         An analysis of loans made to directors and executive officers of the Company and the Bank follows:

                                 Balance, December 31, 1998.....................        $ 10,743,883
                                   Additions....................................           9,181,200
                                   Collections..................................          (3,863,890)
                                                                                        ------------
                                 Balance, December 31, 1999.....................        $ 16,061,193
                                                                                        ============

         Directors and executive officers of the Company and the Bank were clients of and had transactions with the Bank in the ordinary course of business during the period presented above and additional transactions may be expected in the future. In management's opinion, all outstanding loans, commitments and deposit relationships included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and did not involve more than a normal risk of collectability or other unfavorable features.

         On July 6, 1999, the Company loaned $175,000 to a managing director of PrivateBank, for the purpose of purchasing common stock of the Company in the IPO. The shares purchased serve as collateral for such loan. The loan accrues no interest and is payable upon receipt of certain bonus payments, but not later than December 31, 2000. In June 1998, the Company made a $949,741 loan to the chief executive officer of the Company and PrivateBank, the proceeds of which were put towards the purchase of $1 million of common stock of the Company. The loan has a five-year term but is payable sooner under certain conditions. The loan bears interest at the rate of 5.69% per annum. Provided that the officer remains employed by PrivateBank, the loan agreement calls for forgiveness of 0% up to 100% of the interest based on how many years the loan remains outstanding. The loans are reflected in the consolidated financial statements as a reduction in stockholders' equity.

         The Company is the general partner in a partnership for investment purposes. Through a contractual arrangement, the Bank's trust department maintains the partnership's records and earns an administrative fee from the partnership.

         During 1998, the Bank began offering insurance products to its clients through a strategic alliance with a Chicago-based financial services firm which is a stockholder of the Company. In addition, this financial services firm serves as an insurance agency in coordinating certain insurance coverage for the Company and the Bank during 1999. During 1999, the Bank earned commission revenue of $33,125 for referred business and paid $533,544 in fees to this financial services firm for insurance and related services related to a three-year insurance contract. During 1998, the Bank earned commission revenue of $5,761 for referred business and paid $131,690 in fees to this financial services firm for insurance and related services.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY
         NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS--Continued


         During 1999, 1998 and 1997, the Bank acquired selected furniture with a total cost of $28,402, $2,655 and $71,875, respectively, through related parties.

         The Bank incurred professional fees in 1999, 1998 and 1997 for services provided by one law firm, whose partner is a director of the Company and the Bank.

         In connection with Company's acquisition of Towne Square Financial Corporation, one individual who subsequently became a director of the Company, received 15,278 shares of common stock of the Company as consideration for his 16.667% ownership interest of Towne Square Financial Corporation. The same director is currently a 16.667% owner of Towne Square Realty, LLC, from which the Bank leases approximately 6,700 square feet in a building located in St. Charles, IL. This lease became effective August 1, 1999. In 1999, the Company paid rent in the amount of $44,500 to Towne Square Realty, LLC under such lease.

NOTE 12 - CREDIT-RELATED INSTRUMENTS

         The Company has, through its subsidiary PrivateBank, entered into credit-related instruments with off- balance-sheet risk in the normal course of business to meet the financing needs of its clients. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated financial statements. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed to completely perform as contracted.

         PrivateBank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments, assuming that the amounts are fully advanced and that collateral or other security is of no value. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At December 31, 1999 and 1998, the Bank had the following categories of credit-related financial instruments (at contract amount):

                                                                     1999             1998
                                                                     ----             ----
                      Commitments to extend credit..........      $111,928,927     $97,487,444
                      Standby letters of credit.............        10,452,000      10,147,140

         Commitments to extend credit are agreements to lend to a client as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each client's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

         Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a client to a third party. Those guarantees are primarily issued to support commercial business activities of Bank clients. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to clients. The Bank holds collateral supporting those commitments for which collateral is deemed necessary.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY
         NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS--Continued


NOTE 13 - CONCENTRATIONS OF CREDIT RISK

         Loan concentrations are defined as amounts loaned to a multiple number of borrowers engaged in similar activities, which would cause them to be similarly impacted by economic or other conditions. The Bank grants loans to clients located primarily in the metropolitan Chicago area. There are no other significant concentrations of loans and commitments to make loans other than the categories of loans disclosed in Note 5.

NOTE 14 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following presents the carrying value and estimated fair value of the various classes of financial instruments, all nontrading, held by the Company, through its subsidiary PrivateBank, at December 31, 1999 and 1998. This information is presented solely for compliance with SFAS No. 107 "Disclosures about Fair Value of Financial Instruments," and is subject to change over time based on a variety of factors. Because no active market exists for a significant portion of the financial instruments presented below and the inherent imprecision involved in the estimation process, management does not believe the information presented reflects the amounts that would be received if the Company's assets and liabilities were sold nor does it represent the fair value of the Company as an entity.

         Where possible, the Company has utilized quoted market prices to estimate fair value. Since quoted market prices were not available for a significant portion of the financial instruments, the fair values were approximated using discounted cash flow techniques. Fair value estimates are made at a specific point in time, based on judgments regarding future expected loss experience, current economic conditions, risk conditions, risk characteristics of various financial instruments and other factors. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.


                                                   December 31, 1999                    December 31, 1998
                                             -------------------------------- -------------------------------
                                                             Estimated Fair                   Estimated Fair
                                             Carrying Value       Value       Carrying Value       Value
                                             ---------------  --------------- --------------- ---------------
                                                                       (in thousands)
Assets--
  Cash and cash equivalents........         $  44,183         $  44,183          $  15,514         $  15,514
  Securities.......................            71,134            71,134            116,891           116,891
  Net loans........................           392,767           393,423            278,555           281,548
  Accrued interest receivable......             2,870             2,870              2,264             2,264
Liabilities--
  Deposits with no stated
     maturity......................           274,239           274,239            236,711           236,711
  Time deposits....................           178,853           178,839            128,282           128,506
  Total deposits...................           453,092           453,078            364,994           365,218
Accrued interest payable..........              1,056             1,056                721               721
Funds borrowed....................             15,000            15,000             20,000            20,000

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments. These assumptions were based on subjective estimates of market conditions and perceived risks of the financial instruments at a certain point in time.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY

a.       Cash and Cash Equivalents, Accrued Interest Receivable and Interest
         Payable

         For these short-term instruments, the carrying value approximates fair value because these instruments are short-term in nature and do not present unanticipated credit concerns.

b.       Securities

         For securities held to maturity or available for sale, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments.

c.       Net Loans

         The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's and the industry's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

         Fair value for significant nonaccrual (impaired) loans is based on estimated cash flows which are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

d.       Deposit Liabilities

         The fair value of deposits with no stated maturity, such as non-interest-bearing deposits, interest-bearing deposits, savings and money market deposit accounts, is equal to the amount payable on demand as of year-end. The fair value of certificates of deposit and brokered deposits are based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

e.       Funds Borrowed

         Rates currently available to the Company and the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

f.       Off-Balance Sheet Financial Instruments

         The fair value of off-balance sheet financial instruments, including commitments to extend credit, standby letters of credit and financial guarantees, is insignificant and, therefore, not presented.

NOTE 15 - REGULATORY REQUIREMENTS

         The Bank is subject to federal and state laws, which restrict the payment of dividends to the Company. Based on these restrictions, at January 1, 2000, the Bank could have declared approximately $10,480,106 in dividends without requesting approval of the applicable federal or state regulatory agency.

         The Bank is required to maintain noninterest-bearing cash balances with the Federal Reserve based on the types and amounts of deposits held. During 1999 and 1998, the average balances maintained to meet the requirement were $1,664,741 and $829,000, respectively.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY

         The Company and the Bank are subject to various regulatory capital requirements as established by the applicable federal or state banking regulatory authorities. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items. The quantitative measures for capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk weighted assets and of Tier 1 capital to average assets (leverage). The Company's and the Bank's capital components, classification, risk weightings and other factors are also subject to qualitative judgments by regulators. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a material effect on the Company's financial statements. Management believes that as of December 31, 1999, the Company and the Bank meet all minimum capital adequacy requirements to which they are subject.

         The most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action and management believes that no events or changes in conditions have occurred subsequent to such notification to change the Bank's category.

         The following table presents selected capital information for the Company (Consolidated) and the Bank as of December 31, 1999 and 1998 (dollars in thousands):

                                                                                                      To Be Well
                                                                              For Capital          Capitalized Under
                                                                               Adequacy            Prompt Corrective
                                                      Actual                   Purposes            Action Provisions
                                             -------------------------  -----------------------  -----------------------
                                                 Amount       Ratio        Amount      Ratio        Amount      Ratio
                                             ------------- -----------  ----------- -----------  ----------- -----------
As of December 31, 1999--
 Total risk- based capital--
    Consolidated........................          $56,286      13.96%     $32,260      8.00%
    PrivateBank.........................           45,578      11.32       32,208      8.00      $40,260     10.00%
 Tier 1 risk-based capital--
    Consolidated........................           51,776      12.84       16,130      4.00
    PrivateBank.........................           41,068      10.20       16,104      4.00       24,156      6.00
 Tier 1 (leverage) capital--
    Consolidated........................           51,776      10.77       19,228      4.00
    PrivateBank.........................           41,068       8.55       19,205      4.00       25,006      5.00

As of December 31, 1998--
 Total risk-based capital--
    Consolidated........................          $34,978      11.53%     $24,274      8.00%
    PrivateBank.........................           31,473      10.41       24,188      8.00      $30,235     10.00%
 Tier 1 risk-based capital--
    Consolidated........................           31,568      10.40       12,137      4.00
    PrivateBank.........................           28,063       9.29       12,094      4.00       18,141      6.00
 Tier 1 (leverage) capital--
    Consolidated........................           31,568       7.88       16,018      4.00
    PrivateBank.........................           28,063       7.27       15,456      4.00       19,320      5.00

                      PRIVATEBANCORP, INC. AND SUBSIDIARY

NOTE 16 - CONTINGENT LIABILITIES

         Because of the nature of its activities, the Company is from time to time involved in legal actions that arise in the normal course of business. In the judgment of management, after consultation with legal counsel, none of the litigation to which the Company or its subsidiary is a party will have a material effect, either individually or in the aggregate, on the consolidated financial position or results of operations.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY
         NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS--Continued

NOTE 17 - PRIVATEBANCORP, INC. (PARENT COMPANY ONLY) CONDENSED FINANCIAL STATEMENTS

                            CONDENSED BALANCE SHEETS

                        As of December 31, 1999 and 1998

                                                                     1999        1998
                                                                     ----        ----
                                                                      (in thousands)
     Assets
     Cash and due from banks--bank subsidiary..................    $  8,213    $    669
     Investment in bank subsidiary.............................      38,256      28,269
     Other assets..............................................         646         353
                                                                   --------    --------
          Total assets.........................................    $ 47,115    $ 29,291
                                                                   ========    ========

     Liabilities and Stockholders' Equity
     Other liabilities.........................................    $     35    $     18
     Total liabilities.........................................          35          18
     Stockholders' equity......................................      47,080      29,274
                                                                   --------    --------
          Total liabilities and stockholders' equity...........    $ 47,115    $ 29,291
                                                                   ========    ========

                        CONDENSED STATEMENTS OF INCOME

             For the Years Ended December 31, 1999, 1998 and 1997

                                                                              1999         1998          1997
                                                                              ----         ----          ----
                                                                                       (in thousands)
     Operating income:
       Interest income--other.........................................      $      --    $      32     $      --
          Total.......................................................             --           32            --
                                                                            ---------    ---------     ---------
     Operating expense:
       Amortization of deferred compensation..........................            233          150            99
       Towne Square Financial Corporation acquisition.................          1,300           --            --
       Other..........................................................          1,014          226            68
                                                                            ---------    ---------     ---------
          Total.......................................................          2,547          376           167
                                                                            ---------    ---------     ---------
          (Loss) before income taxes and equity in undistributed net
             income of bank subsidiary................................         (2,547)        (344)         (167)
     Income tax (benefit)                                                        (457)        (134)          (57)
                                                                            ---------    ---------     ---------
          (Loss) before equity in undistributed net income of bank
             subsidiary...............................................         (2,090)        (210)         (110)
                                                                            ---------    ---------     ---------
     Equity in undistributed net income of bank subsidiary                      5,005        3,220         2,255
                                                                            ---------    ---------     ---------
          Net income..................................................      $   2,915    $   3,010     $   2,145
                                                                            =========    =========     =========

          The Parent Company Only Statements of Changes in Stockholders' Equity are the same as the Consolidated Statements of Changes in Stockholders' Equity.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY
         NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS--Continued

                      CONDENSED STATEMENTS OF CASH FLOWS
             For the Years Ended December 31, 1999, 1998 and 1997

                                                                                 1999          1998           1997
                                                                                 ----          ----           ----
                                                                                          (in thousands)
Cash flows from operating activities:
  Net income.............................................................    $    2,915    $    3,010     $    2,145
                                                                             ----------    ----------     ----------
  Adjustments to reconcile net income to net cash provided by operating activities--
     Equity in net income of bank subsidiary.............................        (5,005)       (3,220)        (2,255)
     Amortization of deferred compensation...............................           233           150             99
     Increase in other assets............................................          (236)         (135)           (58)
     Decrease (increase) in other liabilities............................          (158)           --             50
                                                                             ----------    ----------     ----------
        Total adjustments................................................        (5,166)       (3,205)        (2,165)
                                                                             ----------    ----------     ----------
        Net cash (used in) operating activities..........................        (2,251)         (195)           (19)
                                                                             ----------    ----------     ----------
Cash flows from investing activities:
  Net (increase) in capital investments in bank subsidiary...............        (8,000)       (2,000)        (2,000)
  Purchase of Towne Square Financial Corporation.........................         1,300            --             --
                                                                             ----------    ----------     ----------
  Net cash (used in) investing activities................................        (6,700)       (2,000)        (2,000)
                                                                             ----------    ----------     ----------
Cash flows from financing activities:
  Issuance of common stock...............................................        16,898         1,361          2,348
  Dividends paid.........................................................          (403)         (263)          (217)
                                                                             ----------    ----------     ----------
     Net cash provided by financing activities...........................        16,495         1,098          2,131
                                                                             ----------    ----------     ----------
Net increase (decrease) in cash and cash equivalents.....................         7,544        (1,097)           111
Cash and cash equivalents at beginning of year...........................           669         1,766          1,655
                                                                             ----------    ----------     ----------
Cash and cash equivalents at end of year.................................    $    8,213    $      669     $    1,766
                                                                             ==========    ==========     ==========
Other cash flow disclosures:
  Income taxes paid......................................................    $    2,623    $    1,827     $    1,563
                                                                             ==========    ==========     ==========
Non-cash transactions:
  Loan to executive officer for purchase of common stock.................    $      175    $      950     $       --
  Issuance of stock to purchase Towne Square Financial Corporation.......    $    1,300    $       --     $       --

NOTE 18 - CAPITAL TRANSACTIONS

         During the third quarter of 1999, the Company completed its initial public offering of 1,035,000 shares. The initial public offering price was $18.00 per share, and the Company received aggregate net proceeds of approximately $16.7 million after deducting underwriting commissions and offering expenses and including the underwriters' over-allotment shares.

         During March and April, 1999, the Company's board of directors and stockholders approved an increase in the number of authorized shares to 12,000,000 shares of common stock and 1,000,000 shares of preferred stock. The board also approved a change in the per share stated value of the common stock from $2.50 to $1.00 per share. Such change in authorized shares and change in stated value became effective prior to the effectiveness of the registration statement relating to the Company's initial public offering. On June 24, 1999, to effect a two-for-one stock split, the Company's board of directors declared a one-for-one stock dividend on its common stock payable on June 28, 1999 to stockholders of record as of the close of business on June 25, 1999. All references to number of shares, per share amounts and stock option data in the consolidated financial statements have been adjusted to reflect the stock split on a retroactive basis.

                      PRIVATEBANCORP, INC. AND SUBSIDIARY
         NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS--Continued

NOTE 19 - ACQUISITIONS

         The Company completed its acquisition of Towne Square Financial Corporation (a company in the process of forming a de novo bank) on August 3, 1999, in a stock for stock transaction. At closing, the Company issued 91,668 shares of common stock and recorded a one-time $1.3 million charge that is non-deductible for tax purposes.

         On November 18, 1999, the Company announced that it had filed an application to charter a federal savings bank, to be known as The PrivateBank (St. Louis). Pending regulatory approval of this new subsidiary, the Bank has opened a loan production office in St. Louis in order to develop credit business.

NOTE 20 - SUBSEQUENT EVENTS

         On February 11, 2000, the Company completed its acquisition of Johnson Bank Illinois, a unit of Johnson International, Inc., Racine, Wisconsin. At January 31, 2000, Johnson Bank Illinois had total assets of approximately $113 million and total deposits of approximately $77 million. The purchase price was $20 million. $15 million was paid in cash and the remainder was paid in the form of a LIBOR-based, floating rate subordinated note issued to Johnson International in the principal amount of $5 million. The interest rate on the subordinated note is set each quarter based on the 90-day LIBOR rate. The note is payable in full on or before February 11, 2007, and provides for certain rate escalation beginning after two years.

         The cash portion of the purchase price was funded $7.5 million out of the remaining proceeds of the Company's initial public offering and $7.5 million from the borrowings under a new, two-year, $18 million revolving credit facility entered into at closing with a commercial bank. The interest rate on borrowings under this revolving line is based on, at the borrower's option, either the lender's prime rate or a Eurodollar-based rate. The initial rate of interest on the subordinated note is 6.60% and on the bank borrowings is 7.20%.

         At closing, Johnson Bank Illinois was merged into the Bank. The two acquired offices, located on Chicago's North Shore in Lake Forest and Winnetka, became additional offices of the Bank. With the completion of the acquisition, the Bank now operates six banking offices in the greater Chicago area.

         The Company has recorded approximately $12.2 million in intangible assets and goodwill in connection with the acquisition. The intangible assets and the goodwill will be amortized over an estimated useful life ranging between 5 and 15 years. The allocation of the purchase price is based on preliminary estimates of fair values, pending the completion of the Johnson Bank Illinois acquisition audit and the completion of the purchase accounting entries. The allocation may change, as the preliminary estimates of fair value are not yet final.

================================================================================

                               TABLE OF CONTENTS

                                                                             Page
                                                                             ----
Prospectus Summary..........................................................    1
Summary Consolidated Financial Data.........................................    7
Risk Factors................................................................    9
Special Note Regarding Forward-Looking Statements...........................   16
Use of Proceeds.............................................................   17
Capitalization..............................................................   18
Accounting and Regulatory Treatment.........................................   19
Selected Consolidated Financial Data........................................   20
Management's Discussion and Analysis of Financial Condition and Results of
     Operations.............................................................   22
Quantitative and Qualitative Disclosures About Market Risk..................   45
Business....................................................................   49
Management..................................................................   61
Transactions with Related Persons...........................................   68
Principal Stockholders......................................................   70
Supervision and Regulation..................................................   71
Description of the Trust....................................................   78
Description of the Preferred Securities.....................................   79
Description of the Debentures...............................................   91
Book-Entry Issuance.........................................................   99
Description of the Guarantee................................................  101
Relationship among the Preferred Securities, the Debentures and the
     Guarantee..............................................................  103
Material Federal Income Tax Consequences....................................  104
ERISA Considerations........................................................  108
Underwriting................................................................  109
Legal Matters...............................................................  111
Experts.....................................................................  111
Where You Can Get More Information..........................................  111
Index to Consolidated Financial Statements..................................  F-1

 .    You should only rely on the information contained or incorporated by reference in this prospectus. We have not, and our underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

 .    We are not, and our underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

 .    You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

 .    This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.


                         1,800,000 Preferred Securities

                                 PRIVATEBANCORP
                                 CAPITAL TRUST I

                               % Cumulative Trust
                              Preferred Securities

                           (Liquidation Amount $10 per
                               Preferred Security)

                     Fully, irrevocably and unconditionally
                     guaranteed on a subordinated basis, as
                        described in this prospectus, by

                              PRIVATEBANCORP, INC.

                               ________________



                                   $18,000,000
                        % Junior Subordinated Debentures
                                       of

                              PRIVATEBANCORP, INC.

                               ________________
                                  Prospectus

                                  _______, 2000

                               ________________


                          Stifel, Nicolaus & Company
                                 Incorporated

                            Legg Mason Wood Walker
                                 Incorporated

================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses, other than the underwriting discount, payable by PrivateBancorp in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee and the NASD and the Nasdaq National Market filing fees.

                                                                     Amount

    SEC registration fee......................................     $  5,000
    NASD filing fee...........................................        2,500
    Nasdaq listing fee........................................       38,750
    Printing expenses.........................................       50,000
    Accounting fees and expenses..............................       20,000
    Legal fees and expenses...................................      160,000
    Blue Sky fees and expenses................................        2,500
    Trustees' fees and expenses...............................       17,500
    Postage and other miscellaneous costs.....................       53,750
                                                                   --------
       Total..................................................     $350,000
                                                                   ========

Item 14.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law grants each corporation organized thereunder the powers to indemnify any individual made party or threatened to be made party to any threatened, pending or completed action, suit or proceeding because the individual is or was a director, officer, employee or agent of the corporation, against actual and reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred with respect to an action, suit or proceeding if the individual acted in good faith, and the individual reasonably believed: (a) that the individual's conduct was in the corporation's best interests; (b) that the individual's conduct was at least not opposed to the corporation's best interests; and (c) in the case of any criminal proceeding, that the individual had no reasonable cause to believe the individual's conduct was unlawful. However, there will be limited or no indemnification for directors, officers, employees or agents adjudged to be liable to the corporation where such individuals are parties to any action by or in the right of the corporation.

         Article Ninth of the Company's Restated Certificate of Incorporation provides as follows:

         NINTH: The Corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The Corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The words "liabilities" and "expenses" shall include, without limitation: liabilities, losses, damages, judgments, fines, penalties, amounts paid in settlement, expenses, attorneys' fees and costs. The indemnification provided by this Article NINTH shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

         The Corporation may purchase and maintain insurance on behalf of any person referred to in the preceding paragraph against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article NINTH or otherwise.

         For purposes of this Article NINTH, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         The provisions of this Article NINTH shall be deemed to be a contract between the Corporation and each director or officer who serves in any such capacity at any time while this Article and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law, if any, are in effect, and any repeal or modification of any such law or of this Article shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

         For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Corporation.

         Article XI of the Amended and Restated By-Laws of the Company provides as follows:

         SECTION 11.1 Third-Party Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including all appeals (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgment, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding; if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or on a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         SECTION 11.2 Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit, including all appeals, by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation. However, no indemnification shall be made in respect of any claim, issue, or matter as to which the person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Corporation unless and only to the extent that the court of common pleas or the court in which the action or suit was brought determines on application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the court of common pleas or other court shall deem proper.

         SECTION 11.3 Rights After Successful Defense. To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in
Section 11.1 or 11.2, above, or in defense of any claim, issue, or matter in that action, suit, or proceeding, he or she shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the action, suit, or proceeding.

         SECTION 11.4 Other Determination of Rights. Unless ordered by a court, any indemnification made under Section 11.1 or 11.2, above, shall be made by the Corporation only as authorized in the specific case on a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 11.1 or 11.2, above. The determination shall be made (a) by a majority vote of a quorum consisting of directors who were not and are not parties to or threatened with the action, suit, or proceeding; (b) if the described quorum is not obtainable or if a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; (c) by the stockholders; or (d) by the court in which the action, suit, or proceeding was brought.

         SECTION 11.5 Advances of Expenses. Expenses of each person seeking indemnification under Section 11.1 or 11.2, above, may be paid by the Corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the board of directors in the specific case, on receipt of an undertaking by or on behalf of the director, trustee, officer, employee, or agent to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the Corporation.

         SECTION 11.6 Nonexclusiveness; Heirs. The indemnification provided by this Article shall not be deemed exclusive of, and shall be in addition to, any other rights to which those seeking indemnification may be entitled as a matter of law or under the Certificate of Incorporation, these By-Laws, any agreement, vote of stockholders, any insurance purchased by the Corporation, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person.

         The effect of the foregoing provisions of the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation and Amended and Restated By-laws would be to permit such indemnification of officers and directors by the Company for liabilities arising under the Securities Act of 1933.

         We have entered into indemnification agreements with our directors and executive officers to indemnify them against certain liabilities. Consistent with the provisions of our Restated Certificate of Incorporation and Amended and Restated By-laws, under the terms of the agreements, we will indemnify our directors and executive officers to the fullest extent permitted under applicable law against all expenses, liabilities and losses incurred in connection with any legal proceeding brought against any of them by reason of their status as directors, officers, employees, agents or fiduciaries of the company. The expenses, liabilities and losses which we are obligated to pay may include judgments, fines and amounts paid in settlement of such legal proceedings by our directors and executive officers so long as they acted in good faith and in a manner which they reasonably believed was in the best interests of the company.

         The Company has purchased $10 million of insurance policies which insure the Company's directors and officers against liability which they may incur as a result of actions taken in such capacities. In addition, the Company maintains trust errors and omissions coverage up to a limit of $10 million.

         The Amended and Restated Trust Agreement will provide for indemnification of the Delaware Trustee and each of the administrative trustees by PrivateBancorp against any loss, damage, claims, liability, penalty or expense of any kind incurred by the trustees in connection with the performance of their duties or powers under the agreement in a manner reasonably believed by the trustee to be within the scope of its authority under the agreement, except that none of these trustees will be so indemnified for any loss, damage or claim incurred by reason of such trustee's gross negligence, bad faith or willful misconduct. Similarly, the agreement provides for indemnification of the Property Trustee except that the Property Trustee is not indemnified from liability for its own negligent action, negligent failure to act or willful misconduct. Under the agreement, PrivateBancorp agrees to advance those expenses incurred by any trustee in defending any such claim, demand, action, suit or proceeding.

         Under its agreement with the Underwriters, the Company has agreed to indemnify the Underwriters against certain civil liabilities under the Securities Act.

Item 15.  Recent Sales of Unregistered Securities

         Since October 1, 1997, we have sold the following unregistered securities:

         In May 1998, the Company issued 72,720 shares of the Company's common stock in a sale to Mr. Mandell, the Company's Chairman of the board, President and Chief Executive Officer, for a total purchase price of $999,900.

         In June 1998, the stockholders of the Company approved an eight-for-one stock split to be distributed in the form of a seven-for-one stock dividend. As a result, 2,892,946 shares of common stock were issued to stockholders of record on June 25, 1998, in reliance on the no-sale theory.

         In June 1998, the Company issued of 13,600 shares of common stock in restricted stock grants to certain key employees pursuant to the Stock Incentive Plan. Such shares are subject to forfeiture under certain circumstances, and will fully vest on June 25, 2003.

         In December 1998, the Company sold 26,000 shares of common stock to a corporation and 20,000 shares of common stock to an individual. The Company received aggregate consideration of $736,000 in connection with these sales.

         In March 1999, the Company issued an aggregate of 20,400 shares of common stock in restricted stock grants to certain key employees pursuant to the Stock Incentive Plan. Such shares are subject to forfeiture under certain circumstances, and will fully vest on March 25, 2004.

         In August 1999, the Company issued 3,000 shares of common stock in a restricted stock grant and granted options to purchase 7,000 shares of common stock to one of its managing directors in connection with its acquisition of Towne Square Financial Corporation.

         From time to time, the Company has granted options to certain employees and directors. From October 1, 1997 until the registration of the Company's common stock under the Securities Exchange Act of 1934, options to purchase an aggregate of 170,350 shares of the Company's common stock were granted pursuant to the Company's Stock Plans and a total of 97,376 shares of the Company's common stock were purchased pursuant to option exercises.

         Except as otherwise noted, each of these sales was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, Regulation D, or Rule 701 of the Securities Act, as transactions by an issuer not involving a public offering, or transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends were affixed to share certificates and instruments issued in such transactions.

Item 16.  Exhibits and Financial Statement Schedules

         (a) The exhibits filed as a part of this Registration Statement are as follows:

               1.1  Form of Underwriting Agreement for Preferred Securities.+

               3.1 Amended and Restated Certificate of Incorporation of PrivateBancorp, Inc./(1)/

               3.2  [Intentionally left blank.]

               3.3  Amended and Restated By-laws of PrivateBancorp, Inc./(1)/

               4.1 Subordinated Note of PrivateBancorp, Inc., dated February 11, 2000, principal amount of $5 million due February 11, 2007, issued to Johnson International, Inc./(3)/

               4.2  Form of Indenture for Junior Subordinated Debentures.*

               4.3 Form of Junior Subordinated Debenture (included as Exhibit A to Exhibit 4.2).*

               4.4  Certificate of Trust of PrivateBancorp Capital Trust I.*

               4.5  Trust Agreement of PrivateBancorp Capital Trust I.*

               4.6 Form of Amended and Restated Trust Agreement of PrivateBancorp Capital Trust I.*

               4.7 Form of Preferred Securities Certificate of PrivateBancorp Capital Trust I (included as Exhibit D to Exhibit 4.6).*

               4.8 Form of Preferred Securities Guarantee Agreement of PrivateBancorp Capital Trust I.*

               4.9 Form of Agreement as to Expenses and Liabilities of PrivateBancorp Capital Trust I (included as Exhibit C to
                    Exhibit 4.6).*

               5.1  Opinion of Vedder, Price, Kaufman & Kammholz re:  legality.*

               5.2  Opinion of Richards, Layton & Finger, P.A.*

               8.1 Opinion of Vedder, Price, Kaufman & Kammholz as to certain tax matters.*

              10.1 Lease Agreement for banking facility located at Ten North Dearborn, Chicago, Illinois dated January 1, 1992, as amended, by and between General American Life Insurance Company as successor-in-interest to LaSalle National Trust, N.A., as successor trustee to LaSalle National Bank, not personally but as Trustee under Trust Agreement dated November 6, 1985 and known as Trust No. 110519 and The PrivateBank and Trust Company./(1)/

              10.2 Lease Agreement for banking facility located at 1603 West
                   Sixteenth Street, Oak Brook, Illinois dated October , 1996 by and between Columbia Lisle Limited Partnership and The PrivateBank and Trust Company./(1)/

              10.3 Lease Agreement for banking facility located at 517 Green Bay
                   Road, Wilmette, Illinois dated as of May 2, 1994 by and between Gunnar H. Hedlund, Doris S. Hedlund, Robert P. Hedlund and Gerald A. Hedlund, LaSalle National Trust, N.A., as successor trustee to LaSalle National Bank, not personally but solely as Trustee under Trust Agreement dated December 28, 1972 and known as Trust No. 45197 and The PrivateBank and Trust Company./(1)/

              10.4 Building Lease by and between Towne Square Realty, L.L.C. and The PrivateBank and Trust Company dated August 6, 1999./(3)/

              10.5 Sublease Agreement for banking facility located at 1401 South Brentwood Blvd., St. Louis, Missouri, dated as of December 13, 1999, by and between Union Planters Bank, National Association, St. Louis Brentwood Associates, L.P. and PrivateBancorp./(4)/

              10.6 Stock Purchase Agreement dated as of May 28, 1998 by and among PrivateBancorp, Inc., Delaware Charter Guarantee and Trust Co., Trustee FBO Ralph B. Mandell, IRA and The Ralph
                    B. Mandell Revocable Trust UTA dated June 5, 1997./(1)/

              10.7 Pledge Agreement dated as of May 28, 1998 by and between the Ralph B. Mandell Revocable Trust UTA dated June 5, 1997 and PrivateBancorp, Inc. (included as Exhibit B to Stock Purchase Agreement filed as Exhibit 10.6)./(1)/

              10.8 PrivateBancorp, Inc. Amended and Restated Stock Incentive Plan (filed as Appendix A to the Company's Proxy Statement for its 2000 Annual Meeting of Stockholders and incorporated herein by reference).


              10.9 Employment Agreement by and between Ralph B. Mandell and PrivateBancorp, Inc. dated July 1, 1999./(1)/

             10.10 Employment Agreement by and between Donald A. Roubitchek and PrivateBancorp, Inc. dated July 1, 1999./(1)/

             10.11 Outsourcing Agreement by and between The PrivateBank and Trust Company and Marshall & Ilsley Corporation, acting through its division M&I Data Services, dated as of April 9, 1999./(1)/

             10.12 Form of Indemnification Agreement by and between PrivateBancorp, Inc. and its directors and executive officers./(1)/

             10.13 Agreement and Plan of Reorganization by and between PrivateBancorp, Inc. and Towne Square Financial Corporation dated as of June 24, 1999./(1)/

             10.14 Stock Purchase Agreement dated as of October 4, 1999 by and among PrivateBancorp, Inc., Johnson International, Inc. and Johnson Bank Illinois./(2)/

             10.15 Loan Agreement dated as of February 11, 2000, between PrivateBancorp, Inc. and LaSalle Bank National Association./(3)/

             10.16 Letter Agreement dated September 26, 2000 by and between PrivateBancorp, Inc., The PrivateBank and Trust Company and Donald A. Roubitchek./(5)/

             10.17 Employment Agreement by and between Richard C. Jensen and PrivateBancorp, Inc. dated as of July 27, 2000.+

              12.1  Calculation of ratios of earnings to fixed charges.*

              21.1  Subsidiaries of the Registrant.*

              23.1  Consent of Arthur Andersen LLP.*

              23.2 Consent of Vedder, Price, Kaufman & Kammholz (included in Exhibits 5.1 and 8.1).*

              23.3 Consent of Richards, Layton & Finger, P.A. (included in opinion filed as Exhibit 5.2).*

              24.1 Powers of Attorney (set forth on signature page to Registration Statement).

              25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Indenture for Junior Subordinated Debentures.*

              25.2 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as property trustee under the Amended and Restated Trust Agreement for PrivateBancorp Capital Trust I.*

              25.3 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Guarantee Agreement relating to PrivateBancorp Capital Trust I.*

-------------------
*    Filed herewith.
+    To be filed by amendment.

(1) Filed as an exhibit to the Company's Form S-1 Registration Statement (File No. 333-77147) and incorporated herein by reference.

(2) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 and incorporated herein by reference.

(3) Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and incorporated herein by reference.

(4) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 and incorporated herein by reference.

(5) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and incorporated herein by reference.

Item 17.  Undertakings

         (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (c)   The undersigned registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on December 22, 2000.


                               PRIVATEBANCORP, INC.


                               By: /s/ Ralph B. Mandell
                                   -------------------------------------------
                                    Ralph B. Mandell, Chairman, President and
                                    Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to the signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on December 22, 2000.

                               PRIVATEBANCORP CAPITAL TRUST I


                               By: PrivateBancorp, Inc.
                                   as Depositor

                               By: /s/ Ralph B. Mandell
                                  --------------------------------------------
                                  Ralph B. Mandell, Chairman, President and
                                  Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ralph B. Mandell and Gary L. Svec and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Name                                  Title                             Date
         ------                                -------                           ------
/s/ Ralph B. Mandell                      Chairman, President,              December 22, 2000
---------------------------------   Chief Executive Officer and Director
    Ralph B. Mandell

/s/ Caren L. Reed                      Vice Chairman and Director           December 22, 2000
---------------------------------
    Caren L. Reed

/s/ Gary L. Svec                         Chief Financial Officer            December 22, 2000
---------------------------------
    Gary L. Svec

                                                                            December 22, 2000
/s/ Lisa M. O'Neill                            Controller
---------------------------------
    Lisa M. O'Neill

/s/ Donald L. Beal                              Director                    December 22, 2000
---------------------------------
    Donald L. Beal

/s/ Naomi T. Borwell                            Director                    December 22, 2000
----------------------------------
    Naomi T. Borwell

                                                Director                    December 22, 2000
-----------------------------------
    William A. Castellano

/s/ Robert F. Coleman
-----------------------------------             Director                    December 22, 2000
    Robert F. Coleman

                                                Director                    December 22, 2000
-----------------------------------
    John E. Gorman

          Name                                  Title                            Date
         ------                                -------                          ------
                                                Director                    December 22, 2000
-----------------------------------
    Alvin J. Gottlieb

                                                Director                    December 22, 2000
-----------------------------------
    James M. Guyette

/s/ Richard C. Jensen
-----------------------------------             Director                    December 22, 2000
    Richard C. Jensen

/s/ Philip M. Kayman                            Director                    December 22, 2000
-----------------------------------
    Philip M. Kayman

                                                Director                    December 22, 2000
-----------------------------------
    William R. Langley

                                                Director                    December 22, 2000
-----------------------------------
    Thomas F. Meagher

/s/ William J. Podl                             Director                    December 22, 2000
-----------------------------------
    William J. Podl

/s/ Michael B. Susman                           Director                    December 22, 2000
-----------------------------------
    Michael B. Susman

                                  EXHIBIT INDEX

Exhibit
-------

    1.1    Form of Underwriting Agreement for Preferred Securities.+

    3.1    Amended and Restated Certificate of Incorporation of
           PrivateBancorp, Inc./(1)/

    3.2    [Intentionally left blank.]

    3.3    Amended and Restated By-laws of PrivateBancorp, Inc./(1)/

    4.1 Subordinated Note of PrivateBancorp, Inc., dated February 11, 2000, principal amount of $5 million due February 11, 2007, issued to Johnson International, Inc./(3)/

    4.2    Form of Indenture for Junior Subordinated Debentures.*

    4.3    Form of Junior Subordinated Debenture
           (included as Exhibit A to Exhibit 4.2).*

    4.4    Certificate of Trust of PrivateBancorp Capital Trust I.*

    4.5    Trust Agreement of PrivateBancorp Capital Trust I.*

    4.6 Form of Amended and Restated Trust Agreement of PrivateBancorp Capital Trust I.*

    4.7 Form of Preferred Securities Certificate of PrivateBancorp Capital Trust I (included as Exhibit D to Exhibit 4.6).*

    4.8 Form of Preferred Securities Guarantee Agreement of PrivateBancorp Capital Trust I.*

    4.9 Form of Agreement as to Expenses and Liabilities of PrivateBancorp Capital Trust I (included as Exhibit C to Exhibit 4.6).*

    5.1    Opinion of Vedder, Price, Kaufman & Kammholz re:  legality.*

    5.2    Opinion of Richards, Layton & Finger, P.A.*

    8.1 Opinion of Vedder, Price, Kaufman & Kammholz as to certain tax matters.*

   10.1 Lease Agreement for banking facility located at Ten North Dearborn, Chicago, Illinois dated January 1, 1992, as amended, by and between General American Life Insurance Company as successor-in-interest to LaSalle National Trust, N.A., as successor trustee to LaSalle National Bank, not personally but as Trustee under Trust Agreement dated November 6, 1985 and known as Trust No. 110519 and The PrivateBank and Trust Company./(1)/

   10.2 Lease Agreement for banking facility located at 1603 West Sixteenth Street, Oak Brook, Illinois dated October , 1996 by and between Columbia Lisle Limited Partnership and The PrivateBank and Trust Company./(1)/

   10.3 Lease Agreement for banking facility located at 517 Green Bay Road, Wilmette, Illinois dated as of May 2, 1994 by and between Gunnar H. Hedlund, Doris S. Hedlund, Robert P. Hedlund and Gerald A. Hedlund, LaSalle National Trust, N.A., as successor trustee to LaSalle National Bank, not personally but solely as Trustee under Trust Agreement dated December 28, 1972 and known as Trust No. 45197 and The PrivateBank and Trust Company./(1)/

Exhibit
-------

    10.4 Building Lease by and between Towne Square Realty, L.L.C. and The PrivateBank and Trust Company dated August 6, 1999./(3)/

    10.5 Sublease Agreement for banking facility located at 1401 South Brentwood Blvd., St. Louis, Missouri, dated as of December 13, 1999, by and between Union Planters Bank, National Association, St. Louis Brentwood Associates, L.P. and PrivateBancorp./(4)/

    10.6 Stock Purchase Agreement dated as of May 28, 1998 by and among PrivateBancorp, Inc., Delaware Charter Guarantee and Trust Co., Trustee FBO Ralph B. Mandell, IRA and The Ralph B. Mandell Revocable Trust UTA dated June 5, 1997./(1)/

    10.7 Pledge Agreement dated as of May 28, 1998 by and between the Ralph B. Mandell Revocable Trust UTA dated June 5, 1997 and PrivateBancorp, Inc. (included as Exhibit B to Stock Purchase Agreement filed as
           Exhibit 10.6)./(1)/

    10.8 PrivateBancorp, Inc. Amended and Restated Stock Incentive Plan (filed as Appendix A to the Company's Proxy Statement for its 2000 Annual Meeting of Stockholders and incorporated herein by reference).

    10.9 Employment Agreement by and between Ralph B. Mandell and PrivateBancorp, Inc. dated July 1, 1999./(1)/


   10.10 Employment Agreement by and between Donald A. Roubitchek and PrivateBancorp, Inc. dated July 1, 1999./(1)/

   10.11 Outsourcing Agreement by and between The PrivateBank and Trust Company and Marshall & Ilsley Corporation, acting through its division M&I Data Services, dated as of April 9, 1999./(1)/

   10.12 Form of Indemnification Agreement by and between PrivateBancorp, Inc. and its directors and executive officers./(1)/

   10.13 Agreement and Plan of Reorganization by and between PrivateBancorp, Inc. and Towne Square Financial Corporation dated as of June 24, 1999./(1)/

   10.14 Stock Purchase Agreement dated as of October 4, 1999 by and among PrivateBancorp, Inc., Johnson International, Inc. and Johnson Bank Illinois./(2)/

   10.15 Loan Agreement dated as of February 11, 2000, between PrivateBancorp, Inc. and LaSalle Bank National Association./(3)/

   10.16 Letter Agreement dated September 26, 2000 by and between PrivateBancorp, Inc., The PrivateBank and Trust Company and Donald A. Roubitchek./(5)/

   10.17 Employment Agreement by and between Richard C. Jensen and PrivateBancorp, Inc. dated as of July 27, 2000.+

    12.1   Calculation of ratios of earnings to fixed charges.*

    21.1   Subsidiaries of the Registrant.*

    23.1   Consent of Arthur Andersen LLP.*

    23.2   Consent of Vedder, Price, Kaufman & Kammholz (included in Exhibits
           5.1 and 8.1).*

    23.3 Consent of Richards, Layton & Finger, P.A. (included in opinion filed as Exhibit 5.2).*

Exhibit
-------

   24.1 Powers of Attorney (set forth on signature page to Registration Statement).

   25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Indenture for Junior Subordinated Debentures.*

   25.2 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as property trustee under the Amended and Restated Trust Agreement for PrivateBancorp Capital Trust I.*

   25.3 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Guarantee Agreement relating to PrivateBancorp Capital Trust I.*

----------------
*   Filed herewith.
+   To be filed by amendment.

(1) Filed as an exhibit to the Company's Form S-1 Registration Statement (File No. 333-77147) and incorporated herein by reference.

(2) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 and incorporated herein by reference.

(3) Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and incorporated herein by reference.

(4) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 and incorporated herein by reference.

(5) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and incorporated herein by reference.